UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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XPO, INC.
(Name of Registrant as Specified In Its Charter)

N/A
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

XPO, INC.
Five American Lane
Greenwich, Connecticut 06831
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2023
To the Stockholders of XPO, Inc.:
Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of XPO, Inc. (“XPO” or the “company”) will be held on Wednesday, May 17, 2023 at 10:00 a.m. Eastern Time. The meeting will be conducted exclusively as a live webcast. You can access the meeting at meetnow.global/MU5KPDC with your control number.
The Annual Meeting shall be held for the following purposes summarized below, and more fully described in the Proxy Statement accompanying this notice:
■
To elect nine (9) members of our Board of Directors for a term to expire at the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

■
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;

■
To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”), as disclosed in the Proxy Statement; and

■
To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock, par value $0.001 per share, as of the close of business on March 31, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. A complete list of registered stockholders will be available under the “Documents” tab on the top right corner of your screen during the meeting after entering the control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker.
Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.
By order of the Board of Directors,
Brad Jacobs
Executive Chairman
Greenwich, Connecticut
April 20, 2023
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 17, 2023:
The Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2022 are available at www.edocumentview.com/XPO.
© 2023 XPO, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 17, 2023:
This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2022 are available at www.edocumentview.com/XPO.
© 2023 XPO, Inc.

PROXY STATEMENT SUMMARY
This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of XPO, Inc. (“XPO” or the “company”) in connection with our 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
2023 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement and form of proxy are first being mailed on or about April 20, 2023 to our stockholders of record as of the close of business on March 31, 2023 (the “Record Date”).
Date and Time	Place	Record Date
Wednesday, May 17, 2023 at 10:00 a.m. Eastern Time	Virtual Meeting Site: meetnow.global/MU5KPDC	You can vote if you were a stockholder of record as of the close of business on March 31, 2023
Admission: The Annual Meeting will be conducted exclusively as a live webcast. You can access the Annual Meeting at meetnow.global/MU5KPDC. You will need to provide the control number on your proxy card in order to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Thursday, May 11, 2023. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to meetnow.global/MU5KPDC and enter your control number.
VOTING MATTERS AND BOARD RECOMMENDATIONS
The Board is not aware of any matter that will be presented for a vote at the Annual Meeting other than those shown below.
	Board Vote Recommendation	Page Reference (for more detail)
PROPOSAL 1: Election of Directors
To elect nine (9) members of our Board of Directors for a term to expire at the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
	FOR each Director Nominee	12-25, 78
PROPOSAL 2: Ratification of the Appointment of our Independent Public Accounting Firm
To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2023.
	FOR	72-73, 79
PROPOSAL 3: Advisory Vote to Approve Executive Compensation To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement.	FOR	80
ABOUT XPO
XPO is one of the largest providers of asset-based less-than-truckload (LTL) transportation in North America, with proprietary technology that moves goods efficiently through its network. We help companies to de-risk their supply chains by moving their goods using cutting-edge technology. Together with our business in Europe, XPO serves approximately 48,000 customers with 554 locations and 38,000 employees.
In our LTL business, shippers value our national network of professional drivers and owned trucks and terminals. Our LTL coverage in North America extends to every US state, including Alaska and Hawaii, and 99% of all postal codes. The proprietary technology backbone we developed for LTL helps us deliver freight on time and damage-free, while continuously improving network efficiency and generating real-time business intelligence for our customers.
Over the last two years, in order to continue unlocking stockholder value, XPO spun out its contract logistics and truck-brokerage businesses into two new publicly-traded companies, GXO Logistics (“GXO”) and RXO. This transformation positioned XPO on a decisive path to deliver world-class results as the industry’s leading innovator of LTL operations.
Today, XPO is on the radar of every industry that requires freight transportation. We’re proud that we prioritized technology from our first days in business a decade ago, because our innovations are creating better ways to move goods into the hands of the people who need them.
1	© 2023 XPO, Inc.

LEADERSHIP TEAM UPDATE
In August 2022, we announced that Mario Harik will succeed Brad Jacobs as chief executive officer (“CEO”) of XPO and join the Board following the spin-off of RXO. On November 1, 2022, in conjunction with the completion of the spin-off, Mr. Harik became CEO. Mr. Harik has been instrumental in establishing XPO as a transportation leader during his tenures as chief information officer since 2011, chief customer officer since February 2021, and president of the company’s North American Less-Than-Truckload business since October 2021. As a senior leader of the business, Mr. Harik oversaw the development of proprietary technology that is transforming the company’s network operations, pricing management and customer service. Mr. Harik’s experience as president of the LTL business ideally positions him to succeed Brad Jacobs given XPO’s go-forward strategy to become pure-play LTL transportation provider in North America.
In conjunction with the naming of Mr. Harik as CEO, Mr. Jacobs transitioned to the role of executive chairman in order to help facilitate a smooth leadership transition, as well as provide ongoing expertise related to corporate strategy, strategic relationships, corporate development, human capital management and business investment.
In connection with his transition into the CEO role, Mario Harik embarked on a coordinated process to identify new members for our executive team. The Board and management interviewed internal and external candidates and weighed many factors, including individual expertise, experience and demonstrated leadership. At the culmination of the search, the company was pleased to hire the following individuals:
Carl Anderson Chief Financial Officer (November 2022)	Carolyn Roach Chief Human Resources Officer (January 2023)	Ali Faghri Chief Strategy Officer (January 2023)	Michael Abrahams Chief Communications Officer (January 2023)	Wendy Cassity Chief Legal Officer (March 2023)
RECENT EVENTS — XPO’S TRANFORMATION
XPO’s business has evolved meaningfully in conjunction with the spin-offs of GXO in 2021 and RXO in 2022. As a result of each spin-off, XPO made meaningful changes to its Board composition and executive compensation program to align with the business and retain key talent. Throughout these changes, XPO conducted robust stockholder engagement in order to understand stockholders’ perspectives which informed decisions related to the changes made.
The below graphic provides a timeline of key events in conjunction with our business transformation.

August 2021:
✓
XPO spun off its contract logistics business into a new publicly-traded company, GXO, positioning XPO as a more-focused transportation leader

✓
As a part of the GXO spin-off, four directors departed, and four directors were added to align our Board’s composition with XPO’s post-spin-off strategy

■
New directors included Jason Aiken, Mary Kissel, Allison Landry and Johnny C. Taylor Jr.

✓
Board committees were reconstituted upon the completion of the spin-off and as part of the Board’s annual review of Committee assignments, which included naming an entirely new Compensation Committee consisting of all newly elected directors

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Johnny C. Taylor Jr. named new Compensation Committee chair

March 2022:
✓
XPO divested its intermodal operation

May 2022:
✓
Conducted extensive stockholder engagement with select participation from Compensation Committee members — AnnaMaria DeSalva, Allison Landry and Johnny C. Taylor Jr. — engaging with stockholders representing 55% of shares outstanding

■
Engagements focused on discussing compensation changes the Board approved and understanding stockholder feedback on the program. Engagements also included a discussion on stockholder proposals and other environmental, social and corporate governance (“ESG”) matters

✓
Held 2022 Annual Meeting

2	© 2023 XPO, Inc.

August 2022:
✓
Announced Mario Harik as CEO to succeed Brad Jacobs once the spin-off of RXO was completed

✓
Appointed Brad Jacobs to serve as executive chairman

October 2022:
✓
As a part of the planned RXO spin-off, announced three directors would depart and three directors would be added to the Board effective upon completion of the spin-off, in order to continue to align our Board’s composition with XPO’s post-spin-off strategy

■
New directors included Bella Allaire, Mario Harik and Irene Moshouris

✓
Announced strategic LTL growth plan at XPO’s Investor Day, including plan to achieve 11-13% adjusted EBITDA CAGR for six-year period 2021-2027

✓
Initiated multi-month stockholder engagement with select participation from Compensation Committee members — Allison Landry and Johnny C. Taylor Jr. — culminating in engagement with stockholders representing 44% of shares outstanding

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Engagements focused on understanding stockholder concerns that drove the say-on-pay vote, as well as seeking feedback related to anticipated compensation adjustments as a result of the RXO spin-off

✓
Named Carl Anderson as Chief Financial Officer (“CFO”), effective November 2022

November 2022:
✓
Completed the spin-off of RXO, our tech-enabled brokered transportation services business unit, positioning XPO as the leading pure-play LTL transportation provider in North America

✓
Refreshed Board leadership

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Appointed Johnny C. Taylor, Jr. to serve as lead independent director

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Appointed Allison Landry to serve as Vice Chair and Chair of the Nominating, Governance and Sustainability Committee

✓
Added Irene Moshouris to the Compensation Committee, Nominating, Corporate Governance and Sustainability Committee, and Audit Committee

✓
Added Bella Allaire to the Nominating, Corporate Governance and Sustainability Committee

January 2023:
✓
Named Carolyn Roach as Chief Human Resources Officer, Ali Faghri as Chief Strategy Officer and Michael Abrahams as Chief Communications Officer

✓
Initiated sustainability roadmap efforts to assess and align on ESG priorities for stand-alone XPO, alongside independent ESG consultant

March 2023:
✓
Named Wendy Cassity as Chief Legal Officer

✓
Appointed Wes Frye to XPO’s Board, adding direct LTL operational experience to the Board

April 2023:
✓
Created new Operational Excellence Committee of the Board, focused on overseeing the company’s operational strategy and progress

■
Appointed CEO Mario Harik as Chair and Wes Frye and Allison Landry as members

3	© 2023 XPO, Inc.

2022 PERFORMANCE HIGHLIGHTS
For the full year 2022, under the skilled leadership of our NEOs, we delivered over $1 billion of LTL adjusted EBITDA, exceeding 2022 guidance, while generating robust free cash flow growth, based on the continuing operations of the business:

$7.7B

REVENUE

Up 7% year-over-year

$184M

NET INCOME[(1)]

Up 92% year-over-year

$997M

ADJUSTED EBITDA*

Up 23% year-over-year

$1.59

DILUTED EPS[(2)]

Up 92% year-over-year

$3.53

ADJUSTED DILUTED EPS[(2)]*

Up 82% year-over-year

$824M

CASH FLOW FROM OPERATIONS[(3)]

Up 68% year-over-year

Free cash flow* **up 11% year-over-year to $391 million**

$930M

TOTAL LIQUIDITY

Includes $470 million of borrowing capacity and $460 million of cash and cash equivalents as of December 31, 2022

2022

AMERICA'S MOST RESPONSIBLE COMPANIES LIST

Named by Newsweek

*
See Annex A for reconciliations of non-GAAP measures

(1)
From continuing operations attributable to common shareholders

(2)
Diluted earnings from continuing operations per share

(3)
Net cash provided by operating activities from continuing operations

SPECIAL NOTE REGARDING FINANCIAL INFORMATION
Financial information included in this Proxy Statement and accompanying materials is based on the 2022 Annual Report. On April 11, 2023, we recast our financial information to assist investors in assessing XPO’s historical performance. A copy of the relevant recast financial information is included as Annex A for informational purposes.
4	© 2023 XPO, Inc.

2023 BOARD OF DIRECTORS NOMINEES
Our Board aims to create a diverse and highly skilled team of directors who provide our company with thoughtful board oversight. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties — all in the context of the needs of the Board at that point in time, and with the objective of ensuring a diversity of backgrounds, expertise and viewpoints. Our Board also endeavors to include highly qualified women and individuals from historically underrepresented groups in the candidate pool, and has engaged in a purposeful process of regular refreshment. The composition of our Board as of the Record Date was:
The following table provides summary information about each director nominee and committee memberships as of the date of this Proxy Statement. Each director is elected annually by a majority of the votes cast.
					Committee Memberships
Name	Director Since	Age	Occupation	Independent	AC	CC	NCGSC	OE
Brad Jacobs	2011	66	Executive Chairman of the Board, XPO
Jason Aiken*	2021	50	Executive Vice President, Technologies and Chief Financial Officer, General Dynamics Corporation	Y	C
Bella Allaire	2022	69	Executive Vice President of Technology and Operations, Raymond James Financial, Inc.	Y			✓
Wes Frye	2023	75	Former Senior Vice President and Chief Financial Officer, Old Dominion Freight Line, Inc.	Y				✓
Mario Harik	2022	42	Chief Executive Officer, XPO					C
Michael Jesselson	2011	71	President and Chief Executive Officer, Jesselson Capital Corporation	Y	✓
Allison Landry	2021	44	Former Senior Transportation Research Analyst, Credit Suisse	Y		✓	C	✓
Irene Moshouris	2022	62	Senior Vice President-Treasurer, United Rentals, Inc.	Y	✓	✓	✓
Johnny C. Taylor, Jr.	2021	54	President and Chief Executive Officer, Society of Human Resources Management	Y		C
AC = Audit Committee CC = Compensation Committee	NCGSC = Nominating, Corporate Governance and Sustainability Committee OE = Operational Excellence Committee	C = Committee Chair ✓ = Committee Member * = Audit Committee Financial Expert
5	© 2023 XPO, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES
	Brad Jacobs	Jason Aiken	Bella Allaire	Wes Frye	Mario Harik	Michael Jesselson	Allison Landry	Irene Moshouris	Johnny C. Taylor, Jr.
Core Competencies that Contribute to Service on XPO’s Board
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is sustainable.
EFFECTIVE CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES experience assists our directors in overseeing our financial reporting and internal controls.
HUMAN RESOURCES MANAGEMENT experience allows our Board to further our goals of making XPO an inclusive workplace and aligning human resources objectives with our strategic and operational priorities.
MULTINATIONAL CORPORATE MANAGEMENT experience informs the Board’s strategic thinking, given the global nature of our business.
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company, including mitigation measures.
TALENT MANAGEMENT AND ENGAGEMENT experience helps our company attract, motivate and retain top candidates for leadership roles and innovation teams.
Skills Central to XPO’s Strategy
CUSTOMER SERVICE experience brings an important perspective to our Board, given the importance of customer retention to our business model.
SALES AND MARKETING experience helps our Board assist with our business strategy and with developing new services and operations.
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION experience helps our company identify the optimal strategic opportunities for profitable growth and realize synergies.
TRANSPORTATION AND LOGISTICS INDUSTRY experience is important in understanding our competitive environment and market positioning.
TECHNOLOGY AND INFORMATION SYSTEMS experience provides valuable insights as we continually seek to enhance customer outcomes and internal operations.
6	© 2023 XPO, Inc.

SUSTAINABILITY CULTURE
Over the past several years, we have embarked on several important environmental initiatives, including piloting electric vehicles, investing in fleet technology, using alternative fuels in certain transport operations and retrofitting service centers with energy efficient features. Now that XPO has focused its business in North America on being an LTL carrier with a business model based entirely on transporting LTL freight safely and responsibly, we are taking a renewed look at our approach to sustainability and are focused on setting short-, medium- and long-term targets that match the expectations of stakeholders and that are aligned with our new operations. This will be the most effective way for XPO to achieve its commitment of net zero emissions by 2050.
Our efforts at reducing our carbon footprint in the short-, medium- and long-term incorporate industry-specific measurement standards as well as the Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) standards. In 2022, we have also taken steps to begin to align our climate-related disclosure to the Task Force on Climate-Related Financial Disclosures (TCFD), building on our ongoing SASB and GRI reporting.
Guiding our work is XPO’s materiality matrix, which was developed in 2022 in partnership with an independent firm, FrameworkESG, and describes the ESG and economic issues deemed high priority by our company and our stakeholders. The five highest-rated material issues include: health and safety, employee engagement, climate and greenhouse gas (GHG) emissions, talent management and data security and privacy. A second band of five issues that are important to our company and our stakeholders include: fleet management and innovation, diversity, equity and inclusion, network optimization, corporate governance and ethical conduct.
As we refine our sustainability strategy and pursue ESG-related goals and targets, aligned with our new business, we will be guided by this materiality analysis and mindful of the need to deliver value to our stakeholders. For employees, this means maintaining our established workplace culture that is rooted in physical and mental safety, where employees know they belong and where behavioral expectations are clearly defined in robust ethical guidelines. We reinforce diversity and inclusion through open-door management, a robust training curriculum, our virtual community on Workplace, and equal opportunity hiring and promotion policies. We monitor our progress with an ESG scorecard that measures our performance in six categories, including workforce and talent, employee and community safety, and diversity, equity and inclusion. Information about our workplace initiatives and our latest EEO-1 data is available at xpo.com/about-us/sustainability/.
We are also focused on enhancing environmental sustainability through actions such as investing in a modern fleet, optimizing delivery routes, training drivers in eco-friendly techniques, and purchasing electric trucks to deploy in strategic markets. We are proud to have been named one of America’s Most Responsible Companies by Newsweek, and we are committed to continuing to be a sustainable company by performing to the highest standards of business conduct.
The Nominating, Corporate Governance and Sustainability Committee of the Board continues to oversee, and engage with, management regarding the company’s sustainability strategies, performance and disclosures.
7	© 2023 XPO, Inc.

GOVERNANCE HIGHLIGHTS
Board and Committee Independence
Seven of our nine directors are independent. The Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee each consist entirely of independent directors.

Separation of Chairman and CEO Roles	Effective November 1, 2022, upon the completion of the RXO spin-off, Mr. Jacobs, our founder who had been our chairman and CEO since 2011, became our executive chairman, and Mr. Harik became our CEO. Our Board determined that splitting the chairman and CEO roles would be in the best interests of the company and our stockholders in order to facilitate a smooth CEO transition.
Independent Board Oversight and Leadership Roles	We are committed to independent Board oversight. Alongside our executive chairman, our Board leadership structure includes a lead independent director and an independent vice chair. Our lead independent director is responsible for, among other duties, coordinating with the chairman with respect to meeting agendas, and calling and chairing sessions of the independent directors. Our vice chair is responsible for assisting the lead independent director in carrying out his duties and acting on his behalf when he is not present. The Board believes its leadership structure, as well as the leadership structure of the company, function cohesively and serve the best interests of our stockholders.
Board Refreshment	Our Board is committed to ensuring that its composition includes a range of expertise aligned with the company’s business, as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. Upon the RXO spin-off, the composition of the Board changed to align more closely to the company’s business and strategy. Three directors stepped down from the Board, five directors including Mr. Jacobs remained on the board, and three new directors including Mr. Harik, our CEO, joined the Board. In March 2023, the Board appointed an additional new director. Each new director brings valuable experience and perspectives to the Board.
Committee Rotations	As part of its annual review of committee assignments, the Board reconstitutes its committees and their chairs as needed to support the evolving needs of the company. Most recently, the company’s committees were reconstituted in November 2022 upon the completion of the RXO spin-off.
Director Elections	All directors are elected annually for one-year terms or until their successors are elected and qualified.
Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Board Evaluations	Our Board reviews committee and director performance through an annual process of self-evaluation.
Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our company by engaging in regular deliberations and participating in management meetings. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors.
Active Board Participation	Our Board held ten meetings during 2022. Each person currently serving as a director, except Mr. Wes Frye who was elected a director on March 8, 2023, attended at least 90% of the meetings of the Board and any committee(s) on which he or she served during the time he or she served on the Board or committee(s).
Direct Oversight of Sustainability	The Nominating, Corporate Governance and Sustainability Committee is tasked in its charter with supporting the Board in its oversight of the company’s purpose-driven sustainability strategies and external disclosures; this includes engaging with management on material ESG matters and stakeholder perspectives.
Political Activity Disclosure and Oversight	In December 2022, the company adopted a Political Activity Policy that gives the Nominating, Corporate Governance and Sustainability Committee final approval over all political contributions by the company. The Policy also includes a commitment to publicly disclosing any political contributions by the company via a dedicated webpage that is easily accessible on the company’s website.
Established Operational Excellence Committee	In April 2023, the company established the Operational Excellence Committee to review the company’s strategies and objectives with respect to operational excellence, including continuous improvement of quality and service, operational efficiency, cost control, occupational safety, environmental compliance, and technological innovation. The Committee also will review, with management, reports and key performance indicators relating to progress and trends in company operational excellence and achievement against the company’s strategies and objectives.
8	© 2023 XPO, Inc.

STOCKHOLDER OUTREACH AND ENGAGEMENT
Through collaboration by our investor relations team, management team and members of our Board, XPO has a robust year-round governance-focused stockholder engagement program. This program involves discussions about various matters of interest, such as our business and strategic priorities, financial and operating performance, corporate governance initiatives, executive compensation, ESG-related disclosures and practices, diversity and inclusion culture, human capital management and risk management. Feedback gathered from our stockholders throughout the year is regularly considered by the Board and management team, as the Board greatly values stockholder insights that help inform the decision-making processes and enhancements to XPO’s policies and disclosures.
The Compensation Committee considers dialogue with existing stockholders to be especially critical in formulating our executive compensation philosophy and program. To that end, as a part of a holistic compensation review, following the 2022 Annual Meeting of Stockholders, XPO conducted a robust outreach and engagement program which members of the Compensation Committee participated in. Compensation Committee members participated in meetings with stockholders holding 31% of our common stock. A priority of the engagement initiative was to further understand the stockholder concerns that drove the 2022 say-on-pay vote in order to inform the design of Mr. Harik and new management team’s compensation program. Additionally, in preparation for the closing of the RXO spin-off, another priority was to seek stockholder feedback on how to address the outstanding, in-flight awards.
Our robust engagement program included outreach to a broad range of our stockholders, with engagement statistics outlined below:

May 2022 (1) Stockholder Outreach Statistics

Total Stockholders Contacted

Stockholders
Holding
63% O/S

Total Stockholders Engaged With

Stockholders
Holding
55% O/S

October 2022 – March 2023 (2) Stockholder Outreach Statistics

Total Stockholders Contacted

Stockholders
Holding
66% O/S

Total Stockholders Engaged With

Stockholders
Holding
44% O/S

Note: "O/S" refers to shares of common stock outstanding.

(1) Calculated based on stockholder positions and shares outstanding as of June 30, 2022.
(2) Calculated based on stockholder positions and shares outstanding as of December 31, 2022.

9	© 2023 XPO, Inc.

RESPONSIVENESS TO 2022 SAY-ON-PAY VOTE
The following chart summarizes: (i) the executive compensation feedback provided by our stockholders through our focused engagement, and (ii) the ways in which the Compensation Committee sought to address this feedback in its decisions on prospective executive pay design and disclosures.
WHAT WE HEARD FROM STOCKHOLDERS	RESPONSIVE ACTIONS
Modifications to Outstanding Awards
Equity Mix

■
Stockholders generally expressed a preference for the outstanding 2020 Cash Long-Term Incentive (“LTI”) performance-based awards to incorporate an equity component, as opposed to being entirely cash-based.

■ Converted 100% of the target value of Mr. Jacobs and Mr. Harik’s final 2023 tranche of the 2020 Cash LTI performance-based awards into performance-based equity.
Metrics

■
Some stockholders expressed a preference to remove the adjusted cash flow per share metric in the 2020 Cash LTI performance-based awards and, in choosing new operational or financial metrics for go-forward performance-based stock unit (“PSU”) awards, to exclude gains from sales of real estate in calculating the selected measures.

■
Most stockholders continued to support the inclusion of relative metrics, such as relative total shareholder return (“TSR”), in LTI award structures.

■
Eliminated the adjusted cash flow per share metric from the final 2023 tranche of the 2020 Cash LTI performance-based awards and replaced it with a relative TSR metric to further align executive compensation with stockholder interests.

■
Operational and financial metrics used in our PSU award constructs exclude the impact of gains from real estate sales.

Change-in-Control Provision

■
Stockholders inquired about the Compensation Committee’s stance on moving away from a single-trigger change-in-control provision in the previously granted awards, and indicated a preference for double-trigger provisions.

■
Eliminated single-trigger change-in-control provisions from outstanding performance-based awards held by NEOs, including those converted following the RXO spin-off; double-trigger provisions have now been applied to all outstanding awards.

Go-Forward Compensation Program Structure
Formulaic Structure
■ Stockholders expressed a preference for short-term incentive (“STI”) and LTI program structures to be less discretionary, more predictable and more formulaic.
■
Committed to a STI award that is purely formulaic

•
2023 Annual Incentive for executive chairman, CEO and CFO based on adjusted EBITDA, with the application of a linear bonus payout curve from 50% threshold for performance at 90% of target to 200% at maximum for 120% of target

■
Adopted a formulaic LTI program with multiyear vesting periods, to be granted annually; this further reinforces a reliable, predictable incentive structure and aligns pay with performance

•
For executive chairman and CEO 80% of the award opportunity in the form of performance-based RSUs and 20% as time-based RSUs

•
For CFO 65% of the award opportunity in the form of performance-based RSUs and 35% as time-based RSUs

CEO Promotion

■
Stockholders overall asked for XPO to continue its robust disclosure of the CEO compensation package and sought to understand the structure of the Promotion PSU award granted to Mr. Harik in connection with his transition to the CEO position after the RXO spin-off.

■
As described further in this CD&A, Mr. Harik received a promotion award at his assumption to the CEO role to recognize his contributions to date and provide a competitive compensation package commensurate with the role. The Promotion PSU award is based entirely on achieving challenging relative TSR goals over a four-year cliff period, with target paying out if XPO’s performance is at the 67th percentile relative to the S&P Midcap 400, and payout of 150% of target if performance is at the 83rd percentile ranking, with a chance to qualify for a modifier (up to a cap of 200% total payout) if XPO’s TSR further outperforms select transportation peers.

CD&A Disclosure

■
Stockholders requested more clear disclosure of the Compensation Committee’s considerations with respect to how it structured LTIs awarded to top executives, the reasoning behind the metrics chosen, and the level of pay granted.

■
The CD&A discloses the Compensation Committee’s considerations around changes made to executive awards, which included reevaluating the pay program’s structure in the context of stockholder feedback, and its relevance for the current company after two successive spin-offs.

10	© 2023 XPO, Inc.

WHAT WE HEARD FROM STOCKHOLDERS	RESPONSIVE ACTIONS
■ Stockholders requested more clarity around the Compensation Committee’s use of a 25% modifier in the STI formula and the use of an ESG Scorecard.
■
The CD&A includes a thorough description of the Compensation Committee’s go-forward approach to executive compensation, including the removal of discretionary components of the STI program and a new construct for the annual LTI awards.

■
The Compensation Committee expanded its disclosure of the initiatives embedded in the ESG scorecard by providing a view of all 43 deliverables relevant to the determination of 2022 performance achievement within the 2020 Cash LTI program, as well as the adjustments to the scorecard deemed necessary by the Compensation Committee in connection with the RXO spin-off for the final 2023 tranche of the award (now a part of a replacement PSU structure, remaining at a weighting of 25%). See Annex B entitled “ESG Scorecard — 2022 Deliverables and Achievements”.

COMPENSATION GOVERNANCE HIGHLIGHTS
The company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy.
WHAT WE DO	WHAT WE DON’T DO
  Significant emphasis on variable compensation. Our compensation program is heavily weighted toward variable compensation, including LTIs that are majority performance-based, and annual short-term cash incentives that are formulaically determined based on adjusted EBITDA. This allows the Committee to closely align total compensation values with company performance on an annual and long-term basis.

  No exceptional perquisites. Our NEOs have no relocation benefits or supplemental pension or retirement savings beyond what is provided broadly to all XPO employees. In addition, our NEOs have no personal use of executive health services, club memberships, stipends or financial planning services.

  Substantial portion of compensation linked to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or earnings-related performance goals measured over service-based vesting periods. While performance-based awards have an important role in sustaining the NEOs’ focus on the company’s strategic objectives, the Committee also regularly reviews the full portfolio of XPO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk if the objectives are not met, further aligning compensation with stockholder returns and value creation, while sustaining the NEOs’ focus on the company’s strategic objectives.

  No pledging or hedging of company stock. Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account. In addition, they are prohibited from engaging in hedging transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of company equity securities.

  Stock ownership policies. The Board has established stock ownership guidelines and stock retention requirements that encourage a strong ownership mindset among our NEOs. Our ownership guidelines reflect 6x annual base salary for our CEO and 3x annual base salary for our other NEOs. In addition, certain awards of our executive chairman and CEO were amended during 2022 to include one-year holding periods after vesting, as described above.
No guaranteed annual salary increases. Salary increases are not guaranteed annually and are benchmarked against market values.
Clawback policy. Our NEOs are subject to clawback restrictions with respect to incentive compensation.
  No stock option repricing or discounted exercise price. Our company’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. XPO does not provide golden parachute excise tax gross-ups.
  Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives for incorporation into its decision-making processes for governance, compensation and sustainability practices.

  No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading Role of the Committee’s Independent Compensation Consultant.

11	© 2023 XPO, Inc.

BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE
AN OVERVIEW OF OUR MISSION AND HOW OUR BOARD COMPOSITION IS ALIGNED WITH OUR STRATEGY
Our company’s mission is to be the leading provider of freight transportation services and help customers move goods efficiently through their supply chains in North America and Europe using our proprietary technology. We serve 48,000 customers with 554 locations and 38,000 employees. We care deeply about keeping our employees and customers happy, and we view safety, sustainability, strong governance and a purpose-driven culture as essential components of value creation.
Our company has two reportable segments: North American Less-Than-Truckload (“North American LTL”), the largest component of our business, and European Transportation. LTL in North America is a bedrock industry providing a critical service to the economy, with favorable pricing dynamics and a stable competitive landscape. We have one of the industry’s largest asset-based, national networks of tractors, trailers, terminals and drivers in North America, serving approximately 27,000 customers. We provide shippers with critical geographic density and day-definite domestic and cross-border services to approximately 99% of U.S. zip codes, as well as Mexico, Canada and the Caribbean. Together, our capacity and reach give us the ability to manage large freight volumes efficiently and balance our network to leverage fixed costs. For the year ended December 31, 2022, we delivered approximately 18 billion pounds of freight.
Our Board of Directors consists of a highly skilled group of leaders who share our values and reflect our culture. Many of our directors have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. As described on page 6, our Board as a whole has extensive expertise and skill sets, all of which are relevant to our company, business, industry and strategy.
DIRECTORS
Our Board of Directors currently consists of nine (9) members. The term of each of our directors will expire at the Annual Meeting. Our Board has nominated all of the current directors to stand for election at the Annual Meeting, as set forth in Proposal 1 on page 78 of this Proxy Statement.
Set forth below is information regarding each of our director nominees, including the experience, qualifications, attributes or skills that led our Board to conclude that each such nominee should serve as a director.
Brad Jacobs Age: 66	Director since 2011 Executive Chairman since 2022

Mr. Jacobs has served as executive chairman of our Board of Directors since November 1, 2022 and previously held the titles of chairman and chief executive officer from September 2, 2011 to October 31, 2022. Mr. Jacobs has served as non-executive chairman of the board of directors of GXO Logistics, Inc. (NYSE: GXO) since August 2, 2021 and RXO, Inc. (NYSE: RXO) since November 1, 2022. Additionally, he is the managing member of Jacobs Private Equity, LLC. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years, and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems.

Board Committees: None
Other Public Company Boards: GXO Logistics, Inc. (NYSE: GXO); RXO, Inc. (NYSE: RXO)

Mr. Jacobs’s Skills and Experience Aligned with XPO’s Strategy:
▪
In-depth knowledge of the company’s business resulting from his years of service with the company as its chief executive officer provides the Board with invaluable insight and critical perspective in overseeing XPO’s long-term strategic priorities;

▪
Leadership experience as the company’s chairman and chief executive officer of several public companies lends Mr. Jacobs the ability to facilitate productive decision-making and advice during the company’s transformation in his role as executive chairman; and

▪
Extensive past and current experience as the chairman of boards of directors of several public companies gives Mr. Jacobs experience in providing valuable operational insights and strategic and long-term planning capabilities.

12	© 2023 XPO, Inc.

Jason Aiken Age: 50	Independent Director since 2021

Mr. Aiken has served as a director of the company since August 2, 2021. He has served as executive vice president, technologies and chief financial officer of General Dynamics Corporation since January 2023 and previously held the title of senior vice president and chief financial officer from January 2014 to January 2023. Prior to that, Mr. Aiken was the senior vice president and chief financial officer of General Dynamics subsidiary Gulfstream Aerospace Corporation, and held earlier positions with General Dynamics, including controller, vice president of accounting and director of consolidation accounting. Prior to joining General Dynamics, Mr. Aiken was an audit manager with Arthur Andersen LLP in Washington, D.C., where he provided audit and consulting services for defense contractors. He holds a masters in business administration degree from the Kellogg School of Management at Northwestern University, and a bachelor’s degree in business administration and accounting from Washington and Lee University.

Board Committees: ▪ Chair of the Audit Committee
Other Public Company Boards: None

Mr. Aiken’s Skills and Experience Aligned with XPO’s Strategy:
▪
Significant financial and accounting expertise through his service as chief financial officer and other senior finance positions with a Fortune 100 company gives Mr. Aiken deep knowledge of financial strategy and risk management needed to serve on XPO’s Board and lead the Audit Committee as committee chair; and

▪
Senior operational, transactional and strategic experience that has been and continues to be essential for XPO in its strategic spin-offs and continued efforts to drive stockholder value creation.

Bella Allaire Age: 69	Independent Director since 2022

Ms. Allaire has served as a director of the company since November 1, 2022. She has served as executive vice president of technology and operations of Raymond James Financial, Inc. since June 2011. Previously she was managing director and chief information officer of UBS Wealth Management, Americas, and held a variety of technology roles at Prudential Securities, including executive vice president and chief information officer. Ms. Allaire holds a bachelor’s degree from Lviv University in Ukraine.

Board Committees: ▪ Member of the Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: None

Ms. Allaire’s Skills and Experience Aligned with XPO’s Strategy:
▪
Deep technical knowledge through her executive roles overseeing technological transformation and operations provide the company with important expertise in operational excellence and technological innovation; and

▪
Significant experience in cybersecurity and enterprise risk management, and talent management.

13	© 2023 XPO, Inc.

Wes Frye Age: 75	Independent Director since 2023

Mr. Frye has served as a director of the company since March 8, 2023. He served as senior vice president and chief financial officer for the last 18 years of his 30-year tenure at Old Dominion Freight Line, Inc. (NYSE: ODFL) from 1985 until his retirement in 2015. Mr. Frye holds an MBA degree in finance from the University of North Carolina at Charlotte, and a bachelor’s degree in business administration from Appalachian State University.

Board Committees: ▪ Member of the Operational Excellence Committee
Other Public Company Boards: None

Mr. Frye’s Skills and Experience Aligned with XPO’s Strategy:
▪
Mr. Frye’s direct LTL operational experience through 30-year tenure at Old Dominion Freight Line adds important industry expertise to the Board as the company continues in its next chapter as a pure-play LTL business; and

▪
Extensive finance and accounting knowledge gained through role as an operationally oriented chief financial officer at Old Dominion Freight Line gives Mr. Frye an understanding of financial undertakings and risks associated with XPO’s business and the industry.

Mario Harik Age: 42	Director since 2022

Mr. Harik has served as a director and as chief executive officer of the company since November 1, 2022. Previously, Mr. Harik served as president of the company’s North America Less-Than-Truckload business unit from October 2021 to October 2022. He was also XPO’s chief information officer from November 2011 to October 2022 and chief customer officer from February 2021 to October 2022. Prior to XPO, Mr. Harik held positions as chief information officer and senior vice president of research and development with Oakleaf Waste Management, chief technology officer with Tallan, Inc., and co-founder and chief architect of web and voice applications with G3 Analyst. He holds a master’s degree in engineering, information technology from Massachusetts Institute of Technology, and a degree in engineering, computer and communications from the American University of Beirut in Lebanon.

Board Committees: ▪ Chair of the Operational Excellence Committee
Other Public Company Boards: None

Mr. Harik’s Skills and Experience Aligned with XPO’s Strategy:
▪
Extensive leadership and company-specific experience as chief information officer, chief customer officer and president, North American LTL at XPO lends him a deep understanding of the business and the industry-best technology platform. Mr. Harik has helped build a platform to connect shippers and carriers more efficiently and build XPO into one of the largest North American trucking and logistics companies; and

▪
Mr. Harik’s experience leading XPO’s global technology strategy, organization and proprietary technology development demonstrates the value of his technical knowledge for XPO’s Board.

14	© 2023 XPO, Inc.

Michael Jesselson Age: 71	Independent Director since 2011

Mr. Jesselson has served as a director of the company since September 2, 2011 and served as lead independent director from March 2016 to October 31, 2022. He has been president and chief executive officer of Jesselson Capital Corporation since 1994. Mr. Jesselson served as a director of Ascendant Digital Acquisition Corp. III from November 2021 to February 2023 and as a director of Ascendant Digital Acquisition Corp. I from July 2020 to July 2021. He was a director of American Eagle Outfitters, Inc. (NYSE: AEO) from November 1997 to May 2017, most recently as its lead independent director. Earlier, he worked at Philipp Brothers, a division of Engelhard Industries from 1972 to 1981, then at Salomon Brothers Inc., in the financial trading sector. He is a director of
C-III Capital Partners LLC, Clarity Capital and other private companies, as well as numerous philanthropic organizations. Mr. Jesselson also serves as the chairman of Bar Ilan University in Israel. He attended New York University School of Engineering.

Board Committees: ▪ Member of the Audit Committee
Other Public Company Boards: None.

Mr. Jesselson’s Skills and Experience Aligned with XPO’s Strategy:
▪
Significant experience with public company governance through prior service on the board of directors of American Eagle Outfitters, including as its lead independent director, contributes to the effective, independent oversight of XPO’s Board and thoughtful approach to governance practices; and

▪
Mr. Jesselson’s extensive investment expertise is important to XPO’s business model as the company continues to invest in growth and provide value for its stockholders.

Allison Landry Age: 44	Independent Director since 2021 Vice Chair since 2022

Allison Landry has served as a director of the company since August 2, 2021 and as vice chair since November 1, 2022. From September 2005 to July 2021, she was a senior transportation research analyst with Credit Suisse, covering the trucking, railroad, airfreight and logistics industries. Previously, Ms. Landry served as a financial analyst and senior accountant with OneBeacon Insurance Company (now Intact Insurance Specialty Solutions). She holds a master’s degree in business administration from Boston University’s Questrom School of Business, and a bachelor’s degree in psychology from College of the Holy Cross.

Board Committees: ▪ Chair of the Nominating, Corporate Governance and Sustainability Committee ▪ Member of the Compensation Committee ▪ Member of the Operational Excellence Committee
Other Public Company Boards: None

Ms. Landry’s Skills and Experience Aligned with XPO’s Strategy:
▪
More than 15 years experience in the transportation sector, equity markets, research and analysis gives Ms. Landry invaluable investor perspective and understanding of stockholder value creation for XPO as the Chair of the Nominating, Corporate Governance and Sustainability Committee; and

▪
Significant experience in investments, financial analysis and valuation allows Ms. Landry to help XPO in continuously identifying and evaluating best strategic opportunities for profitable growth.

15	© 2023 XPO, Inc.

Irene Moshouris Age: 62	Independent Director since 2022

Ms. Moshouris has served as a director of the company since November 1, 2022. She has served as senior vice president-treasurer of United Rentals, Inc. (NYSE: URI) since April 2011 and previously held the position of vice president-treasurer from August 2006 to April 2011. Prior to that, Ms. Moshouris was vice president and deputy treasurer with Avon Products, Inc., corporate tax manager with GTE Corporation, tax director-pharmaceutical group with Sterling Winthrop Inc. and tax manager with Arthur Andersen & Co. She holds a master of laws in taxation from New York University School of Law, juris doctorate from Brooklyn Law School and bachelor’s degree from Queens College.

Board Committees: ▪ Member of the Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: None

Ms. Moshouris’ Skills and Experience Aligned with XPO’s Strategy:
▪
Financial leadership experience gained through her role as senior vice president and treasurer of United Rentals, as well as numerous treasury and tax management positions with global corporations, provides Ms. Moshouris with strong oversight skills necessary for a member of the audit committee; and

▪
International business experience, including international treasury role and director of global finance for Avon in Europe and Latin America, contributes to Board’s oversight of strategy given the global nature of XPO’s business.

Johnny C. Taylor, Jr. Age: 54	Independent Director since 2021 Lead Independent Director since 2022

Mr. Taylor has served as a director of the company since August 2, 2021 and lead independent director from November 1, 2022. He has served as president and chief executive officer of the Society of Human Resources Management (SHRM) since December 2017. Previously, Mr. Taylor served as president and chief executive officer of the Thurgood Marshall College Fund from May 2010 to December 2017. He has served as a member of the board of directors of Guild Education since February 2021 and of iCIMS, Inc. since March 2021. He has served as a trustee of the University of Miami since June 2017, as a corporate member of Jobs for America’s Graduates since January 2018, and as a member of the National Board of Governors of the American Red Cross since June 2018.
He’s served as chairman of the President’s Advisory Board on Historically Black Colleges and Universities and on the White House American Workforce Policy Advisory Board since February 2018. Mr. Taylor holds a juris doctorate degree and a master’s degree from Drake University, and a bachelor’s degree from the University of Miami.

Board Committees: ▪ Chair of the Compensation Committee
Other Public Company Boards: None

Mr. Taylor’s Skills and Experience Aligned with XPO’s Strategy:
▪
Mr. Taylor’s more than 25 years experience in senior human resources, legal, and business roles across a variety of industries and organizations lends to the Board’s oversight of business operations while incorporating crucial legal and human capital considerations; and

▪
His expertise in human capital strategy and management, diversity and inclusion, workplace culture, and leadership training provides a critical skill set for XPO’s Board given the company’s continued focus on human capital oversight and DE&I efforts.

16	© 2023 XPO, Inc.

ROLE OF THE BOARD
Our business and affairs are managed under the direction of our Board of Directors, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, monitors the performance of our company and management, and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.
BOARD LEADERSHIP STRUCTURE AND SUCCESSION
Effective November 1, 2022, upon the completion of the RXO spin-off, Mr. Jacobs, our founder who had been our chairman and CEO since 2011, became our executive chairman, and Mr. Harik became our CEO. Our Board of Directors determined that splitting the chairman and CEO roles would be in the best interests of the company and our stockholders in order to position the company for success as a pure-play transportation company in North America and facilitate a smooth CEO transition. The Board believes that the executive chairman Board leadership structure ensures stability for the company after years of transformation and provides strong strategic leadership and key support for management, particularly in the initial years of Mr. Harik’s tenure as CEO. As executive chairman, Mr. Jacobs leads our Board and oversees our overall corporate strategy, strategic customer and other key stakeholder relationships, and corporate development. Mr. Jacobs consults regularly with Mr. Harik and other members of management on growth strategies, critical human capital strategies, key stakeholder engagements and other strategic matters, and joins business operating review meetings to provide direction to leaders across the business. Under Mr. Jacobs’ leadership as XPO’s founder, chairman and CEO, Mr. Harik served as chief information officer since 2011 and chief customer officer since February 2021 and became president of the North American LTL business in October 2021. Thus, when Mr. Harik became CEO in November 2022, he had deep knowledge about our business. As CEO, Mr. Harik collaborates closely with Mr. Jacobs, executes on our strategy, and leads our day-to-day operations and culture. Together, Mr. Jacobs and Mr. Harik chart the mid- to long-term roadmap for our business and our value creation strategy.
Our Board is committed to providing effective independent oversight of our business. To strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines (the “Guidelines”) which provide that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors. The position of lead independent director includes, among other duties: (i) presiding at all meetings of the Board of Directors at which the executive chairman is not present; (ii) presiding at all executive sessions of the independent directors; and (iii) calling additional meetings of the independent directors as necessary. The lead independent director also serves as a liaison between the executive chairman and the independent directors. Together with the executive chairman, the lead independent director reviews and approves Board meeting agendas to be distributed to our Board in order to ensure focus on critical matters and sufficient time for informed discussion of issues. The lead independent director is also available to meet with significant stockholders as required. On November 1, 2022, the independent directors appointed Mr. Taylor to serve as lead independent director, taking over the role from Mr. Jesselson, who prior thereto had served as the company’s lead independent director since March 2016.
In addition, the Guidelines establish an independent vice chair position as part of its ongoing commitment to strong corporate governance. The vice chair is an independent director with authorities and duties that include, among others: (i) presiding at meetings of the Board where the executive chairman and lead independent director are not present; (ii) assisting the executive chairman, when appropriate, in carrying out his or her duties; (iii) assisting the lead independent director, when appropriate, in carrying out his or her duties; and (iv) such other duties, responsibilities and assistance as the Board or the executive chairman may determine, including stockholder engagement. Ms. AnnaMaria DeSalva served as vice chair from February 2019 until October 31, 2022 when she resigned from the XPO Board to join the RXO board, and on November 1, 2022 the independent directors appointed Ms. Landry to serve as vice chair.
Further information regarding the positions of lead independent director and vice chair is set forth in the Guidelines. The Guidelines are available on the company’s website at www.xpo.com under the Investors tab.
BOARD RISK OVERSIGHT
Our Board of Directors provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring that appropriate crisis management and business continuity plans are in place. The management of risks to our business, and the execution of contingency plans, are primarily the responsibility of our senior management team.
17	© 2023 XPO, Inc.

Our Board and senior management team regularly discuss the company’s business strategy, operations, policies, controls, prospects, and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating and controlling risk exposure. The full Board oversees the company’s cybersecurity risk management program. The Board has delegated responsibility for the oversight of other specific risks to special committees as follows:
AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING, CORPORATE GOVERNANCE AND SUSTAINABILITY COMMITTEE

■
Oversees the policies that govern the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses major financial risk exposures with our management and discusses the steps that management has taken to monitor and control these exposures.

■
Responsible for reviewing risks arising from related party transactions involving our company, and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.

■
Monitors the risks associated with our compensation philosophy and programs.

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Ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company’s stockholders, while simultaneously holding our senior leadership team accountable.

■
Oversees risks related to our governance structure and processes, as well as risks associated with the company’s corporate sustainability practices and reporting.

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Oversees the company’s political activity and, pursuant to our Political Activity Policy, has final approval over all political contributions of the company.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION
Pursuant to our Guidelines, the company provides new directors with a director orientation program to familiarize such director with, among other things, the company’s business, strategic plans, significant financial, accounting and risk management issue, compliance programs, conflicts policies, our Code of Business Ethics, the Guidelines, principal officers, and internal and external auditors.
Each director is expected to participate in continuing education programs in order to maintain the necessary level of expertise to perform her or her responsibilities as a director. The company reimburses directors for the reasonable costs of attending such programs.
COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP
Each of the Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee has a written charter that complies with applicable SEC rules and with the NYSE Rules. The Operational Excellence Committee has a charter approved by the Board. These charters are available at www.xpo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
The Audit, Compensation and Nominating, Corporate Governance and Sustainability Committees are each comprised entirely of independent directors within all applicable standards, as discussed below. Our Board’s general policy is to review and approve committee assignments annually. After consulting with our executive chairman of the Board and considering member qualifications, the Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of committee chairs. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors at the company’s expense as it desires. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may eliminate or create additional committees as it deems appropriate. As such, in April 2023 the Board established the Operational Excellence Committee, focused on overseeing the company’s operation strategy and progress.
18	© 2023 XPO, Inc.

The following table sets forth the membership of each of our Board committees as of the date of this Proxy Statement. Mr. Jacobs does not serve on any Board committees.
Name	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee	Operational Excellence Committee
Jason Aiken*	C
Bella Allaire			✓
Wes Frye				✓
Mario Harik				C
Michael Jesselson	✓
Allison Landry		✓	C	✓
Irene Moshouris	✓	✓	✓
Johnny C. Taylor, Jr.		C
C = Committee chair	✓ = Committee member	* = Audit Committee Financial Expert
A summary of the committees’ responsibilities is as follows:
Audit Committee. Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years, and is able to read and understand fundamental financial statements. From January 1, 2022 to October 31, 2022, the Audit Committee was comprised of the following four directors: Mr. Aiken (chair), Ms. AnnaMaria DeSalva, Mr. Jesselson and Ms. Landry. Ms. DeSalva resigned from the company’s Board on October 31, 2022 to join the RXO board. From November 1, 2022 to the date of this Proxy Statement the Audit Committee has been comprised of the following three directors: Mr. Aiken (chair), Mr. Jesselson and Ms. Moshouris. Our Board has determined that Mr. Aiken qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act. During 2022, the Audit Committee met five times and acted three times via unanimous written consent.
Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review and approve the compensation of our executive management, (iii) to review company contributions to qualified and non-qualified plans, (iv) to prepare any report on executive compensation required by SEC rules and regulations, and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2022, the Compensation Committee met 15 times and, in addition, acted twice via unanimous written consent to deliberate on a range of matters relating to compensation, including:
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Certification of goal attainment for PSU awards;

■
Director and executive compensation benchmarking, compared to market levels of pay;

■
Trends in executive pay practices and relevant developments within the regulatory landscape;

■
Executive compensation decision frameworks and strategies for cash and LTI compensation;

■
Thresholds, targets and/or maximum values related to cash compensation;

■
Risk assessment of incentive compensation plans;

■
NEO performance evaluations with respect to financial and non-financial goals and expectations;

■
Approval of compensation decisions for directors and executive officers;

■
Evaluation of share utilization (i.e., burn rate and dilution) in our employee equity plan;

■
Compliance with executive stock ownership guidelines;

■
Material changes in benefit plans across the company;

■
Cash bonus accruals for employees in our company’s annual incentive plan, based on financial performance of each business;

■
Review and certification of compensation advisor independence; and

■
Inclusion of the compensation, discussion and analysis disclosure in the company’s annual proxy statement and its incorporation by reference into the company’s annual report on Form 10-K.

19	© 2023 XPO, Inc.

From January 1, 2022 to October 31, 2022, the Compensation Committee was comprised of the following three directors: Mr. Taylor (chair), Ms. Kissel and Ms. Landry. On October 31, 2022, Ms. Kissel resigned from the company’s Board to join the RXO board. From November 1, 2022 to the date of this Proxy Statement the Compensation Committee has been comprised of the following directors: Mr. Taylor (chair), Ms. Landry and Ms. Moshouris.
Nominating, Corporate Governance and Sustainability Committee. The primary responsibilities of the Nominating, Corporate Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board to fill a vacancy, (ii) to make recommendations to the Board concerning committee appointments, (iii) to develop, recommend to the Board and annually review the Guidelines and oversee corporate governance matters, (iv) to support the Board in its oversight of our company’s purpose-driven sustainability strategies, performance and external disclosures, including ESG matters and related stakeholder engagement, and (v) to oversee an annual evaluation of our Board and its committees. From January 1, 2022 to October 31, 2022, the Nominating, Corporate Governance and Sustainability Committee was comprised of the following three directors: Ms. AnnaMaria DeSalva (chair), Mr. Jesselson and Mr. Adrian Kingshott. Ms. DeSalva and Mr. Kingshott resigned from the company’s Board on October 31, 2022 to join the RXO board. From November 1, 2022 to the date of this Proxy Statement the Nominating, Corporate Governance and Sustainability Committee has been comprised of the following three directors: Ms. Landry (chair), Ms. Allaire and Ms. Moshouris. The Nominating, Corporate Governance and Sustainability Committee met once during 2022 and acted four times via unanimous written consent.
Operational Excellence Committee. Our Operational Excellence Committee is a standing committee of the Board formed on April 12, 2023. The primary responsibilities of the Committee are to review the company’s strategies and objectives with respect to operational excellence, including financial and operational performance, continuous improvement of quality and service, operational efficiency, cost control, safety and technological innovation. The Committee will also review, with management, reports and key performance indicators relating to progress and trends in company operational excellence and achievement against the company’s strategies and objectives. The Committee is comprised of Mr. Harik (chair), Mr. Frye and Ms. Landry.
Our Board of Directors held ten meetings during 2022. Each person currently serving as a director, except Mr. Frye who was elected a director on March 8, 2023, attended at least 90% of the meetings of the Board and any committee(s) on which he or she served during the time he or she served on the Board or committee(s). In addition, during 2022, our Board of Directors acted five times via unanimous written consent.
Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. All of our directors then serving and standing for re-election attended the 2022 Annual Meeting of Stockholders.
DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2022.
2022 Director Compensation Table(1)
Name	Fees Earned in Cash(2)	Stock Awards(3)	Total
Jason Aiken(4)	$105,000	$190,000	$295,000
Bella Allaire(5)	13,261	31,753	45,014
AnnaMaria DeSalva(6)	104,280	158,247	262,527
Michael Jesselson(7)	100,856	190,000	290,856
Adrian Kingshott(8)	66,739	158,247	224,986
Mary Kissel(9)	66,739	158,247	224,986
Allison Landry(10)	87,459	190,000	277,459
Irene Moshouris(11)	13,261	31,753	45,014
Johnny C. Taylor, Jr.(12)	104,144	190,000	294,144

(1)
Compensation information for Brad Jacobs and Mario Harik, who are NEOs of our company, is disclosed in this Proxy Statement under the heading Executive Compensation — Compensation Tables. Mr. Jacobs and Mr. Harik did not receive additional compensation for their service as a director.

(2)
The amounts reflected in this column represent the fees earned by the directors for their service during 2022. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.

(3)
The amounts reflected in this column represent a full or prorated grant date fair value of the awards made in 2022, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). For further discussion of the assumptions used in the calculation of the grant date fair value, please see “Notes to Consolidated Financial Statements — Note 15. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”). Each director serving on January 3, 2022 was granted an award of 2,538 restricted stock units (“RSUs”), corresponding to the value of  $190,000, the amount of annual equity compensation paid to our directors. The number of RSUs was adjusted as of the RXO spin-off date to maintain the pre-spin-off economic value of the shares of common stock underlying the RSUs. Mr. Aiken, Mr. Jesselson, Ms. Landry and Mr. Taylor served as directors the entire

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calendar year of 2022 and their full grant vested on January 3, 2023. As a result of the RXO spin-off, Ms. DeSalva, Mr. Kingshott and Ms. Kissel resigned from the company’s board on October 31, 2022 to join the RXO board. Their amounts represent a prorated value of the RSUs from January 1, 2022 to October 31, 2022 and their grants were transferred to RXO as per the terms of the spin-off transaction. Ms. Allaire and Ms. Moshouris joined the company’s board on November 1, 2022 and received a prorated award of 902 RSUs worth $31,753. These awards vested on January 3, 2023.
(4)
As of December 31, 2022, Mr. Aiken held 4,040 RSUs. As of the Record Date, Mr. Aiken directly owns 920 shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date, as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.”

(5)
As of December 31, 2022, Ms. Allaire held 902 RSUs. As of the Record Date, Ms. Allaire directly owns 902 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(6)
As of October 31, 2022, Ms. DeSalva held 14,508 RSUs. Ms. DeSalva resigned from the company’s board on October 31, 2022 to join the RXO board and her RSUs were transferred to RXO as per the terms of the spin-off transaction.

(7)
As of December 31, 2022, Mr. Jesselson held 19,928 RSUs. As of the Record Date, Mr. Jesselson directly and indirectly owns a total of 290,029 shares of our common stock and 15,888 RSUs that are or will become vested within 60 days of the Record Date, as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(8)
As of October 31, 2022, Mr. Kingshott held 42,261 RSUs. Mr. Kingshott resigned from the company’s board on October 31, 2022 to join the RXO board and his RSUs were transferred to RXO as per the terms of the spin-off transaction.

(9)
As of October 31, 2022, Ms. Kissel held 2,538 RSUs. Ms. Kissel resigned from the company’s board on October 31, 2022 to join the RXO board and her RSUs were transferred to RXO as per the terms of the spin-off transaction.

(10)
As of December 31, 2022, Ms. Landry held 4,040 RSUs. As of the Record Date, Ms. Landry directly owns a total of 4,960 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(11)
As of December 31, 2022, Ms. Moshouris held 902 RSUs. As of the Record Date, Ms. Moshouris directly owns 902 shares of our common stock as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

(12)
As of December 31, 2022, Mr. Taylor held 4,040 RSUs. As of the Record Date, Mr. Taylor directly owns a total of 920 shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date, as disclosed in this Proxy Statement under the heading Security Ownership of Certain Beneficial Owners and Management.

The compensation of our directors is subject to approval by our Board, which is based, in part, on the recommendation of the Compensation Committee. Directors who are employees of our company do not receive additional compensation for service as members of either our Board of Directors or its committees.
For service during calendar year 2022, our non-employee directors received an annual cash retainer of $80,000, payable quarterly in arrears, and time-based RSUs (“Time-Based RSUs”) worth $190,000. The annual grant of such Time-Based RSUs was made on the first business day of 2022 (the “RSU Grant Date”) and the number of units was determined by dividing $190,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the RSU Grant Date. The grant vested on the first business day of 2023. The vice chair of the Board received an additional $25,000 annual cash retainer, payable quarterly in arrears. The lead independent director also received an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairmen of our Audit Committee, our Compensation Committee, and our Nominating, Corporate Governance and Sustainability Committee each received an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears.
No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.
In 2016, our Board adopted a stock ownership policy establishing guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common shares held directly or indirectly, vested restricted stock units subject to deferred delivery of stock, and unvested restricted stock units subject solely to time-based vesting, count towards meeting the stock ownership guidelines. Stock options and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have been exercised or the performance conditions are met, as applicable. Until the guidelines are met, 70% of shares received upon settlement of equity-based awards are required to be retained by the director. Under the policy, a newly-appointed director is required to reach the required ownership level no later than three years from the date of his or her appointment. As of the Record Date, Mr. Jesselson was in compliance with the policy. Mr. Aiken, Ms. Landry and Mr. Taylor need to acquire the necessary amount of equity by August 2, 2024. Ms. Allaire and Ms. Moshouris need to acquire the necessary amount of equity by November 1, 2025 and Mr. Frye needs to acquire the necessary amount of equity by March 8, 2026.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of our Compensation Committee have been an officer or employee of our company. During 2022, there were no material reportable transactions between the company and the members of the Compensation Committee and none of our executive officers served on any compensation committee or board of directors of any entity that has one or more executive officers serving on our Compensation Committee or on our Board of Directors.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS
Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted Corporate Governance Guidelines on January 16, 2012, and adopted amendments to the Guidelines on February 7, 2019 to establish the
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position of vice chair of the Board. The vice chair provides support to the chairman, lead independent director and the Board on key governance matters and stockholder engagement.
The Guidelines serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board and responsibilities for members of our Board, including meeting attendance, and responsibility for conducting an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Corporate Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our company’s evolving needs.
We have a Code of Business Ethics (the “Code”) that applies to our directors and executive officers. This Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees and promote compliance with applicable governmental laws, rules and regulations, as well as provide clear channels for reporting concerns. The Code constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code or waivers of any provision of the Code as applicable to our principal executive officer, our principal financial officer and our principal accounting officer, by posting such disclosures on our website pursuant to SEC rules. The Guidelines and our Code of Business Ethics are available on our website at www.xpo.com. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
DIRECTOR INDEPENDENCE
Under the Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating, Corporate Governance and Sustainability Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Rules. Our Board has affirmatively determined that each person who served as a director during any part of 2022, except for Mr. Jacobs, the executive chairman of the Board, and Mr. Harik, our CEO, satisfies the independence standards under the Guidelines and the NYSE Rules.
In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies standards for independence of Audit Committee members established by the SEC; that is, the director may not: (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than their director compensation, or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members. Additionally, our Board has determined that each member of the Nominating, Corporate Governance and Sustainability Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board and the Nominating, Corporate Governance and Sustainability Committee analyzed certain relationships of the directors including both those that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K and those required to be disclosed pursuant to Item 404(a) of Regulation S-K as set forth below in the section titled Certain Relationships and Related Party Transactions. For Mr. Aiken, Ms. Moshouris and Mr. Taylor, the relationships not required to be disclosed below include ordinary course commercial transactions between our company and the companies at which Mr. Aiken, Ms. Moshouris and Mr. Taylor serve in a leadership capacity.
DIRECTOR SELECTION PROCESS
The Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board of Directors all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the chairman of the Board and in accordance with our company’s contractual obligations.
Under the terms of an Investment Agreement, dated June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (collectively with JPE, the “Investors”), and our company, JPE has the right to designate certain percentages of the nominees for our Board of Directors so long as JPE owns securities representing specified percentages of the total voting power of our capital stock on a fully-diluted basis. JPE does not currently own securities representing the required voting power to qualify for the right to designate nominees for our Board of Directors. The foregoing rights of JPE under the Investment Agreement are in addition to, and not in limitation of, JPE’s voting rights as a holder of capital stock of our company. The Investment Agreement does not grant special voting rights to JPE or the other Investors; each share of company’s stock votes equally for each director. JPE is controlled by Brad Jacobs, our executive chairman. The Investment Agreement and the terms contemplated therein were approved by our stockholders at a special meeting on September 1, 2011. None of the foregoing will prevent our Board of Directors from acting in accordance with its fiduciary duties or applicable law or stock exchange requirements or from acting in good faith in accordance with our governing documents, while giving due consideration to the intent of the Investment Agreement.
In considering new nominees for election to our Board (subject to the contractual rights granted to JPE pursuant to the Investment Agreement), the Nominating, Corporate Governance and Sustainability Committee considers, among other things, breadth of experience, financial expertise, wisdom, integrity, an ability to make independent analytical inquiries, an understanding of our
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company’s business environment, knowledge and experience in areas such as technology and marketing, and other disciplines relevant to our company’s businesses, the nominee’s ownership interest in our company, and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. When searching for new directors, our Board endeavors to actively seek out highly qualified women and individuals from historically underrepresented groups to include in the candidate pool. Our Board aims to create a team of diverse and highly skilled directors who provide our company with thoughtful board oversight. The Nominating, Corporate Governance and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.
Subject to the contractual rights granted to JPE pursuant to the Investment Agreement, the Nominating, Corporate Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate, including engaging a third-party consulting firm to assist in identifying independent director candidates.
Our Board will consider nominees submitted by our stockholders, subject to the same factors that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the Annual Meeting.
Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each such proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules, and (iv) the consent of the proposed candidate to serve as a member of our Board.
Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
BOARD OVERSIGHT OF HUMAN RESOURCES MANAGEMENT
Our management team and Board are committed to creating an engaging workplace for our employees and attracting a high caliber of talent to our organization. Our success relies in large part on our robust governance structure and Code of Business Ethics, our good corporate citizenship and, importantly, engaged employees who embrace our values. Our management team and Board work together in a transparent manner, allowing for open communication, including with respect to human resources-related matters. Our directors have access to information about our human resources operations and plans, and our chief human resources officer attends and regularly presents at meetings of our Board. Additionally, all members of the Board are invited to attend internal monthly operating review meetings with business unit leaders. These meetings include discussions about human capital management topics such as employee health and safety, ESG initiatives and employee engagement. The Compensation Committee met a combined 15 times during 2022 and acted an additional two times via unanimous written consent. The Committee discussions focused on executive compensation, ESG initiatives and other items related to human resources management.
Given macro-economic pressures, we continue to focus on maintaining our position as an employer of choice. This requires an unwavering commitment to workplace inclusion and safety, as well as a competitive total compensation that meets the needs of our employees and their families. Throughout 2022, we continued to make ongoing significant investments in direct employee communications, conducting both quarterly and annual engagement surveys, holding almost 3,000 roundtable discussions and safety and engagement committee meetings across our North American LTL network, and introducing an employee app, XPO Go, to give round-the-clock access to company information to all employees. We continue to be responsive to employee feedback in developing new, and enhancing existing, programs and experiences that support the safety, well-being and satisfaction of our employees in the following areas, among others:
■
Diversity, Equity and Inclusion (DE&I): We take pride in having an inclusive workplace that encourages a diversity of skills and perspectives. We welcome employees of every gender identity, sexual orientation, race, ethnicity, national origin, religion, life experience and disability. Our employees take inclusivity training through our XPO University e-learning portal, and we engage in academic partnerships that advance diversity in higher education; these partnerships include our collaborations with Historically Black Colleges and Universities and the Hispanic Association of Colleges and Universities. We celebrate Black history, women’s history, LGBTQ+ pride, Hispanic heritage, Native American heritage, Asian American heritage and military veterans, and we sponsor multicultural employee resource groups.

■
Health and Safety: The physical and emotional safety of our employees is our top priority, and we have numerous protocols in place to ensure a safe work environment. We work to decrease occupational injuries and illnesses is through our global Road to Zero program, which instills safety and compliance awareness through education, mentoring, communication and on-the-job

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training. As part of this safety program, we track accident-free miles and recognize XPO drivers who have achieved a million-mile safety milestone. As of December 31, 2022, over 2,400 of our drivers have achieved the million-mile accident-free safety designation at XPO, with 252 drivers hitting this threshold in 2022, including XPO’s first driver to reach four million accident-free miles. Further to our record on driver safety, our LTL driver training schools are led by veteran XPO drivers and reinforce our culture of safety.
■
Employee Engagement and Development: We ask our employees for feedback through engagement surveys, roundtables and town halls, as well as quarterly satisfaction surveys among our “wired” employees and an annual satisfaction survey among our “non-wired” U.S. employee audience. We use these periodic engagements to gauge our progress, ask for constructive suggestions and develop action plans at the business unit and facility levels to implement targeted improvements. Our annual engagement survey of the North American LTL business and our quarterly engagement survey both yielded approximately 80% participation rates in 2022, and employee satisfaction scores rose to their highest historical levels. We emphasize professional development and the identification of top industry talent in all aspects of our talent development process. Our professional development initiatives include Grow at XPO, RISE, XPO Accelerate and an XPO Freight Management Training (“FMT”) Program.

■
Expansive Total Rewards: Our total compensation package is instrumental to our rewarding workplace culture and conveys our appreciation to employees for choosing XPO. In 2022, we provided additional wage increases to approximately 5,000 eligible employees in over 80 locations, apart from our annual merit and hourly pay increases across the broader population. In total across our North American LTL and European Transportation segments, we expanded our permanent employee population by 4% year-over-year with a net 1,384 new employees, as part of our ongoing investments in growth. We also offered comprehensive health plan options, a pregnancy care policy, family bonding policy, tuition reimbursement, company contributions to 401(k) retirement accounts and additional benefits, such as virtual preventive health care, virtual physical therapy and diabetes management services at no cost to employees, as well as supplemental insurance, short-term loans and a personalized Total Rewards Statement.

For additional details of our global progress in these key areas, see Human Capital Management included in Part I, Item 1 of our 2022 Form 10-K.
BOARD OVERSIGHT OF SUSTAINABILITY MATTERS
Our commitment to advancing sustainability is reflected in our efforts to continually improve our performance on matters that serve the interests of our stakeholders — our stockholders, customers, employees and the communities in which we work and live. The XPO Board of Directors supports these efforts by providing oversight of, and engagement with management regarding, various sustainability initiatives. Since 2020, the Board’s Nominating, Corporate Governance and Sustainability Committee has operated under a charter that describes the Committee’s purpose as, in part, overseeing the work of management regarding the development of sustainability strategies and its associated performance and disclosures. For example, members of the Committee engage with shareholders to discuss XPO’s ESG priorities and seek feedback on the company’s performance. Likewise, the chair and members of the Committee periodically, and at least once every year, meet with management to discuss the development of and progress on sustainability matters, including the preparation and publication of XPO’s sustainability update.
We know that efforts to advance sustainability are essential to XPO’s long-term viability and that ESG-related initiatives foster equitable workplaces and attract stakeholders that want to do business with a partner that shares their goals. The Board is committed to ensuring that sustainability features prominently in its deliberations and informs its overall approach to risk oversight. Our most recent sustainability report is available at sustainability.xpo.com.
BOARD OVERSIGHT OF INFORMATION TECHNOLOGY AND CYBERSECURITY RISK MANAGEMENT
Our Board maintains direct oversight over information technology and cybersecurity risk. The directors both receive and provide feedback on regular updates from management regarding information technology and cybersecurity governance processes, the status of projects to strengthen internal cybersecurity, and the results of security breach simulations. The Board also discusses relevant incidents in the industry and the evolving threat landscape.
Our company has a robust cybersecurity team managed by our chief information security officer. This team continuously reviews relevant legislative, regulatory and technical developments and enhances our information security capabilities in order to protect against potential threats.
We are committed to continually improving our detection and recovery processes and have rolled out an IT security training program that all employees are required to complete at regular intervals. We also have obtained an information security risk insurance policy.
STOCKHOLDER COMMUNICATION WITH THE BOARD
Stockholders and other parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to Board of Directors c/o Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.
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STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
Stockholder proposals intended to be presented at our 2024 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than December 22, 2023, in order to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.
As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. For example, assuming that our 2024 Annual Meeting of Stockholders is held on or after May 17, 2024, any stockholder proposal to be considered at the 2024 Annual Meeting of Stockholders, including nominations of persons for election to our Board, must be properly submitted to us no earlier than November 19, 2023 and no later than February 17, 2024.
Additionally, to comply with the SEC’s universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.
Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
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CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS
Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.
Since January 1, 2022, we have not been a participant in any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of the foregoing, had or will have a material interest, except for the transactions previously disclosed in this Proxy Statement.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each NEO, and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.
Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner, and which are exercisable or convertible within 60 days, have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of XPO, Inc., Five American Lane, Greenwich, Connecticut 06831.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding(1)
Beneficial Ownership of 5% or more:
MFN Partners, LP(2)	12,675,369	11.0%
BlackRock, Inc.(3)	11,244,910	9.7%
The Vanguard Group(4)	10,751,543	9.3%
Orbis Investment Management Limited(5)	9,992,273	8.6%
Directors:
Jason Aiken	4,960(6)	*
Bella Allaire	902	*
Wes Frye	1,500	*
Michael Jesselson	305,917(7)	*
Allison Landry	4,960	*
Irene Moshouris	902	*
Johnny C. Taylor, Jr.	4,960(8)	*
NEOs:
Brad Jacobs+	1,688,117(9)	1.5%
Mario Harik+	123,548	*
Carl D. Anderson II(10)	—	—
Ravi Tulsyan(11)	20,025	*
Current Directors and Executive Officers as a Group: (10 People)	2,135,766(12)	1.8%

*
Less than 1%

+
Director and Executive Officer

(1)
For purposes of this column, the number of shares of the class outstanding for each person reflects the sum of: (i) 115,750,166 shares of our common stock that were outstanding as of the Record Date, and (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date.

(2)
Based on Amendment No. 1 to the Schedule 13G filed on August 12, 2022 by (i) MFN Partners, LP (the “Partnership”); (ii) MFN Partners GP, LLC (“MFN GP”), as the general partner of the Partnership; (iii) MFN Partners Management, LP (“MFN Management”), as the investment adviser to the Partnership; (iv) MFN Partners Management, LLC (“MFN LLC”), as the general partner of MFN Management; (v) Michael F. DeMichele, as a managing member of MFN GP and of MFN LLC; and (vi) Farhad Nanji, as a managing member of MFN GP and of MFN LLC (each, a “Reporting Person” and collectively, the “Reporting Persons”), which reported that, as of August 11, 2022, the Reporting Persons collectively owned 12,675,369 shares of our common stock with shared voting power and shared dispositive power. The address of the principal business office of each of the Partnership, MFN GP, MFN Management, MFN LLC and Messrs. DeMichele and Nanji is c/o MFN Partners Management, LP, 222 Berkeley Street, 13th Floor, Boston, MA 02116.

(3)
Based on Amendment No. 4 to the Schedule 13G filed on January 30, 2023 by BlackRock, Inc., which reported that, as of December 31, 2022, BlackRock, Inc. beneficially owned 11,244,910 shares of our common stock, with sole voting power over 11,062,967 shares of our common stock and sole dispositive power over 11,244,910 shares of our common stock. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Based on Amendment No. 8 to the Schedule 13G filed on February 9, 2023 by The Vanguard Group, which reported that, as of December 30, 2022, The Vanguard Group beneficially owned 10,751,543 shares of our common stock with shared voting power over 67,174 shares of our common stock, sole dispositive power over 10,512,719

27	© 2023 XPO, Inc.

shares of our common stock and shared dispositive power over 238,824 shares of our common stock. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)
Based on Amendment No. 10 to the Schedule 13G filed on February 14, 2023 by Orbis Investment Management Limited (“OIML”) and Orbis Investment Management (U.S.), L.P. (“OIMUS”), which reported that, as of December 31, 2022, OIML beneficially owned 9,851,344 shares of our common stock, and OIMUS beneficially owned 140,929 shares of our common stock. These entities have sole voting and sole dispositive power over such shares of our common stock. The address of the principal business office of OIML is Orbis House, 25 Front Street, Hamilton, Bermuda HM11. The address of the principal business office of OIMUS is 600 Montgomery Street, Suite 3800, San Francisco, CA 94111, USA.

(6)
Consists of 920 directly held shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date.

(7)
Consists of  (i) 32,971 directly held shares of our common stock, (ii) 5,000 shares of our common stock held in an individual retirement account of Mr. Jesselson, (iii) 6,000 shares of our common stock owned by Mr. Jesselson’s spouse, (iv) 201,001 shares of our common stock beneficially owned by the Michael G. Jesselson 4/8/71 Trust and the Michael G. Jesselson 12/18/80 Trust, of which trusts Mr. Jesselson is the beneficiary, (v) 8,000 shares of our common stock beneficially owned by the JJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (vi) 8,000 shares of our common stock beneficially owned by the RAJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (vii) 8,000 shares of our common stock beneficially owned by the SJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (viii) 21,057 shares of our common stock beneficially owned by Michael G. Jesselson and Linda Jesselson, Trustees UID 6/30/93 FBO Maya Ariel Ruth Jesselson, and (ix) 15,888 RSUs that are or will become vested within 60 days of the Record Date.

(8)
Consists of 920 directly held shares of our common stock and 4,040 RSUs that are or will become vested within 60 days of the Record Date.

(9)
Consists of 387,416 directly held shares of our common stock and 1,300,701 shares of our common stock owned by JPE. Mr. Jacobs has indirect beneficial ownership of the shares of our common stock owned by JPE as a result of being its managing member.

(10)
Mr. Anderson became CFO of the company on November 8, 2022.

(11)
Mr. Tulsyan stepped down from his position as CFO of the company on November 7, 2022. His beneficial ownership information is based on the company’s records as of the Record Date. Mr. Tulsyan is not included in the group of current directors and executive officers.

(12)
Includes 23,968 RSUs that are or will become vested within 60 days of the Record Date. Excludes Mr. Tulsyan’s holdings.

28	© 2023 XPO, Inc.

EXECUTIVE COMPENSATION
LETTER FROM THE COMPENSATION COMMITTEE
Dear Fellow Stockholders,
Thank you for your continued investment in XPO. The company has undergone an incredible transformation through two spin-off transactions over the last few years, and as we stand today, we are confident in how XPO is positioned as a world-class less-than-truckload (LTL) business and that the company is focused on executing on its growth strategy and delivering value to our stockholders.
Compensation Committee Refreshment
In conjunction with the GXO and RXO spin-offs in 2021 and 2022, respectively, the Compensation Committee (the “Committee”) was completely refreshed to provide a new perspective and drive alignment of the compensation program with XPO’s evolving business. Our Committee chair, Johnny C. Taylor Jr., and Allison Landry joined the Committee in August 2021, with Irene Moshouris joining in November 2022. As an entirely reconstituted Committee, we conducted a holistic review of XPO’s executive compensation program to ensure that it:
■
Is heavily performance-based to ensure alignment with long-term stockholder value creation and the company’s evolving business;

■
Continues to attract, motivate and retain top executive talent critical to lead XPO; and

■
Incorporates stockholder feedback regarding both the structure of the program and related disclosures.

Robust Stockholder Engagement and Commitment to Responsiveness
As a part of the holistic compensation review, following the 2022 Annual Meeting, XPO reached out to stockholders representing 66% of our common stock and engaged with stockholders holding 44% of our common stock. As Committee members, we participated in meetings with stockholders holding 31% of our common stock. The Committee takes the result of our say-on-pay vote seriously, and we were disappointed that at the last Annual Meeting, the proposal received 69% support. As such, as a part of our engagement initiative, we wanted to further understand the stockholder concerns that drove the say-on-pay vote in order to inform this year’s proxy disclosures as well as the design of our executive chairman’s, incoming CEO’s and incoming CFO’s compensation programs. Additionally, in preparation for the closing of the RXO spin-off, we wanted to seek stockholder feedback on how to address the outstanding, in-flight awards.
Investors expressed an interest in an annual incentive that is purely based on operational metrics, as well as for the Committee to transition to an annual schedule of granting long-term incentives that have multi-year performance and vesting periods. The 2023 compensation program for our executive chairman, CEO and CFO, which is explained in detail in the CD&A, is fully responsive to this feedback.
Additionally, during engagement, stockholders acknowledged the need to address the outstanding awards in conjunction with the GXO and RXO spin-offs. They expressed a preference for the converted awards to be equity-based awards, incorporate extended vesting periods, and contain double-trigger change-in-control provisions. The Committee understood the rationale for this guidance and followed it in converting the outstanding awards as a result of the completed spin-offs.
We Ask For Your Support
The feedback stockholders shared was critical to the evolution of the compensation program, and we thank you. As we continue working to advance XPO’s strategy on its next chapter, we remain committed to ongoing stockholder engagement to ensure our practices continue to reflect stockholder input.
Your vote is very important to us. We strongly encourage you to read our Proxy Statement in its entirety and ask that you vote with our recommendations. On behalf of the entire Board of Directors, thank you for your investment, support, and continued feedback.
Sincerely,
Johnny C. Taylor, Jr., chair
Allison Landry, member
Irene Moshouris, member
29	© 2023 XPO, Inc.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes XPO’s executive compensation programs and performance outcomes for 2022, as determined by the Committee for the following named executive officers (“NEOs”):
NEO	2022 ROLES
Brad Jacobs	Chief Executive Officer from January 1, 2022 through October 31, 2022; Executive Chairman commencing November 1, 2022
Mario Harik	Chief Information Officer, Chief Customer Officer, and President, North American LTL through October 31, 2022; Chief Executive Officer commencing November 1, 2022
Carl Anderson	Chief Financial Officer commencing November 8, 2022
Ravi Tulsyan	Chief Financial Officer from January 1, 2022 through November 7, 2022
EXECUTIVE SUMMARY
2022 COMPANY PERFORMANCE HIGHLIGHTS
In 2022, our NEOs led the company through several transformative initiatives outlined in the March 2022 strategic plan authorized by the Board. The company expects the execution of the plan to generate strong and sustainable long-term stockholder value creation, while continuing to generate notable in-year business achievements and maintaining a focus on disciplined deleveraging over time. Key 2022 accomplishments include:
1.
Completion of the sale of XPO’s North American intermodal operation in March 2022. The proceeds from the divestiture were used to redeem a portion of our senior notes due in 2025, bringing our net debt leverage ratio* down to 2.0x in the first quarter of 2022, from 2.7x in the fourth quarter of 2021 on a previously reported basis, prior to the RXO spin-off.

2.
Completion of the RXO spin-off on November 1, 2022, enabling XPO to focus its North America business exclusively on LTL — a goal that top XPO stockholders discussed extensively with management in recent years.

3.
Achievement of strong full-year 2022 financial results:

i.
Company revenue of $7.7 billion, up 7% year-over-year.

ii.
Adjusted diluted earnings per share* of $3.53, up 82% year-over-year.

iii.
Free cash flow* of $391 million, up 11% year-over-year.

4.
In North American LTL, substantial financial and operational gains, and steady execution of growth initiatives:

i.
LTL adjusted EBITDA of $1 billion, exceeding target.

ii.
Yield improvement of 7% year-over-year, excluding fuel surcharges.

iii.
Adjusted operating ratio improvement*, excluding gains on sales of real estate, of 40 basis points to 83.9% for the year.

iv.
Damage frequency improvement of 66% in the fourth quarter, compared to the same period the prior year.

v.
Manufactured more than 4,700 linehaul trailers in-house, expanding our production capacity and nearly doubling the 2021 output.

vi.
Significant investments made in network expansion, opening new terminals in California, Georgia, Arkansas, Wisconsin and New Jersey, as well as new fleet maintenance shops in Florida, Ohio, Nevada and New York. Since announcing the network expansion plan in Q4 2021, added 369 net new doors throughout the network.

vii.
Further enhanced our proprietary pricing platform, which is driven by advanced analytics of customer shipment data and automated data management, deepening the analysis at the customer level to optimize rates.

5.
The achievement of all-time-high employee engagement, as reflected in our annual employee survey in North American LTL:

i.
The 2022 engagement survey drew a response rate of almost 80%, with close to 16,000 employees across both the wired and non-wired population providing feedback on 48 questions that asked for insights spanning a wide range of employee experiences.

*
See Annex A for reconciliations of non-GAAP measures.

30	© 2023 XPO, Inc.

ii.
Results showed a 10-point increase in job satisfaction year-over-year, yielding the highest score in the company’s recorded history for LTL.

iii.
Average engagement on XPO’s Workplace internal social platform increased 323% compared to 2021, and 687% since Mr. Harik began leading LTL in October 2021, compared to the prior 12 months.

6.
Continued external recognition in 2022 as a purpose-driven leader in both transportation and technology:

i.
Newsweek named XPO one of “America’s Most Responsible Companies” for a second year.

ii.
Forbes magazine named XPO one of “America’s Best Large Employers”.

Overall, XPO ended the year in a strong position to capitalize on its positioning as one of the largest LTL providers in North America, with approximately 8% share of the $59 billion LTL industry in the U.S. (as measured at the end of 2022); 27,000 customers as of December 2022; low (2%) concentration risk from our largest customer; network coverage of 99% of US zip codes; in-house trailer production and driver training capabilities; and data-driven levers of profit growth embedded in our proprietary technology. We intend to continue making disciplined investments in our people and in high-ROIC components of our network, giving us a solid foundation to deliver on our long-term targets and create outsized value for our stockholders.
COMPENSATION DISCUSSION AND ANALYSIS ROADMAP
As a result of the transformation of XPO’s business profile and accompanying leadership changes in 2022, the Committee made several changes to XPO’s compensation program and outstanding executive awards considering stockholder feedback and relevance for XPO as a stand-alone, pure-play LTL business in North America. The below table provides an overview of each element of executive compensation discussed in the CD&A along with a summary that includes relevant references to respective CD&A sections which provide more detailed disclosure.

2023 COMPENSATION PROGRAM (discussed on page 36)
■
Following the completion of the GXO and RXO spin-offs over the course of two years and with the announcement of Mr. Harik as XPO’s new CEO as well as other management hires, the newly reconstituted Committee redesigned the compensation program for 2023 in order to be responsive to stockholder feedback and align with the new business priorities.

■
For 2023, and with the intention to maintain this structure going forward, contingent upon stockholder feedback, the Committee:

•
Established a formulaic STI award for executives

▪
2023 Annual Incentive for executive chairman, CEO and CFO based on adjusted EBITDA

•
Communicated intention to grant long-term incentive awards on an annual basis

▪
For executive chairman and CEO structured LTI to consist of 80% performance-based RSUs and 20% as time-based RSUs

▪
For CFO structured LTI to consist of 65% performance-based RSUs and 35% as time-based RSUs

2022 COMPENSATION PROGRAM (discussed on page 42)
■
The Committee made a number of changes to compensation awards in 2022, reflecting modifications of prior awards from cash to equity and granting of awards in connection with the promotion of Mr. Harik to CEO. These include but not are not limited to:

•
Replacement LTL PSUs in place of the 2022 cash tranche of the 2020 LTI award equity for 50% of Mr. Jacobs’ award and 100% of Mr. Harik’s which required completion of the RXO spin-off no later than December 31, 2022 and achievement of targets across two metrics.

•
Regular LTL PSUs with a three-year vesting period and metrics aligned with path to LTL long-term targets.

•
A relative TSR PSU granted to Mr. Harik and Mr. Anderson in connection with their appointments as CEO and CFO and based on rigorous relative TSR target to incentivize a strong focus on XPO’s growth in market position versus core competitors.

•
A new hire RSU award for Mr. Harik in connection with his appointment as CEO.

31	© 2023 XPO, Inc.

OUTSTANDING 2020 LTI AWARDS (discussed on page 48)
■
In February 2023, the Committee re-evaluated the structure of the remaining 2023 tranche of the 2020 LTI awards for both Mr. Jacobs and Mr. Harik. Based on stockholder feedback and the impact of the RXO spin-off on the company’s profile, the Committee decided to effectively cancel the original version of the award, denominated in cash, and replace it with new performance-based shares, with metrics that were realigned with post-spin-off strategic priorities.

■
The target amounts and combined vesting/sales restriction schedules were preserved in the issuance of the replacement awards, however, the weighting of the two metrics were changed so that relative TSR of XPO vs. the S&P Transportation Select Index represents 75% of the award and the ESG scorecard represents 25%. The ESG scorecard was recalibrated to better align with our current business. The new performance measurement period begins on November 1, 2022 and ends on December 31, 2024.

OUTSTANDING 2018 & 2019 LTI AWARDS (discussed on page 50)
■
Prior to the RXO spin-off, Mr. Jacobs and Mr. Harik held two unvested performance-based stock awards. These PSUs included two separate performance hurdles within each award structure to achieve target payout, with a ‘hit-or-miss’ payout structure. The Committee evaluated market practice for how to properly handle the modification requirements for these awards and found that 72% of companies converted some or all of their outstanding executive PSUs into time-based RSUs vesting on their original schedules in conjunction with a spin-off.

■
Taking into account the extraordinary value creation created by Mr. Jacobs and Mr. Harik over the length of the PSU award, the difficulty in making a fair adjustment methodology following two successive spin-offs and the prevailing market practice, the Committee decided to convert the combined target shares in these two outstanding awards to a single time-based RSU award for each of Mr. Jacobs and Mr. Harik, effective as of the RXO spin-off date.

■
Taking into account stockholder feedback on how to address outstanding awards, the Committee extended the vesting schedule of the 2018 award by two years to December 31, 2024, aligning with the original vesting schedule of the 2019 award and also applied a post-vesting sales restriction on the entire pool of shares across both awards, which expires on December 31, 2025.

STOCKHOLDER OUTREACH AND ENGAGEMENT
Through collaboration by our investor relations team, management team and members of our Board, XPO has a robust year-round governance-focused stockholder engagement program. This program involves discussions about various matters of interest, such as our business and strategic priorities, financial and operating performance, corporate governance initiatives, executive compensation, ESG-related disclosures and practices, diversity and inclusion culture, human capital management and risk management. Feedback gathered from our stockholders throughout the year is regularly considered by the Board and management team, as the Board greatly values stockholder insights that help inform the decision-making processes and enhancements to XPO’s policies and disclosures.
The Compensation Committee considers dialogue with existing stockholders to be especially critical in formulating our executive compensation philosophy and program. To that end, as a part of a holistic compensation review, following the 2022 Annual Meeting, XPO conducted a robust outreach and engagement program which members of the Compensation Committee participated in. Compensation Committee members participated in meetings with stockholders holding 31% of our common stock. A priority of the engagement initiative was to further understand the stockholder concerns that drove the 2022 say-on-pay vote in order to inform the design of Mr. Jacobs’, Mr. Harik’s and Mr. Anderson’s compensation program.
32	© 2023 XPO, Inc.

Our robust engagement program included outreach to a broad range of our stockholders, with engagement statistics outlined below:
RESPONSIVENESS TO 2022 SAY-ON-PAY VOTE
The following chart summarizes: (i) the executive compensation feedback provided by our stockholders through our focused engagement, and (ii) the ways in which the Committee sought to address this feedback in its decisions on prospective executive pay design and disclosures.
WHAT WE HEARD FROM STOCKHOLDERS	RESPONSIVE ACTIONS
Modifications to Outstanding Awards
Equity Mix
■ Stockholders generally expressed a preference for the outstanding 2020 Cash LTI performance-based awards to incorporate an equity component, as opposed to being entirely cash-based.	■ Converted 100% of the target value of Mr. Jacobs and Mr. Harik’s final 2023 tranche of the 2020 Cash LTI performance-based awards into performance-based equity.
Metrics

■
Some stockholders expressed a preference to remove the adjusted cash flow per share metric in the 2020 Cash LTI performance-based awards and, in choosing new operational or financial metrics for go-forward PSU awards, to exclude gains from sales of real estate in calculating the selected measures.

■
Most stockholders continued to support the inclusion of relative metrics, such as relative TSR, in LTI award structures.

■
Eliminated the adjusted cash flow per share metric from the final 2023 tranche of the 2020 Cash LTI performance-based awards and replaced it with a relative TSR metric to further align executive compensation with stockholder interests.

■
Operational and financial metrics used in our PSU award constructs exclude the impact of gains from real estate sales.

33	© 2023 XPO, Inc.

WHAT WE HEARD FROM STOCKHOLDERS	RESPONSIVE ACTIONS
Change-in-Control Provision

■
Stockholders inquired about the Committee’s stance on moving away from a single-trigger change-in-control provision in the previously granted awards, and indicated a preference for double-trigger provisions.

■
Eliminated single-trigger change-in-control provisions from outstanding performance-based awards held by NEOs, including those converted following the RXO spin-off; double-trigger provisions have now been applied to all outstanding awards.

Go-Forward Compensation Program Structure
Formulaic Structure
■ Stockholders expressed a preference for STI and LTI program structures to be less discretionary, more predictable and more formulaic.
■
Committed to a STI award that is purely formulaic

•
2023 Annual Incentive for executive chairman, CEO and CFO based on adjusted EBITDA, with the application of a linear bonus payout curve from 50% threshold for performance at 90% of target to 200% at maximum for 120% of target

■
Adopted a formulaic LTI program with multiyear vesting periods, to be granted annually; this further reinforces a reliable, predictable incentive structure and aligns pay with performance

•
For executive chairman and CEO 80% of the award opportunity in the form of performance-based RSUs and 20% as time-based RSUs

•
For CFO 65% of the award opportunity in the form of performance-based RSUs and 35% as time-based RSUs

CEO Promotion

■
Stockholders overall asked for XPO to continue its robust disclosure of the CEO compensation package and sought to understand the structure of the Promotion PSU award granted to Mr. Harik in connection with his transition to the CEO position after the RXO spin-off.

■
As described further in this CD&A, Mr. Harik received a promotion award at his assumption to the CEO role to recognize his contributions to date and provide a competitive compensation package commensurate with the role. The Promotion PSU award is based entirely on achieving challenging relative TSR goals over a four-year cliff period, with target paying out if XPO’s performance is at the 67th percentile relative to the S&P Midcap 400, and payout of 150% of target if performance is at the 83rd percentile ranking, with a chance to qualify for a modifier (up to a cap of 200% total payout) if XPO’s TSR further outperforms select transportation peers.

CD&A Disclosure

■
Stockholders requested more clear disclosure of the Committee’s considerations with respect to how it structured LTIs awarded to top executives, the reasoning behind the metrics chosen, and the level of pay granted.

■
Stockholders requested more clarity around the Committee’s use of a 25% modifier in the STI formula and the use of an ESG Scorecard.

■
This CD&A discloses the Committee’s considerations around changes made to executive awards, which included reevaluating the pay program’s structure in the context of stockholder feedback, and its relevance for the current company after two successive spin-offs.

■
This CD&A includes a thorough description of the Committee’s go-forward approach to executive compensation, including the removal of discretionary components of the STI program, and a new construct for the annual LTI awards.

■
The Committee expanded its disclosure of the initiatives embedded in the ESG scorecard by providing a view of all 43 deliverables relevant to the determination of 2022 performance achievement

34	© 2023 XPO, Inc.

WHAT WE HEARD FROM STOCKHOLDERS	RESPONSIVE ACTIONS

within the 2020 Cash LTI program, as well as the adjustments to the scorecard deemed necessary by the Committee in connection with the RXO spin-off for the final 2023 tranche of the award (now a part of a replacement PSU structure, remaining at a weighting of 25%). See Annex B entitled “ESG Scorecard — 2022 Deliverables and Achievements”.

2023 GO-FORWARD APPROACH TO EXECUTIVE COMPENSATION
In response to stockholder feedback, the Committee developed a new structure of compensation for our NEOs that includes an annual LTI grant, with the majority comprised of performance-based RSUs, and a purely formulaic STI.
In establishing the new structure, the Committee sought to maintain its longstanding goals of: (i) ensuring that executive compensation is overwhelmingly tied to performance, (ii) creating incentives that have more rigorous achievement standards than the market norm for the industry, (iii) ensuring strong alignment to stockholder value creation and (iv) being responsive to stockholder feedback. We believe the features described below appropriately reflect these objectives.
Elements of Executive Compensation
	Component	Key Characteristics
1	Base Salary
■
Fixed cash compensation corresponds to experience and job scope, and is aligned with market levels

■
No guaranteed annual increases; the Committee determines eligibility for an increase based on annual market assessment

2	Short-Term Incentives (STI) for our Executive Chairman, CEO and CFO
■
Formulaically tied to performance against the company’s annual adjusted EBITDA target; paid out annually in the first quarter

■
Removed the modifier that permitted adjustments to the formulaic bonus outcome by up to +25%, based on the Committee’s review of ancillary financial and strategic factors

■
Payouts are determined based on a linear bonus payout curve with a 50% payout at 90% of target and a maximum 200% payout at 120% of target

■
The cut-in at 90% of target is more rigorous than standard market practice of 75% to 80% in the industry peer group

3	Long-Term Incentives (LTI) for our Executive Chairman, CEO and CFO
■
Annual award opportunity for the CEO and executive chairman is 80% allocated to PSUs and 20% allocated to time-based RSUs

■
Annual award opportunity for the CFO is 65% allocated to PSUs and 35% to allocated RSUs

■
XPO’s LTI allocation of PSU mix is higher than industry peers (e.g., peer group CEO median is 61% based on 2021 compensation structures)

■
LTI target levels will be assessed annually by the Committee using market benchmarking analysis

■
PSUs emphasize high growth and high returns, with rigorous standards for threshold, target, and maximum payouts:

•
Financial performance goals in the PSU framework are tied to the company’s multi-year outlook for the LTL business, as communicated to the investor community at the time of the RXO spin-off

•
A relative TSR metric in the PSU framework ensures alignment with stockholder interests over the long term

•
Awards are capped at 200%

35	© 2023 XPO, Inc.

At-Risk Compensation
The Committee believes that most of the compensation for the executive chairman, CEO and CFO should be at risk and tied to a combination of long-term and short-term company performance, with a greater weighting on long-term performance.
The following charts show the percentage of the 2023 target total annual compensation that is variable or at risk, versus fixed, with respect to the 2023 compensation structure developed for our NEOs included in this Proxy Statement — first for Mr. Harik as our go-forward CEO (effective November 1, 2022); and second, Mr. Jacobs in his role as executive chairman (effective November 1, 2022) together with Mr. Anderson as our newly appointed CFO (effective November 8, 2022, replacing Mr. Tulsyan, who became a senior advisor, finance on November 8, 2022 and exited the company on January 6, 2023).
At-risk compensation includes both the target performance-based cash bonus and performance-based equity award. By contrast, the fixed component of pay is comprised of a combination of base salary and RSUs. LTI compensation excludes base salary and STIs, and includes RSUs plus at-risk compensation.

CEO
Executive Chairman and CFO
At-Risk
Long-Term
15%
77%
At-Risk
Compensation
60%
8%
17%
17%
70%
At-Risk
Compensation
54%
13%
16%
Base Salary
Short-Term Incentive
Performance-Based RSUs
Time-Based RSUs

The Committee may utilize a different mix of at-risk compensation for other executive officers depending on the unique circumstances of their roles and their hire or promotion, taking into account the Committee’s commitment to aligning executive pay with performance.
2023 Target Pay Levels for Current NEOs
Mr. Jacobs and Mr. Harik each entered into employment agreements in connection with their transition to their new roles in August and September 2022, respectively; these agreements became effective upon the RXO spin-off on November 1, 2022. Mr. Anderson entered into an offer letter agreement (the “CFO Offer Letter”), a Confidential Information Protection Agreement (the “CIPA”), and a Change in Control and Severance Agreement (the “CFO Severance Agreement”) in connection with his hiring as CFO, effective November 8, 2022. These agreements (collectively, the “NEO Agreements”) outline the terms and conditions of employment with XPO, including all restrictive covenants that benefit the company, with provisions such as non-competition and non-solicitation of customers and employees, as well as the target compensation opportunity designated by the Committee for base salary, annual STIs, annual LTIs, and other separation benefits that the executives would qualify for under specified circumstances. The material terms of these agreements are described later in the section, Employment Agreements with NEOs. There are no multi-year guarantees established in the NEO Agreements. The Committee may adjust compensation levels from year to year based on its annual assessments of performance and market benchmarks. For 2023, the Committee determined that no changes to base salary or target variable compensation levels were warranted, given the recent assessments of competitive pay levels conducted in late 2022, as well as updated assessments conducted again in early 2023.
In setting target pay opportunities for our executive chairman, CEO and CFO, the Committee takes into account stockholder feedback from our extensive engagement sessions and reviews annual market benchmarking analyses for both the established peer group (the “CD&A Peer Group”) as well as a broader multi-industry group of public companies in the revenue range of $5 billion
36	© 2023 XPO, Inc.

to $10 billion (XPO reported revenues for 2022 were $7.7 billion). These groups are described below under the heading Benchmarking Executive Compensation Levels. As discussed with our stockholders, the Committee’s practice is to position pay for certain executives, particularly for our CEO, within close range of the multi-industry market median (e.g., within 15% above median) and at the top quartile of the CD&A Peer Group, as long as the following conditions are met:
■
The “overage” of target pay relative to the CD&A Peer Group median is comprised entirely of performance-based pay; and

■
The hurdles to achieve the performance-based pay components are more rigorous than market standards.

In alignment with its pay-for-performance philosophy, the Committee would consider adjustments to target pay levels (particularly for LTI compensation) or design constructs (e.g., raising performance targets in PSUs and STI) if the company demonstrates sustained or persistent underperformance on multiple critical financial or operational KPIs relative to internal targets or industry performance benchmarks. The Committee may also utilize a different approach to target pay for executive officers other than our executive chairman, CEO and CFO depending on the unique circumstances of their roles and their hire or promotion, taking into account the Committee’s commitment to aligning executive pay with performance.
In the Committee’s review of 2023 go-forward compensation, Mr. Harik’s annual total target direct compensation was positioned at the 84th percentile of the CD&A Peer Group median and 12% above the multi-industry market median (with a sample size of 114 CEOs), based on disclosed 2021 compensation levels. Importantly, the entire overage against market median in Mr. Harik’s compensation is performance-based pay, tied to ambitious goals underlying the company’s publicly disclosed five-year business plan. That is, when reviewing “basic pay” elements (base salary, target bonus and time-based RSUs combined), Mr. Harik’s target compensation level is at the 51st percentile of the CD&A peer group CEOs. In order to achieve notable above-median pay, all of the performance goals included in the PSU program must be attained at the high growth levels established by the Committee in the design framework.
As shown in the chart below, the percentage of at-risk compensation levels of our NEOs included in this Proxy Statement is notably higher relative to the 2023 peer group.

Market Analysis of At-Risk Compensation
(Using CD&A Peer Group)
At-Risk Compensation
Fixed Compensation
CEO
23%
77%
39%
61%
Non-CEO *
30%
70%
50%
50%
XPO
Peer Group
XPO
Peer Group

Note: Peer group data reflects the average pay mix for the second and fifth highest-paid NEOs

Additional information regarding the benchmarking process is provided in the Benchmarking Executive Compensation Levels section below, including determination of executive chairman pay.
The following table provides a synopsis of the 2023 annual target compensation components for our NEOs included in this Proxy Statement:
		ANNUAL CASH COMPENSATION			ANNUAL LTI COMPENSATION
NEO	Base Salary	Target Bonus (% of Base Salary)	Target Bonus ($ Value)	Total Target Annual Cash Compensation	Target PSUs	Target RSUs	Total Target Annual Direct Compensation
Brad Jacobs	$600,000	150%	$900,000	$1,500,000	$4,000,000	$1,000,000	$6,500,000
Executive Chairman					(80% of LTI)	(20% of LTI)
Mario Harik	$850,000	200%	$1,700,000	$2,550,000	$6,000,000	$1,500,000	$10,050,000
Chief Executive Officer					(80% of LTI)	(20% of LTI)
Carl Anderson	$625,000	100%	$625,000	$1,250,000	$1,137,500	$612,500	$3,000,000
Chief Financial Officer					(65% of LTI)	(35% of LTI)
37	© 2023 XPO, Inc.

2023 Formulaic Short-Term Incentive Program
STIs, or annual cash bonuses, for our NEOs included in this Proxy Statement are paid from the same incentive plan as all other bonuses for eligible XPO corporate employees; however, payouts for such executive officers are evaluated based on a more rigorous payout curve, with a cut-in (or threshold performance) starting at 90% of the full-year adjusted EBITDA, versus 80% threshold performance for all other participants.
In response to stockholder feedback to modify the STI program to be entirely formulaic, starting with the 2023 performance year, the Committee is eliminating the modifier that previously allowed for adjustment to formulaic bonuses by up to +25%, based on considerations of supplemental financial and operational measures and the NEO’s performance on strategic objectives.
To determine whether any additional changes to the STI framework were necessary as a result of XPO’s transformation into a pure-play LTL business in North America following the RXO spin-off, beyond those suggested by our stockholders, in 2022, the Committee also commissioned its independent compensation consultant to conduct a comprehensive study of bonus incentive designs across the CD&A Peer Group and concluded that there were no additional call-outs that would trigger further changes.
The year-over-year STI program changes and considerations are summarized below:
Key Terms	2022 Incentive Plan	2023 Go-Forward Incentive Plan
Performance Metric	■ 100% based on absolute adjusted EBITDA (inclusive of all company businesses)
Maintain
■
XPO has typically viewed adjusted EBITDA as a mainstay goal for financial performance measurement in each of its reportable segments

■
All CD&A Peer Group companies use a profitability metric in their STI plans (with a median weighting of 50%)

Cut-in for Threshold Payout	■ 90% cut-in to be eligible for bonus (with payout at 50% of target)	Maintain ■ More rigorous than companies in the CD&A Peer Group, in which the median cut-in is 80% for profitability metrics, with 50% of target payout
Linear Payout Curve
■
Final bonus payout for the NEOs aligns to the calculated corporate pool, once the 90% cut-in is met

■
Linear interpolation between attainment points, based on the curve shown below

■
Maximum payout of 200% at 120% of target

Maintain
■
The median performance range associated with a profitability metric is 80% of target at threshold and 120% of target at maximum

■
Most companies in the CD&A Peer Group cap payout at 200% of target

Supplemental Performance Indicators	Modifier (up to +25% of accrued bonus) ■ Considers supplemental KPIs (e.g., revenue, free cash flow and annual TSR), as well as strategic initiatives and individual performance	Eliminate ■ Stockholders prefer an entirely formulaic structure, with no adjustments considered without precise measurements for each individual modification proposed
STI Payout Curve for NEOs
The Committee may utilize a different approach to STIs for executive officers other than our executive chairman, CEO and CFO depending on the unique circumstances of their roles and their hire or promotion, taking into account the Committee’s commitment to aligning executive pay with performance.
2023 Annual Long-Term Incentive Design
In developing the go-forward annual LTI construct for our NEOs, the Committee relied primarily on the following five factors, with the overall goal of motivating our executives to perform at the highest standards of excellence and deliver strong results for our stockholders:
38	© 2023 XPO, Inc.

1	Previous stockholder feedback centered on LTI structural design
2	Evaluation of peer group incentive pay designs and practices, provided by the Committee’s independent advisor
3	The Committee’s longstanding tradition of maintaining ambitious targets for relevant company metrics and a higher proportion of LTI allocated to PSUs
4	XPO’s strategic priorities post-spin-off, with specific focus on aligning to the company’s five-year outlook for the LTL business, as conveyed to investors in October 2022
5	Alignment with stockholders’ interests
Stockholder Feedback
Our stockholders provided insights about their general preferences for LTI and PSU designs during our productive engagement sessions over the last several years. These insights aligned largely with the factors noted above, including that LTI (and/or any portion of LTI awarded in the PSUs), should:
i.
Be awarded in a more predictable cadence (e.g., annually), rather than periodically as “one-off” grants;

ii.
Have a tiered pay-for-performance scale versus a binary “hit or miss” goal structure;

iii.
Include a relative performance or market-based metric;

iv.
Be settled primarily in stock rather than in cash;

v.
Have a double-trigger change-in-control provision, rather than a single-trigger provision;

vi.
Remove absolute adjusted cash flow per share as a core award metric;

vii.
Exclude gains from real estate sales in all operational metrics that may be considered in future award designs; and

viii.
Align tightly with the five-year targets for the North American LTL business but use shorter performance measurement intervals.

The Committee thoroughly incorporated their feedback. The new annual structure for performance-based awards, as illustrated in the table at the end of this section, features the core elements of the award framework. Key responsive actions taken by the Committee include:
i.
Annual LTI award targets, including the significant proportion dedicated to performance-based, at-risk stock compensation versus time-based RSUs, have been established for each of our ongoing NEOs, and both the 2023 RSUs and 2023 PSUs have three-year vesting schedules (ratable for RSUs and cliff for PSUs).

ii.
The new PSU construct now incorporates a scaled payout structure.

iii.
The Committee maintained a relative TSR metric in the award design (as introduced in past PSU award grants) with a 40% weighting to underscore the Board’s and our NEOs’ commitment to deliver meaningful upside to XPO’s stock price over the long-term.

iv.
LTI will be issued entirely in stock-based compensation and the last remaining tranche of the 2020 Cash LTI grant has now been fully converted to stock-based compensation, as of February 2023.

v.
All outstanding equity awards held by NEOs have now been modified to include a double-trigger change-in-control provision, either through modifications made to outstanding PSU awards at the time of the RXO spin-off, or through the process of converting the final outstanding 2020 Cash LTI award to performance-based equity in February 2023 for our active NEOs.

vi.
The new PSU award construct does not include an absolute adjusted cash flow per share target, which was commonly used in past awards. Moreover, in the process of converting the final outstanding 2020 Cash LTI tranche, the Committee eliminated entirely both the absolute and relative goals related to adjusted cash flow per share.

vii.
The Committee, with input from the management team, selected core three-year financial and operational metrics for inclusion in the annual award structure that align to the company’s five-year financial and operational KPI outlook for the North American LTL business, as disclosed to investors in conjunction with the RXO spin-off.

viii.
The calculations of the three-year performance targets are predicated on the financial models and operating assumptions used to formulate the five-year LTL plan. In addition to the relative TSR metric with a 40% weighting, as noted in point (iii) above, the two complementary financial and operational metrics in the award program are:

39	© 2023 XPO, Inc.

■
LTL adjusted EBITDA compound annual growth rate (CAGR) (40% weighting): A target of 8% adjusted EBITDA CAGR for the three-year cliff performance period, starting with full-year 2022 and ending with full-year 2025. The LTL long-term target specifies 11% to 13% adjusted EBITDA CAGR by December 31, 2027 (from a 2021 baseline). With the 2023 performance year facing a challenging macroeconomic environment, 8% CAGR by the end of year three will require significantly stronger performance in 2024 and 2025 to be attained.

■
LTL adjusted operating ratio improvement (20% Weighting): A target of 300 basis points of improvement over the three-year cliff performance period, starting with full-year 2022 and ending with full-year 2025. The LTL long-term target specifies an improvement of 600 basis points by December 31, 2027 (from a 2021 baseline). The 2025 target considers the current challenging economic environment and (similar to the adjusted EBITDA metric), the possibility of a muted 2023 performance.

In summary, the new PSU framework, which represents the majority of the LTI to be issued annually to our NEOs included in this Proxy Statement, includes:
Weighting	Performance Metrics	Performance Target and Measurement Period	Payout Scale (Straight-line interpolation between values)
40%	LTL Adjusted EBITDA Growth	CAGR of 8% (FY 2023 — FY 2025)	% of Target	% PSU Earned
			90%	50%
			100%	100%
			120%	200%
20%	LTL Adjusted Operating Ratio Improvement	300 bps (FY 2023 — FY 2025)	Achievement Level	% PSU Earned
			200 bps	50%
			300 bps	100%
			400 bps	200%
40%	Relative TSR: XPO vs. S&P Transportation Select Index	Three-year XPO TSR relative to three-year TSR of companies in the index (3/6/2023 -3/6/2026)	Percentile vs. Index	% PSU Earned
			< 40th	0%
			40th	25%
			50th	65%
			60th	100%
			75th	200%
Additional Key Features
■ Vesting schedule: Cliff vesting date of March 6, 2026, contingent upon achievement of the performance hurdles and continued XPO employment through the vesting date.
■ Post-vesting sales restriction: A one-year lock-up on the sale or transfer of shares post-vesting will apply to ensure continued long-term alignment with stockholder interests.
Annual Time-Based RSUs
In order to support the continued retention of our exceptional executive team, time-based restricted stock units also are granted annually to our NEOs, based on an allocation of 20% of total LTI for Mr. Jacobs and Mr. Harik and 35% of total LTI for Mr. Anderson. For the 2023 grant, vesting will occur in three equal installments on March 15 of 2024, 2025 and 2026. As with all other awards, a double-trigger change-in-control provision has been applied in response to stockholder preference to move away from the single-trigger provision that had been applied historically to LTI grants.
BENCHMARKING EXECUTIVE COMPENSATION LEVELS
In order to attract and retain high-performing talent, the Committee references prevailing pay rates when establishing target compensation opportunities as discussed above. To do this, the Committee uses a variety of sources that represent views of executive pay levels across both the broader market as well as the defined CD&A Peer Group. The Committee prefers to evaluate a range of information regarding market pay practices, as: (i) XPO has a longstanding history of sourcing executives from a diversity of industries outside of transportation and logistics industry segments, and (ii) the gamut of pure-play public transportation carriers of a size similar to XPO is extremely limited; the ultimate peer group is a mix of companies that extend beyond the actual business profile of XPO to adjacent industries, and may not be the most appropriate comparison in all cases.
40	© 2023 XPO, Inc.

At the beginning of 2022, following the spin-off of GXO, and prior to the spin-off of RXO, the Committee conducted a detailed review of the peer group to determine if any changes were needed. The detailed review included an assessment of revenues, market capitalization, industry representation, Transportation Index companies, and relevant high-performing organizations. As a result of the review, the Committee concluded that no changes to the peer group from last year was needed given:
■
Comparability of the peer group to XPO in terms of operating characteristics, revenues, and market capitalization. XPO’s revenues at the start of 2022 ranked at the 61st percentile relative to the peer group.

■
Limited compensation variability in the potential peer group versus the current peer group at the median.

These companies were used to review and establish target compensation for our NEOs for 2022, including Mr. Harik’s compensation upon his promotion to CEO. To establish the pay of our executive chairman, a more extensive comparative analysis was conducted, given the limited information available for executive chairman positions among the peer group. This is described further below, under the heading Executive Chairman Pay Approach.
Beyond setting compensation levels, the peer group also serves as the foundation for relative business performance assessments, incentive plan design, equity utilization, and determination of policies and practices (e.g., perquisites, stock ownership guidelines, etc.).
Peer Group for Non-Chairman Executive Pay prior to RXO spin-off:
PEERS
C.H. Robinson Worldwide, Inc.
CSX Corporation
Expeditors International of Washington, Inc.
FedEx Corporation
J.B. Hunt Transport Services, Inc.
Knight-Swift Transportation
Norfolk Southern Corporation
Ryder System, Inc.
Union Pacific Corporation
United Parcel Service, Inc.
Yellow Corporation(1)

(1)
Yellow Corp. (YELL) was formerly YRC Worldwide (YRCW)

At the start of 2023, following the RXO spin-off, another detailed review of the peer group was conducted to reflect XPO’s go-forward projected revenues. Based on this evaluation, the Committee established a new Peer Group consisting of 19 companies, with XPO’s 2022 revenue of $7.7 billion ranking at the 44th percentile. The change resulted in the removal of two peers — United Parcel Service, Inc. and FedEx Corporation — from the prior year’s peer group, due to their size of revenues relative to XPO, and the addition of ten new peers, including:
ADDITIONAL PEERS
ArcBest Corporation
Avis Budget Group, Inc.
Hertz Global Holdings, Inc.
Hub Group, Inc.
Landstar System, Inc.
Matson, Inc.
Old Dominion Freight Line, Inc.
Schneider National, Inc.
TFI International Inc.
Werner Enterprises, Inc.
41	© 2023 XPO, Inc.

Executive Chairman Pay Approach
In order to provide a more comprehensive understanding of executive chairman pay levels for which data is limited, the Committee’s independent compensation consultant analyzed 43 companies in the S&P 500 for which an executive chairman was in role for one full year or more, as of the end of 2021. Using this analysis, the Committee took a five-pronged approach in framing its considerations and making its final determinations on Mr. Jacobs’ ultimate pay level at target.
#	CONSIDERATION	MARKET ANALYSIS	COMMITTEE’S OUTCOME
1	The ratio of executive chairman (EC) annual total compensation to previous pay in the CEO position	This ratio was 50% at the median of the data set	At target as CEO, Mr. Jacobs’ annual total compensation was $13 million*. This was reduced to $6.5 million, yielding the same 50% CEO-to-EC ratio as market median
2	The ratio of EC total compensation to the new CEO’s total compensation	This yielded a range of 50% to 70% across the full data set, and 70% to 90% in cases where the EC had a longer, multi-year tenure
Mr. Jacobs’ $6.5 million target compensation is 65% of Mr. Harik’s $10.05 million target compensation — below the typical range of a longer-serving EC, and in the middle of the range across the full data set

3	The absolute total direct compensation of all ECs in the 43-company data set	$7 million at the group median	$6.5 million annual target compensation for Mr. Jacobs
4	The absolute total compensation of Mr. Jacobs and Mr. Harik combined, at target value, relative to the full data set	The data set yielded a total in the market of $15.5 million to $17.8 million for combined EC/CEO pay, when reviewing the 50th to 75th percentile range	Mr. Jacobs’ and Mr. Harik’s combined total compensation is $16.55 million, falling within the market range (within 7% of the median)
5	Pay mix of LTI and at-risk compensation relative to the full data set	57% of the EC’s total compensation at the median is issued in the form of LTI compensation and, in many cases, this is not performance-based
Of the $6.5 million in total direct compensation for Mr. Jacobs, $5 million, or 77%, is in the form of LTI, with 80% of that being performance-based stock units. In addition, another $900,000 is provided in the STI tied to a formulaic performance program

*
LTI portion consists of the 2022 tranche of the Cash LTI award granted in 2020

EXECUTIVE COMPENSATION OUTCOMES FOR 2022
Annual Cash Compensation
Annual base salary provides a fixed form of pay that is an important component of offering competitive pay to top-tier executives, and corresponds to an executive’s experience and job scope, and is balanced against variable performance-based STIs. Each year, the Committee reviews base salaries and annual STI targets, typically expressed as a percentage of base salary, and may make periodic adjustments in response to changes in job scope, prevailing market levels (as evaluated in our extensive benchmarking analyses), or other factors.
In 2022, the Committee approved changes to the base salaries and STI targets for Mr. Jacobs and Mr. Harik in connection with their respective role changes and in accordance with the terms of their employment agreements, as shown in the table below. Mr. Tulsyan’s salary and bonus target remained the same and Mr. Anderson’s compensation as a newly hired CFO was determined in alignment with market benchmarks, as described in the Benchmarking Executive Compensation Levels section above.
In effect, Mr. Harik received a total cash compensation increase of 127% for the final two months of 2022 and going forward for 2023, as he was promoted to CEO, yielding a blended total cash compensation for the year as shown in the NEO STI Payouts for 2022 section below. Mr. Jacobs’ compensation was decreased by 50%, as he transitioned to executive chairman effective November 1, 2022.
42	© 2023 XPO, Inc.

Summary of Changes to Annual Cash Compensation in 2022

January 1 – October 31	November 1 – December 31
Name		STI Target				STI Target
	Salary	% of Salary	$ Amount	Target Cash Compensation	Salary	% of Salary	$ Amount	Target Cash Compensation
Brad Jacobs*	$1,000,000	200%	$2,000,000	$3,000,000	$600,000	200%	$1,200,000	$1,800,000
Mario Harik	$500,000	125%	$625,000	$1,125,000	$850,000	200%	$1,700,000	$2,550,000
Ravi Tulsyan	$500,000	100%	$500,000	$1,000,000	$500,000	100%	$500,000	$1,000,000
Carl Anderson	—	—	—	—	$625,000	100%	$625,000	$1,250,000

*
For 2023, Mr. Jacobs’ bonus target is 150%. For the final two months of 2022, the STI percentage applied to Mr.Jacobs remained at 200%, in accordance with the terms of his employment agreement

NEO STI Payouts for 2022
The annual corporate incentive plan applicable to our NEOs and all other bonus-eligible corporate employees is weighted 100% on achieving the company’s adjusted EBITDA target for the year — a central KPI within the industry and a strong focal point with our investors. Adjusted EBITDA for 2022 was measured inclusive of the RXO businesses through the third quarter of 2022. Each NEO is eligible for an STI payout if annual adjusted EBITDA is at least 90% of the full-year target. The maximum annual STI payout opportunity is capped at 200% of target, in accordance with the linear payout curve delineated below.
For the 2022 plan year, the Committee had the flexibility to adjust individual NEO payouts upward (up to +25%) or downward (to zero) relative to the formulaic outcome on adjusted EBITDA performance, using a plan modifier. The modifier would be applied based on the Committee’s qualitative assessment of ancillary financial or strategic factors (e.g., absolute and relative performance on revenue, free cash flow, corporate or business unit KPIs, TSR metrics, operational improvement initiatives, etc.). However, despite strong performance on other financial metrics and strategic factors reviewed, the Committee elected not to adjust the formulaic outcome based on EBITDA performance.
As noted under the heading 2023 Formulaic Short-Term Incentive Program, the Committee has eliminated the modifier from the STI program going forward and, for 2022, approved formulaic funding based on actual adjusted EBITDA performance. The Committee further determined that consideration of other factors was not warranted, given that the LTIs already captured performance on other measures important to our stockholders, particularly LTL operating ratio improvement, total stockholder return and successful completion of the RXO spin-off.
In terms of actual performance, the company’s adjusted EBITDA exceeded target for 2022 by approximately 8% — representing $1.340 billion versus the target of $1.243 billion — as calculated including the operations that would become RXO through the third quarter. Based on the linear payout curve within the incentive plan, this yielded a payout of 140%.
The table below shows the 2022 STI outcomes based on the incentive plan formula and the Committee’s determinations. The payouts reflect blended rates of pay for Mr. Jacobs and Mr. Harik, as their roles transitioned with the RXO spin-off on November 1, 2022, and the new hire status of Mr. Anderson, who joined the company effective November 8, 2022 and received a proration of approximately 15% of the annual incentive amount. On January 23, 2023, the company entered into a separation agreement and general release with Mr. Tulsyan in connection with his termination as senior advisor, finance effective January 6, 2023. See the “Potential Payments Upon Termination or Change in Control” table for further details of the separation payments made to Mr. Tulsyan in connection with his termination, which includes a payment reflecting his 2022 bonus.

Target	Formulaic Bonus Payout	Committee Assessment
Name	Salary	STI Target %		Payout Curve Achievement	STI Based on EBITDA Achievement	% Modifier Applied to EBITDA Funded Bonus	Bonus Adjusted following Committee Assessment	2022 Salary + Final Bonus Payout
Brad Jacobs*	$929,561	200%	$1,859,121	140%	$2,602,769	Committee did not exercise the plan modifier available in 2022, yielding a purely formulaic outcome; plan modifier removed for 2023		$3,532,329
Mario Harik	$557,857	138%	$768,096	140%	$1,075,334			$1,633,192
Carl Anderson	$93,750	100%	$93,750	140%	$131,250			$225,000

*
The STI percentage applied to Mr. Jacobs remained at 200% during the final two months of the year, in accordance with the terms of his employment agreement

43	© 2023 XPO, Inc.

Long-Term Incentives
XPO’s incentive compensation is weighted heavily toward LTIs that are tied to ambitious goals for key operational and financial indicators. The Committee’s pay-for-performance philosophy is also focused on rewarding our NEOs for performance that creates substantial, long-term value for our stockholders. Awards are designed to tie closely to the company’s strategic operating plans, as communicated broadly to our investor community, to ensure alignment with expectations set publicly. The Committee’s goal is to ensure our executives remain laser focused on executing to exceptional operational standards, are incentivized to win against industry competition and drive long-term stockholder value creation.
In light of the transformational changes that were executed by the leadership team throughout 2022, we granted targeted awards to our NEOs as described in the table below entitled “NEO Stock Awards Granted in 2022”.
Mr. Jacobs received no incremental new awards for 2022. In response to feedback from our stockholders indicating a preference for performance-based awards in the form of stock, the Committee converted 50% of Mr. Jacobs’ 2022 tranche of the 2020 Cash LTI award, valued at $5 million, to Replacement LTL PSUs, consistent in format to those awarded to Mr. Harik (replacing 100% of Mr. Harik’s 2022 Cash LTI tranche).
As our newly appointed CFO, Mr. Anderson received new hire sign-on awards in 2022 totaling a grant value of $1 million, with 50% awarded in performance-based stock dependent upon significant XPO TSR outperformance against both a broader market index and select transportation peers, and 50% in time-based RSUs that cliff-vest in November 2024. Mr. Anderson’s TSR performance-based stock is consistent in format to Mr. Harik’s Promotion PSUs (the “Relative TSR PSUs”, as shown below).
In connection with the RXO spin-off, the Committee also approved modifications to outstanding performance-based awards for Mr. Jacobs and Mr. Harik, as described comprehensively in the section entitled Modifications to Pre-Spin Outstanding Performance-Based Awards in connection with RXO spin-off.
In all cases — both in the granting of new awards and the modification of outstanding unvested awards — the Committee approved double-trigger change-in-control provisions from the single-trigger provisions utilized in past awards, in response to a preference indicated by some of our stockholders.
The tables below provide: (i) descriptions of awards granted to our NEOs as LTIs in 2022; and (ii) for awards with certified goal achievements in 2022, the amounts granted along with their values as of December 31, 2022, and the final attainments, where relevant.
44	© 2023 XPO, Inc.

NEO Stock Awards Granted in 2022
AWARD GRANTED	DESCRIPTION	THE COMMITTEE’S RATIONALE
REPLACEMENT LTL PSUs Recipients: Mr. Jacobs Mr. Harik
■
Grant Date: March 7, 2022

■
Vesting Schedule: Cliff vest on December 31, 2023 (aligned with the performance period of the 2022 Cash LTI tranche it replaced)

■
Performance Metrics:

■
Gating Factor: Completion of the RXO spin-off no later than December 31, 2022

■
50% weighted on 2022 LTL adjusted EBITDA

■
50% weighted on 2022 LTL adjusted operating ratio improvement versus prior year

■
Details provided in the “LTL Performance-Based Stock Units (LTL PSUs)” table below

■
Performance Certified? Yes

■
52% Earned Payout (subject to continued time vesting through vest date)

■
Replaced 2022 cash tranche included in the 2020 Cash LTI award, in response to stockholder feedback in 2021 indicating a preference for stock-based compensation

■
Aligned metrics with path to LTL long-term targets conveyed to investors in 2022

■
The binary nature of the gating factor ensures a focus on successfully completing the spin-off transaction to position XPO for significant stockholder value creation through expected higher trading multiples over time

REGULAR LTL PSUs Recipients: Mr. Harik Mr. Tulsyan
■
Grant Date: March 7, 2022

■
Vest Schedule: Cliff vest on March 7, 2025

■
Performance Metrics:

■
Gating Factor: Completion of the RXO spin-off no later than December 31, 2022

■
50% weighted on 2022 LTL adjusted EBITDA

■
50% weighted on 2022 LTL adjusted operating ratio improvement versus prior year

■
Details provided in the “LTL Performance-Based Stock Units (LTL PSUs)” table below

■
Performance Certified? Yes

■
52% Earned Payout (subject to continued time vesting through vest date)

■
Details of the pro-rata vesting of equity awards held by Mr. Tulsyan in connection with his termination are included in the “Potential Payments Upon Termination or Change of Control” table below.

■
Aligned metrics with path to LTL long-term targets conveyed to investors in 2022.

■
The binary nature of the gating factor ensures a focus on successfully completing the spin-off transaction to position XPO for significant stockholder value creation through expected higher trading multiples over time

Applicable only to Mr. Harik:
■
Granted to Mr. Harik in recognition of his promotion to LTL acting president (appointed in October 2021)

Applicable only to Mr. Tulsyan:
■
Granted to Mr. Tulsyan as part of his annual CFO total compensation structure, bringing total direct compensation to $4 million

■
100% of LTI for Mr. Tulsyan was granted in PSUs, compared to an average 50% for at-risk, performance-based LTIs for CFOs in the CD&A Peer Group

45	© 2023 XPO, Inc.

AWARD GRANTED	DESCRIPTION	THE COMMITTEE’S RATIONALE
RELATIVE TSR PSUs Recipients: Mr. Harik Mr. Anderson
■
Grant Date:

■
Mr. Harik — August 5, 2022

■
Mr. Anderson — November 8, 2022

■
Vest Schedule: Cliff vest on fourth anniversary of grant date

■
Performance Metrics:

■
100% relative TSR with two-step calculation process: (i) a baseline measuring XPO’s four-year TSR performance against that of companies within the S&P Midcap 400 Index, and (ii) a multiplier based on XPO’s TSR performance against that of select weighted transportation peers

■
Details provided in the “Relative TSR Performance-Based Stock Units” table below

Applicable only to Mr. Harik:
■
Gating Factor: Completion of the RXO spin-off no later than March 31, 2023

■
Post-Vest Sales Restriction: Lock-up on the sale or transfer of shares for one year after settlement of shares, except in the event of a change in control or death

■
Performance Certified? No (performance is still outstanding)

■
Aligned with stockholder interest for high growth of XPO’s stock price over the long-term; no payout below a 67th percentile ranking against the broader market index, and maximum 200% payout requires a percentile ranking of 83 against the broader index, as well as meaningful outperformance of select transportation peers

Applicable only to Mr. Harik:
■
Granted in connection with Mr. Harik’s promotion to CEO

■
The Committee felt it was appropriate to recognize this milestone career accomplishment of Mr. Harik while applying rigor to the award design to incentivize a strong focus on XPO’s growth in market position versus core competitors

■
The binary nature of the gating factor ensures a focus on successfully completing the spin-off transaction to position XPO for significant stockholder value creation through expected higher trading multiples over time

Applicable only to Mr. Anderson:
■
Provided as part of new hire sign-on award in the CFO offer package (50% of total sign-on award), in line with standard market practice for C-suite level roles

NEW HIRE SIGN-ON RSU Recipient: Mr. Anderson	■ Grant Date: November 8, 2022 ■ Vest Schedule: Cliff vest on November 8, 2024 ■ Performance Certified? No (time-based only)	■ Provided as part of new hire sign-on award in the CFO offer package (50% of total sign-on award), in line with standard market practice for C-suite level roles
RXO SPIN-OFF INCENTIVE Recipient: Mr. Tulsyan
■
Grant Date: March 7, 2022

■
Vest Schedule: Cliff vest on March 7, 2025

■
Gating Factor: Completion of the RXO spin-off no later than December 31, 2022

■
Time-based vesting after gating factor is achieved

■
Performance Certified? Yes

■
100% Earned Payout

■
Details of the pro-rata vesting of equity awards held by Mr. Tulsyan in connection with his termination are included in the “Potential Payments Upon Termination or Change of Control” table below.”

■
Granted to incentivize successful execution of the RXO spin-off, recognizing Mr. Tulsyan’s critical role in leading the complex strategic process over the course of eight months and delivering on stockholder requests to simplify the company’s business portfolio

*
Settled in the full earned amount after termination date of January 6, 2023, pursuant to the terms of the applicable award agreement

46	© 2023 XPO, Inc.

LTL Performance-Based Stock Units (LTL PSUs)
The construct below applies to the replacement awards granted to Mr. Jacobs and Mr. Harik, the additional award issued to Mr. Harik in connection with his promotion to acting president of LTL and the LTI compensation provided to Mr. Tulsyan as part of his total annual direct compensation, as noted above in the “NEO Stock Awards Granted in 2022” tables.
Weighting	Performance Metrics	2022 Target	Payout Scale (Straight-line interpolation between values)
Gating Factor to Qualify: Completion of the RXO Spin-Off no later than December 31, 2022
50%	LTL Adjusted EBITDA	$1 billion	LTL Adjusted EBITDA	% PSU Earned
			< $1 billion	0%
			$1 billion	100%
			$966 million	200%
50%	LTL Adjusted Operating Ratio Improvement	100 bps improvement vs. 2021 (as measured on December 31, 2022)	Basis Point Improvement	% PSU Earned
			< 100 bps	0%
			100 bps	100%
			200 bps	200%
Relative TSR Performance-Based Stock Units
The below framework pertains to the Relative TSR PSUs granted to Mr. Harik (Promotion PSU) and to Mr. Anderson (New Hire Sign-On PSU), as noted above in the “NEO Stock Awards Granted in 2022” tables.
Relative TSR Performance Measures		Payout Scale (Straight-line interpolation between values)
STEP 1: Baseline	XPO TSR performance vs. TSR of all companies within the S&P Midcap 400 Index	Percentile Position vs. Index Companies	% PSU Earned
		< 67th	0%
		67th	100%
		83rd	200%
STEP 2: Multiplier	XPO TSR performance vs. combined ODFL TSR (weighted 66.7)% and SAIA TSR (weighted 33.3)%	Annualized Basis Points Outperformance vs. Peers	% of Baseline Achieved
		≤ 200 bps	100%
		≥ 500 bps	133%
2022 Performance-Based LTI Outcomes — LTL Performance Stock Units
As described in the Long-Term Incentives section, the LTL PSUs included two performance goals related to the LTL business (each weighted 50%) which were provided as guidance to investors at the beginning of 2022, as well as a gating factor to quality for the award — the completion of the RXO spin-off no later than December 31, 2022. The table below illustrates these goals, which were specific to performance year 2022, with a tail of time-based vesting required, beyond these performance achievements, to fully vest in the respective award. The Committee was, therefore, able to certify achievement of the performance goals underlying this award at the beginning of 2023, while the time-based vesting element remains outstanding, contingent on continued employment.
47	© 2023 XPO, Inc.

The table below shows the outcomes the Committee certified for the LTL PSUs with respect of performance year 2022:
Weighting	Performance Metrics	2022 Target	2022 Actual(1)	Payout %	Payout Scale (Straight-line interpolation between values)
Gating Factor to Qualify – Achieved: Completion of the RXO Spin-Off no later than December 31, 2022
50%	LTL Adjusted EBITDA(1)	$1 billion	$1.002 billion	104%	Adjusted EBITDA	% PSU Earned
					< $1 billion	0%
					$1 billion	100%
					$966 million	200%
50%	LTL Adjusted Operating Ratio Improvement(2)	100 basis- point improvement vs. 2021	38 bps	0%	Basis Point Improvement	% PSU Earned
					< 100 bps	0%
					100 bps	100%
					200 bps	200%
Blended Payout %: 52%
(1) Performance metrics have been calculated in accordance with applicable award agreements

Payout values (using XPO’s stock price as of December 31, 2022) for Mr. Jacobs, Mr. Harik and Mr. Tulsyan are detailed in the Long-Term Incentives section above, and are subject to continued time-based vesting

2022 Performance-Based LTI Outcomes — 2020 Cash LTI
In the course of responding to our stockholders’ preference to issue share-based performance awards instead of cash awards, the Committee converted 50% of Mr. Jacobs’ 2022 tranche of the 2020 Cash LTI ($5 million) to LTL PSUs in March 2022 (as then-CEO), while converting 100% of Mr. Harik’s 2022 tranche ($2.25 million) to the same PSUs; Mr. Tulsyan was not a recipient of the 2020 Cash LTI grant. As a result, for the 2022 performance period, the Committee’s certification of performance outcomes on the cash-based award was relevant only for Mr. Jacobs (for the 50% of his 2022 tranche that remained cash-settled).
The components of the 2020 Cash LTI program, along with ultimate 2022 achievement levels for each of the three metrics incorporated in the plan, are provided below. Each goal exceeded target, yielding a blended payout value for Mr. Jacobs of $8.83 million, or approximately 177% of total target value (subject to continued time-based vesting conditions through early 2024).
Weighting	Performance Metrics	2022 Target	2022 Actual(1)	Payout %	Payout Scale (2022 Tranche)
50%	XPO Absolute Adjusted Cash Flow Per Share	$5.35	$6.19	178%	Achievement Level	% Earned
					< $5.35	0%
					$5.35	100%
					$5.89	150%
					≥ $6.42	200%
25%	Relative Cumulative Growth in Adjusted Cash Flow Per Share vs. 2020 (Compared to 15- Peer Comparator Group)	55th Percentile Rank	Ranked 3rd out of 16 (~85th percentile)	200%	XPO Percentile Rank	% Earned
					< 55th	0%
					55th	100%
					65th	150%
					≥ 75th	200%
25%	ESG Scorecard (43 initiatives for 2022, each equally weighted at 2.3 points)	80 – 85 points out of 100	Final Score of 86.2 (Details provided in Annex B)	150%	Scorecard Grade (Scale of 1-100)	% Earned
					< 80 points	0%
					≥ 80 points and < 85 points	100%
					≥ 85 points and < 90 points	150%
					≥ 90 points	200%
Blended Payout %: Approximately 177%

(1)
Performance metrics have been calculated in accordance with applicable award agreements

48	© 2023 XPO, Inc.

2022 Performance-Based LTI Outcomes — ESG Scorecard Highlights
ESG Scorecard Overview
Our ESG scorecard is designed to provide a progressive means of evaluating the management of ESG initiatives and incentivizing long-term, successive ESG achievements. The ESG scorecard metrics are a combination of annual and multi-year goals that span the total performance cycle of the award (performance years 2020, 2021, 2022 and 2023), with many metrics building to full achievement at the end of the four-year period. The Committee uses the scorecard to objectively assess performance, and the company uses it to monitor ESG progress.
Development of the ESG Scorecard
In 2020, the company commissioned a management consultant to conduct a gap analysis relative to our core peer group, so that we could better understand the optimal ESG tracking methods and disclosures of related KPIs and align more closely to market trends. In addition, we cross-referenced the gap analysis against the material issues designated at the corporate and business unit levels in our Sustainability Report materiality matrix, to narrow our focus to critical and highly relevant KPIs.
Using these material matters as a guide, our operational and functional leaders formed focus groups to identify the most relevant business initiatives and existing measurements that could form a basis for measurable ESG improvements over four years. The Committee agreed with the inputs from management and incorporated these recommendations into the scorecard. All targets were determined in July 2020, projecting forward for all four annual periods.
Spin-off Related Goal Recalibrations
The ESG scorecard was recalibrated to appropriately tailor the metrics and objectives to operational changes associated with the GXO spin-off in August 2021 and required further modification due to the RXO spin-off in 2022, as described below, under the heading Modification of the ESG Component in the Replacement PSU Award. The selected initiatives are more than 85% quantitative, with the remainder subject to predetermined hurdles or binary milestones.
Our ESG scorecard is organized into six categories, with an average of approximately 41 initiatives per year over the total span of the award. There were 43 initiatives in 2022, as described comprehensively in Annex B. Each initiative is weighted equally within the year, adding up to a total of 100 maximum points (2.3 points for each initiative with respect to 2022). For the goals that pertained to the operations that were spun off as RXO in 2022, the Committee captured the year-to-date (Quarter 1 through Quarter 3) performance measurements for the purpose of certifying the attainment of those respective goals.
Summary of ESG Scorecard Deliverables and Results for 2022
To address stockholders’ requests for greater disclosure of the scorecard targets and achievements, the chart in Annex B entitled “ESG Scorecard — 2022 Deliverables and Achievements” provides details of every deliverable included in the 2022 performance year tranche of the 2020 Cash LTI award. The ESG scorecard comprised 25% of the total compensation opportunity related to the 2020 Cash LTI award and, for 2022, was only applicable to Mr. Jacobs’ $5 million cash target related to the 2022 award tranche.
2022 ESG Score of 86.2%
Of the 43 initiatives for the 2022 performance year, 37 were achieved. Six were not achieved, resulting in a deduction of 13.8 points overall from a maximum score of 100, yielding a final score of 86.2. Based on the associated payout table shown below, this results in a 150% payout against the 25% portion of the 2020 Cash LTI award allocated to the ESG scorecard.
49	© 2023 XPO, Inc.

MODIFICATIONS TO OUTSTANDING PERFORMANCE-BASED AWARDS IN CONNECTION WITH RXO SPIN-OFF
In November 2022, the Committee modified outstanding PSU awards from 2018 and 2019. Additionally, in February 2023, the Committee approved modifications to the remaining tranche of the 2020 Cash LTI award, taking into account both stockholder feedback and the need to modify the ESG scorecard goals (which constituted 25% of the outstanding award) by removing goals related to business operations that spun off as RXO. These modifications impacted Mr. Jacobs and Mr. Harik only, as other NEOs do not hold the 2020 Cash LTI award.
Modification of the Outstanding 2018 and 2019 PSUs
Prior to the RXO spin-off, Mr. Jacobs and Mr. Harik held the following unvested PSUs. These PSUs had no sliding scale payout and were binary “hit or miss” awards, with a requirement to meet two separate performance hurdles within each award structure in order to achieve target payout; there was no payout potential above 100%, and no threshold level of pay for below-target achievement:
	PSU GRANT	GRANT DATE	ORIGINAL CLIFF VEST DATE	# UNITS OUTSTANDING	PERFORMANCE METRICS
1	2018 PSU	August 16, 2018	December 31, 2022	■ Mr. Jacobs: 393,346 ■ Mr. Harik: 38,124	■ Achievement of both $9.25 adjusted cash flow per share and $114.08 stock price by December 31, 2022
2	2019 PSU	June 5, 2019	December 31, 2024	■ Mr. Jacobs: 781,149 ■ Mr. Harik: 183,799
■
Achievement of both compounded annual
growth of at least 19% in adjusted EPS and
relative TSR outperformance of at least 310
percentage points against the S&P
Transportation Select Industry by December 31,
2022

In their deliberations on how to properly address the modification requirements for these awards, the Committee evaluated market practice in recent spin-off transactions, while also considering whether a fair adjustment methodology could be applied after two successive spin-offs (GXO in August 2021 and RXO in November 2022). The XPO profile was altered significantly by these transactions, from a company with $16 billion of revenue, $1.4 billion of adjusted EBITDA and over 100,000 employees in 2020, to one with $7.7 billion of revenue, approximately $1 billion of adjusted EBITDA and approximately 38,000 employees as of December 31, 2022.
The Committee reviewed market analysis of approximately 30 spin-off transactions occurring since January 1, 2015, with sufficient spin-off equity treatment disclosure, meeting the following criteria: (i) SpinCo revenue of at least $1 billion; and (ii) a SpinCo to RemainCo revenue ratio greater than or equal to 20%. The findings of this review indicated that approximately 72% of companies (including both SpinCo and RemainCo entities) converted some or all of their outstanding executive PSUs into time-based RSUs vesting on their original schedule. Companies that opted for continued performance treatment typically had performance goals that were either: (i) entirely based on relative TSR and thus required no new or modified goals; or (ii) performance based on a multi-year average of individual one-year periods, which are more easily adapted than an interrupted multi-year cliff performance period.
For XPO, the 2018 and 2019 awards each had both financial and stock-price/TSR-related goals that must be achieved in tandem, and were structured as cliff vesting periods, based on measurement at one end point versus one beginning point in the cumulative period. Recasting the performance goals to reflect the same rigor as the original construct used for the XPO conglomerate could result in failing to credit partial performance gains already attained at that point in the vesting period of each award. Additionally, with the significant changes to XPO’s profile as a result of the RXO spin-off and the uncertainty surrounding the impact of other potential strategic alternatives, the Committee could not reliably project company performance goals out to 2024.
In light of these considerations, and taking into account stockholder perspectives on how to address outstanding awards, the Committee decided to convert the combined target shares in these two outstanding awards to time-based RSU awards for each of Mr. Jacobs and Mr. Harik, effective as of the RXO spin-off date. However, in exchange for removing the associated performance hurdles, the Committee enacted the following changes:
i.
Extended the vesting schedule of the 2018 award by two years, to December 31, 2024, aligning with the original vesting schedule of the 2019 award;

ii.
Applied a post-vesting sales restriction on the entire pool of shares across both awards, which expires on December 31, 2025; and

iii.
Modified the change in control provisions applicable to the awards from single-trigger to double-trigger, responding to stockholder requests to eliminate single-trigger vesting provisions from LTIs.

50	© 2023 XPO, Inc.

From a reporting perspective, these modifications impact the Summary Compensation Table by showing the modified values of these older, previously-reported awards as though they are new, incremental grants with respect to the 2022 performance year. To clarify the Committee’s actual decisions for 2022, we have provided our stockholders with an alternate view of the Summary Compensation Table to consider, entitled Supplemental Summary Compensation Table, located under the required Summary Compensation Table. It is critically important to view these adjustments as tailored changes that maintain the intended operation and values of these awards, as opposed to new grants that represent supplemental value.
Modification of the Outstanding 2020 Performance-Based Cash LTI Grant
In February 2023, the Committee certified performance achievements in connection with the 2022 tranche of Mr. Jacobs’ 2020 Cash LTI award. The Committee also re-evaluated the structure of the remaining 2023 tranche of the awards for both Mr. Jacobs and Mr. Harik, who had $10 million and $2.25 million, respectively, of target award values outstanding in the tranche.
Based on: (i) stockholder feedback to denominate performance awards in equity rather than cash; and (ii) the impact of the RXO spin-off on the company’s profile, which directly affected the construction of the absolute adjusted cash flow per share performance metric in the award structure, the Committee decided to make meaningful revisions, effectively canceling the original version of the award and replacing it with new performance-based shares, with metrics that were realigned with post-spin-off strategic priorities. The target amounts and combined vesting/sales restriction schedules were preserved in the issuance of the replacement awards.
Unlike the 2018 and 2019 PSUs, the 2020 Cash LTI award contained distinct annual performance goals and measurements (for each of the years from 2020 through 2023), allowing the Committee to consider recalibrations of the associated metrics more readily, without disrupting previous gains which were already certified and, for the first two tranches, settled and paid. In this case, rather than keeping the same goals as the existing structure, and responsive to stockholder input, the Committee removed the two metrics related to adjusted cash flow per share, replacing them with the metric of relative TSR versus the S&P Transportation Select Industry Index. This was done in response to stockholder insights from off-season engagement sessions that were completed in the first quarter of 2023. The new performance measurement period begins on November 1, 2022 and ends on December 31, 2024 (the annual PSU for 2023 would cover the period between March 6, 2023 and March 6, 2026).
Core Elements of the 2020 LTI Replacement Award Issued in 2023
Weighting	Performance Metrics	Performance Measurement Period	Payout Scale (straight-line interpolation between values for relative TSR)
75%	Relative TSR: XPO vs. S&P Transportation Select Index	November 1, 2022 (RXO spin-off date) through December 31, 2024 (start of 30-day trading average represents the period from November 1, 2022 – December 13, 2022)	Percentile vs. Index	% PSU Earned
			< 40th	0%
			40th	25%
			50th	65%
			60th	100%
			75th	200%
25%	ESG Scorecard	2023 deliverables stated in the ESG scorecard, modified to reflect remaining XPO business operations post-RXO spin-off	Scorecard Grade (Scale of 1-100)	% PSU Earned
			< 80 points	0%
			≥ 80 points and < 85 points	100%
			≥ 85 points and < 90 points	150%
			≥ 90 points	200%
Additional Key Features

■
Vesting schedule: Cliff vest on February 9, 2025, contingent upon achievement of the above performance hurdles and continued employment through the vesting date.

■
Post-vest sales restriction: Lock-up on the sale or transfer of shares post-vesting until January 15, 2026. Vesting plus sales lock-up aligns with the total vesting period of the 2023 original tranche of the 2020 Cash LTI.

51	© 2023 XPO, Inc.

Original Structure of the 2020 Cash LTI Replaced in 2023
Weighting	Performance Metrics	Payout Scale (2023 Tranche)
50%	XPO Absolute Adjusted Cash Flow Per Share	Achievement Level	% Earned (straight-line interpolation between values)
		< $5.95	0%
		$5.95	100%
		$6.55	150%
		≥ $7.14	200%
25%	Relative Cumulative Growth in Adjusted Cash Flow Per Share vs. 2020 (compared to Peer Group)	XPO Percentile Rank	% Earned (straight-line interpolation between values)
		< 55th	0%
		55th	100%
		65th	150%
		≥ 75th	200%
25%	ESG Scorecard (39 initiatives for 2023, each equally weighted at 2.6 points)	Scorecard Grade (Scale of 1-100)	% Earned
		< 80 points	0%
		≥ 80 points and < 85 points	100%
		≥ 85 points and < 90 points	150%
		≥ 90 points	200%
Note: Mr. Tulsyan was granted an equity-based award utilizing the same metrics and structure as the 2020 Cash LTI upon his appointment as CFO in September 2021. Due to his separation from the company on January 6, 2023, pursuant to the terms of his award agreement and upon the certification of achievement of the goals in the 2023 tranche of his equity award, he is entitled to a target of 86 shares from this tranche and 2,496 additional shares pursuant to the terms of his separation agreement (the remaining 2,625 shares have been forfeited). The Committee may elect to modify the award for these combined 2,582 target shares at a future date.
Modification of the ESG Component in the Replacement PSU Award
As part of the modification efforts to develop the 2020 LTI Replacement Award, the Committee reviewed the relevance of the 2023 goals embedded in the ESG scorecard and made the following adjustments, with the majority related to removing goals associated with the operations that were spun off as RXO. With these amendments, the ESG scorecard will continue to have deliverables across the topics of Workforce/Talent, Diversity, Equity and Inclusion, Employee and Community Safety, Environment and Sustainability, Information Security and Governance, with 39 initiatives for 2023.
52	© 2023 XPO, Inc.

	2023 ESG INITIATIVES	TARGET	CHANGE / RATIONALE
1	US DOT-Recordable Preventable Accident Frequency Rate (when holding number of miles driven constant with full-year 2020)	Prior year actual + 3% improvement	Removed RXO-related impact
2	Lost Workday Rate	<59	Removed RXO-related impact
3	Total Recordable Incident Rate (TRIR)	<0.95	Removed RXO-related impact
4	Fuel Efficiency Improvement	Maintain 7.1 mpg or higher by year end	Removed RXO-related impact
5	Registration as a Smartway Approved Carrier Partner	Maintain Partnership	Removed RXO-related impact
6	Average Age of Tractors	2.5 years	Removed RXO-related impact
7	CO2 Emissions Control in Europe: Includes machinery equipment, installations, and road truck emissions	Minimum 5% improvement from prior year	Replaced entirely due to unavailability of EcoTransit tool that was intended to provide the basis for this measurement; see point 8 below
8	CO2 Emissions Reduction in Europe: Achieved with electric vehicles, biofuels, reduction of empty miles and renewable energies usage	Minimum 10 million Kg of CO2 reduced in 2023
New goal replaces CO2 Emissions
Control in Europe:
Achieves a similar environmental benefit
as the original goal and alleviates the
measurement difficulties caused by a
delay in the implementation of the
EcoTransit tool

Equitable Adjustments of Equity-Based Awards in the RXO Spin-Off
Regarding the impact of the RXO spin-off on equity-based awards, our NEOs were treated the same as our other similarly-situated executives and corporate employees. For all then-active NEOs and corporate employees, each outstanding XPO equity award was treated in a manner similar to that experienced by XPO stockholders with respect to their XPO common stock. More specifically, each of these awards was deemed bifurcated into two separate awards: (i) an adjusted award covering XPO common stock; and (ii) a new award of the same type covering RXO common stock. Each of these two awards remain subject to the same terms and conditions (including with respect to vesting) immediately following the spin-off date as applicable to the corresponding award immediately prior to the spin-off date, except for the modifications and replacement awards relevant to our impacted NEOs, as described herein.
OUR EXECUTIVE COMPENSATION GOVERNANCE FRAMEWORK
Stock Ownership Policies
We believe that executive equity ownership in the company mitigates a number of risks, including risks related to executive attrition and undue risk-taking.
Guidelines
Stock ownership guidelines are expressed as a multiple of each NEO’s annual base salary:
■
CEO: 6x annual base salary

■
Other NEOs: 3x annual base salary

Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the NEO, plus unvested restricted stock units subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable.
53	© 2023 XPO, Inc.

Until the stock ownership guidelines are met, an executive is required to retain 70% of the net shares (after tax withholding) received upon settlement of equity-based awards. A newly appointed executive is required to reach his or her stock ownership guideline no later than three years from the date of appointment.
As of the Record Date, all NEOs were in compliance with our stock ownership guidelines.
In addition to our stock ownership guidelines, certain awards of our executive chairman and CEO were amended during 2022 to include one-year holding periods after vesting, as described above.
Clawback Policy
As described above under the heading Employment Agreements with NEOs — Clawbacks, Mr. Jacobs and Mr. Harik are party to agreements in connection with their employment, which include clawback restrictions with respect to LTI and STI compensation. Mr. Anderson is subject to agreements in connection with his LTI compensation which include clawback restrictions. The Committee is focused on mitigating the company’s risk associated with its compensation program for NEOs and believes that clawback provisions are an important tool to achieve this.
Annual STI Compensation
The employment agreements for Mr. Jacobs and Mr. Harik provide that if the NEO has engaged in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash STI or annual STI previously paid, net of any taxes paid by the NEO on such STI; (ii) cancel any earned but unpaid cash STI or annual STI; and/or (iii) adjust the NEO’s future compensation in order to recover an appropriate amount with respect to the restated financial results or the material loss.
Long-Term Incentive Compensation
The employment agreements for Mr. Jacobs and Mr. Harik include a clawback provision under which the NEO may be required, upon certain triggering events, to repay all or a portion of LTI compensation that was previously paid (including proceeds from previously-exercised and vested equity-based awards) and to forfeit unvested equity-based awards during the term of the employment agreements. In cases where a cure is possible, the NEO will first be provided with a specified cure period. These clawback provisions are generally triggered if any of the following conditions apply; the NEO:
■
Is terminated for cause, as defined in the employment agreement;

■
Has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss to our company or any of our affiliates; or

■
Breaches the restrictive covenants that are applicable under the employment agreement.

The time period for the company to take action under this clawback provision is up to six months from the date of termination for cause and, for all other specified conditions, at any time up to six months after learning of the conduct but in no event more than two years after the NEO engages in such conduct.
Mr. Anderson’s LTI agreements provide that if he breaches any restrictive covenant contained in any arrangements with the company or engages in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the company or any of its subsidiaries, the company may require him to repay any long-term incentive compensation that was previously paid (including proceeds from vested equity-based awards) and to forfeit unvested equity-based awards. In cases where a cure is possible, he will first be provided with a specified cure period.
Additional Provision
To the extent that the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in our employment agreements for Mr. Jacobs and Mr. Harik, and to the extent the company is required to implement a clawback policy pursuant to applicable law, such NEOs each will be subject to additional clawback provisions pursuant to such rules.
Mr. Anderson’s Severance Agreement provides that he will be subject to any legally mandated policy relating to the recovery of compensation, to the extent that the Company is required to implement such policy pursuant to applicable law.
Role of the Committee
The Committee is responsible for approving our compensation practices and overseeing our executive compensation program in a manner consistent with XPO’s compensation philosophy. The Committee is tasked with: (i) reviewing the annual and long-term performance goals for our NEOs; (ii) approving awards under incentive compensation and equity-based plans; and (iii) approving all other compensation and benefits for our NEOs. The Committee acts independently but works closely with the full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of an independent compensation consultant, as discussed further below.
54	© 2023 XPO, Inc.

Role of Management
Executive management provides input to the Committee, including with respect to the Committee’s evaluation of executive compensation practices. In particular, our CEO, Mr. Harik, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own or Mr. Jacobs’ compensation. The Committee carefully and independently reviews the recommendations of management without members of management present and consults its independent compensation consultant before making final determinations. We believe this process ensures that our executive compensation program effectively aligns with XPO’s compensation philosophy and stockholder interests.
Role of the Committee’s Independent Compensation Consultant
The Committee directly retained Exequity as its independent advisor throughout 2022. Among other things, the Committee’s independent advisor consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation and provides general advice and support to the Committee and the Committee’s chairman. Exequity’s support for the Committee in 2022 included reviewing LTI award grant proposals and LTI modifications for NEOs, providing guidance on various approaches and actions related to the RXO spin-off, assisting in guiding the design of the annual STI program and reviewing the content of this CD&A. Exequity did not provide any other services to the company.
The Committee considered the independence of Exequity in light of applicable SEC rules and NYSE listing standards. After taking into account the absence of any relationships with management and members of the Committee, as well as Exequity’s internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent Exequity from serving as an independent compensation consultant to the Committee.
OTHER COMPENSATION-RELATED ITEMS
Equity Granting Policy
All equity awards to NEOs are approved by the Committee with a grant date determined at the time of approval. The Committee does not target a specific time during the year to make equity grants, but grant dates are always on the date of Committee approval.
Benefits
Our NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in the XPO, Inc. 401(k) Plan and insurance benefit programs. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation” table following the CD&A.
Employment Agreements
We have entered into multi-year employment agreements with certain of our NEOs to promote long-term retention, while allowing the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading Employment Agreements with NEOs and the tables that follow the CD&A.
Separation from Employment of Mr. Tulsyan
Following Mr. Tulsyan’s separation from the company on January 6, 2023, and pursuant to the terms of his separation agreement, severance agreement, and transition agreement, Mr. Tulsyan received the following payments and benefits from the company in exchange for agreeing to a general release of claims in favor of the company and other promises by Mr. Tulsyan in the separation agreement, including: (i) cash severance payments equal to twelve months of Mr. Tulsyan’s base salary as in effect on the Separation Date, totaling a gross amount of $500,000; (ii) an additional payment of $8,200, equal to the estimated prorated target bonus for the 2023 performance year (January 1 through January 6); (iii) a lump sum equivalent to any unused carryover paid time off for 2022; (iv) a payment equivalent to what Mr. Tulsyan would have received as the funded bonus amount for the company’s 2022 annual incentive plan year if Mr. Tulsyan had remained employed through the payout date; (v) nine (9) months of outplacement services, and (vi) payment of Mr. Tulsyan’s COBRA premiums for medical and dental coverage for up to six (6) months from the Separation Date. Pursuant to the transition agreement, Mr. Tulsyan will receive a lump sum transition payment of $480,000, less applicable taxes and withholdings, to be paid on July 7, 2023. Mr. Tulsyan’s severance benefits are detailed in the “Potential Payments Upon Termination or Change of Control” table following this CD&A.
Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers.
As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, we believe that the tax deduction limitation imposed by Section 162(m) should not compromise the company’s access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and
55	© 2023 XPO, Inc.

our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.
Risk Assessment of Incentive Compensation Programs
The company, in partnership with a third-party compensation advisory group, last performed an assessment for the Committee in 2022, in order to determine whether there were material risks that could arise from our compensation plans and programs. This assessment included a review of material elements of non-executive and executive compensation plans that were in place as of March 2022. Any material changes enacted in the course of the RXO spin-off in 2022 and the first quarter of 2023 will be reviewed in this 2023 plan year. The Committee has concluded that for the 2022 plan year, the company’s compensation plans and programs are not reasonably likely to have a material adverse effect on the company.
COMPENSATION COMMITTEE REPORT
The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.
The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, as set forth above. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s 2022 on Form 10-K.
COMPENSATION COMMITTEE:
Johnny C. Taylor, Jr., chair
Allison Landry, member
Irene Moshouris, member (since November 1, 2022)
56	© 2023 XPO, Inc.

COMPENSATION TABLES
Summary Compensation Table
The table below sets forth information concerning the total compensation awarded to, earned by, or paid to our NEOs for the year ended December 31, 2022. We compensate our NEOs pursuant to the terms of their respective employment agreements. The information reported in the table below reflects the terms of such agreements. For more information about our NEOs’ employment agreements, see the discussion in this Proxy Statement under the heading Employment Agreements with NEOs.
Note: The Stock Awards column in the table below includes the impact of modifications to previously-granted outstanding stock awards in connection with the RXO spin-off. As a result, it does not clearly represent the compensation paid to our NEOs for fiscal year 2022. For a clearer representation of the compensation paid to our NEOs for fiscal year 2022, see the table titled “Supplemental Summary Compensation Table” below.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Brad Jacobs(6) Executive Chairman	2022	$929,561	—	$34,600,992(7)	$11,446,524	$13,880	$46,990,957
	2021	$1,000,000	—	—	$20,625,000	$418,280	$22,043,280
	2020	$1,000,000	$3,300,000	—	$17,500,000	$12,660	$21,812,660
Mario Harik(8) Chief Executive Officer	2022	$557,857	—	$7,381,069(7)	$1,075,334	$13,463	$9,027,723
	2021	$500,000	$100,000	—	$4,914,063	$12,863	$5,526,925
	2020	$500,000	$1,031,250	—	$3,937,500	$12,660	$5,481,410
Carl Anderson(9) Chief Financial Officer	2022	$93,750	—	$1,091,845(10)	$129,452	$263	$1,315,310
Ravi Tulsyan(11) Former Chief Financial Officer	2022	$498,626	—	—	$93,550	$13,463	$605,639
	2021	$431,539	$100,000	$2,084,951	$874,800	$12,545	$3,503,834
Supplemental Summary Compensation Table
The following table provides a clearer representation of the compensation paid to our NEOs for fiscal year 2022. It excludes the modifications of previously-granted stock awards in connection with the RXO spin-off, as described in footnote 7 below.
This Supplemental Summary Compensation Table view is for informational purposes only and is not presented in accordance with SEC requirements.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Brad Jacobs(6) Executive Chairman	2022	$929,561	—	—(7)	$11,446,524	$13,880	$12,389,965
	2021	$1,000,000	—	—	$20,625,000	$418,280	$22,043,280
	2020	$1,000,000	$3,300,000	—	$17,500,000	$12,660	$21,812,660
Mario Harik(8) Chief Executive Officer	2022	$557,857	—	—(7)	$1,075,334	$13,463	$1,646,654
	2021	$500,000	$100,000	—	$4,914,063	$12,863	$5,526,925
	2020	$500,000	$1,031,250	—	$3,937,500	$12,660	$5,481,410
Carl Anderson(9) Chief Financial Officer	2022	$93,750	—	$1,091,845(10)	$129,452	$263	$1,315,310
Ravi Tulsyan(11) Former Chief Financia Officer	2022	$498,626	—	—	$93,550	$13,463	$605,639
	2021	$431,539	$100,000	$2,084,951	$874,800	$12,545	$3,503,834

(1)
Annual cash bonus awards for 2022 are included in the column “Non-Equity Incentive Plan Compensation” and reflect formulaic annual cash bonus awards earned in respect of 2022 for Mr. Jacobs, Mr. Harik and Mr. Anderson. Mr. Harik and Mr. Tulsyan received an additional $100,000 cash bonus in 2021 in consideration of their work related to the GXO spin-off. Annual cash bonus awards for 2020 reflect discretionary annual cash bonus awards earned in respect of 2020 for Mr. Jacobs and Mr. Harik.

(2)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each Employee Matters Agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021 compared to the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either (i) the closing price per share of XPO common stock on October 31, 2022 compared to the closing price per share of XPO common stock on November 1, 2022 or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.

(3)
The amounts reflected in this column represent the aggregate grant date fair value of the awards made during each respective year, as computed in accordance with FASB ASC Topic 718. For additional information related to the measurement of stock-based compensation awards, see Note 15 to the financial statements included in our 2022 Form 10-K.

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(4)
The amounts reflected in this column for 2022 include formulaic annual cash bonus awards earned in respect of 2022 of  $2,612,822, $1,075,334 and $129,452 for Mr. Jacobs, Mr. Harik and Mr. Anderson, respectively. The amounts reflected in this column for 2022, 2021 and 2020 also include a cash LTI award granted in 2020 and earned in respect of 2022 for Mr. Jacobs, and both 2021 and 2020 for Mr. Jacobs and Mr. Harik. On July 31, 2020, the Committee awarded Mr. Jacobs and Mr. Harik LTI awards subject to achievement of an absolute adjusted cash flow per share goal, a relative growth in adjusted cash flow per share goal and a scorecard related to ESG goals. The award is earned in cash in four installments on the first anniversary of grant (July 31, 2021) and each of January 15, 2022, 2024 and 2026. The goals underlying the 2020 LTI award are subject to both performance-based and service-based conditions. The target award can be earned based on attainment of the absolute adjusted cash flow per share goals of  $3.04, $4.51, $5.35 and $5.95 for each of the second half of 2020 and full year 2021, 2022 and 2023, respectively (50% of award); the relative growth in adjusted cash flow per share goal at the 55th percentile (25% of award); or achievement against goals related to ESG as outlined in a comprehensive scorecard (25% of award). The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%. As discussed in more detail in Modification of the Outstanding 2020 Performance-Based Cash LTI Grant, on February 9, 2023, in connection with the RXO spin-off, the Committee approved the cancellation and replacement of 100% of the target amount of the 2023 tranche of the 2020 LTI award for Mr. Jacobs and Mr. Harik with PSUs (“PSU Replacement Awards”). Each PSU Replacement Award had a target grant date value equal to the canceled portion of Messrs. Jacobs’ and Harik’s LTI award. The PSU Replacement Awards are subject to a replacement of the absolute adjusted cash flow per share and relative growth in adjusted cash flow per share performance goals from the LTI awards’ final tranche with a relative TSR performance goal, weighted at 75%, and a continuation of the ESG scorecard goal, weighted at 25% and adjusted in connection with the RXO spin-off. The number of PSUs granted pursuant to the PSU Replacement Award for each of Mr. Jacobs and Mr. Harik was determined based on the grant value of the LTI awards final tranche for each of Messrs. Jacobs and Harik and the closing price of a share of the company’s common stock on February 9, 2023. The PSU Replacement Awards have an additional time-based vesting condition that generally requires continued service through February 9, 2025, or an earlier qualifying termination of service, and are subject to a restriction on the sale or transfer of shares until January 15, 2026 (which generally aligns with the vesting period for the corresponding canceled portion of the LTI awards). Also Mr. Tulsyan received $93,550 in connection with a Cash LTI award granted on January 15, 2020.

(5)
The components of  “All Other Compensation” for 2022 are detailed in the “All Other Compensation” table.

(6)
Effective as of November 1, 2022, Mr. Jacobs, chairman and CEO, assumed the role of executive chairman. Mr. Jacobs’ 2022 amounts reflect all of his compensation for the full fiscal year. Mr. Jacobs did not receive any additional compensation for his service as a director.

(7)
On November 1, in connection with the completion of the RXO spin-off, the outstanding PSUs granted in 2018 and 2019 to both Mr. Jacobs and Mr. Harik were modified by converting the 2018 PSU award and 2019 PSU awards held by each into time-based vesting RSU awards (“2022 Converted RSUs”). The 2022 Converted RSUs (i) vest on December 31, 2024 generally subject to continued employment by the executive (or, in the case of Mr. Jacobs, willingness to serve on the company’s board of directors) through the vesting date and (ii) the after-tax shares received upon the settlement of the 2022 Converted RSUs are subject to a lock up which prohibits transfers of such shares through December 31, 2025. With respect to the previously awarded PSUs in 2018 and 2019 for Mr. Jacobs and Mr. Harik, the company reported the grant date values of those awards in the Summary Compensation Table (and Grants of Plan-Based Award Table) in the year of grant as if the performance conditions associated with those awards were probable. The performance conditions were not probable and the amounts that should have been reflected were $0. In 2022, these awards were modified and converted to time-based RSUs. The fair value of the awards immediately prior to the 2022 modification were zero as the awards were not probable. The amount shown in this column represents the incremental fair value of the modified awards calculated in accordance with ASC 718 at the 2022 modification date over the sum of the amounts previously reported in respect of the awards in our 2018 and 2019 proxy statements ($12,690,463 and $7,007,415 for Mr. Jacobs, and $1,230,004 and $1,648,799 for Mr. Harik for 2018 and 2019, respectively). The values shown in this column (when taken together with the previously reported values) are equal to the full amount of compensation expense to be taken for these awards under FASB ASC Topic 718. The financial statements properly reflect the accounting for these awards in accordance with ASC 718 for all periods.

(8)
Effective as of November 1, 2022, Mr. Harik, chief information officer, chief customer officer, and president, North American LTL, assumed the role of CEO and was appointed a director of the company. Mr. Harik’s 2022 amounts reflect all of his compensation for the full fiscal year. Mr. Harik did not receive any additional compensation for his service as a director.

(9)
Effective as of November 8, 2022, Mr. Anderson assumed the role of CFO. Mr. Anderson’s 2022 amounts reflect all of his compensation for the full fiscal year.

(10)
The amounts for Mr. Anderson reflect RSU and PSU awards granted upon his appointment to CFO on November 8, 2022. The Committee awarded Mr. Anderson PSUs subject to achievement based on TSR of the shares of the company over the performance period relative to the S&P Midcap 400 Index, with a multiplier based on the company’s TSR over the performance period compared to the aggregate weighted TSR of certain pre-selected transportation peers. The award is eligible to be earned in equity in one installment on November 8, 2026. The goals underlying these PSUs are subject to both performance-based and service-based conditions. The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%.

(11)
On November 8, 2022, Mr. Tulsyan transitioned from the company’s CFO to senior advisor, finance. Also, on January 23, 2023, the company entered into a separation agreement and general release with Mr. Tulsyan in connection with his termination as senior advisor, effective January 6, 2023. Please see the Potential Payments Upon Termination or Change in Control table below for severance payments paid to Mr. Tulsyan in connection with his termination.

All Other Compensation Table
The following table sets forth the amounts included in the “All Other Compensation” column in the Summary Compensation Table for our NEOs in 2022.
Name	Matching Contributions to 401(k) Plan(1) ($)	Company- Paid Life Insurance Premiums(2) ($)	Total ($)
Brad Jacobs	$12,200	$1,680	$13,880
Mario Harik	$12,200	$1,263	$13,463
Carl Anderson(3)	—	—	—
Ravi Tulsyan	$12,200	$1,263	$13,463

(1)
Amounts in this column represent matching contributions made by XPO to the company’s 401(k) plan. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company.

(2)
Amounts in this column include the company-paid premiums for basic life insurance.

(3)
Effective as of November 8, 2022, Mr. Anderson assumed the role of CFO. Perquisites and personal benefits did not equal or exceed $10,000 for Mr. Anderson in 2022.

58	© 2023 XPO, Inc.

Grants of Plan-Based Awards
The following table sets forth additional details regarding grants of equity plan-based awards.
			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Grant Type	Threshold (#)	Target (#)(2)	Maximum (#)
Brad Jacobs	3/7/2022	PSU	—	82,932	165,864	—	—
	11/1/2022	RSU	—	—	—	1,174,495	$34,600,992
Mario Harik	3/7/2022	PSU	—	37,320	74,640	—	—
	3/7/2022	PSU	—	53,906	107,812	—	—
	8/5/2022	PSU	—	172,871	345,742	—	—
	11/1/2022	RSU	—	—	—	221,923	$7,381,069
Carl Anderson(4)	11/8/2022	RSU	—	—	—	14,112	$499,988
	11/8/2022	PSU	—	14,112	28,224	—	$591,857
Ravi Tulsyan	3/7/2022	PSU	—	49,759	99,518	—	—
	3/7/2022	PSU	—	82,932	82,932	—	—

(1)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each Employee Matters Agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021 compared to the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either (i) the closing price per share of XPO common stock on October 31, 2022 compared to the closing price per share of XPO common stock on November 1, 2022 or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.

(2)
PSUs are reflected at the target level, which is also the threshold level. There is no threshold level of payment for below target performance and the maximum level that may be paid is 200% of target.

(3)
Amounts in this column reflect the grant date fair value of awards calculated in accordance with FASB ASC Topic 718, using the valuation methodology set forth in Note 15 to the financial statements included in our 2022 Form 10-K. Please see Note 7 to the Summary Compensation Table for additional details of the values reflected for Mr. Jacobs and Mr. Harik.

(4)
The amount for Mr. Anderson reflects awards granted upon his appointment to CFO on November 8, 2022.

Additional information relevant to the awards shown in the above table (including a discussion of the applicable performance criteria and the actual payouts under such awards) is included under the heading Outstanding Equity Awards at Fiscal Year-End.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2022.
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brad Jacobs	1,174,495 (5)	$39,098,939(5)	82,932 (6)	$2,760,806(6)
Mario Harik	221,923 (7)	$7,387,817 (7)	264,097(8)	$8,791,789(8)
Carl Anderson	14,112(9)	$469,788 (9)	14,112(10)	$469,788(10)
Ravi Tulsyan	23,296(11)	$775,524(11)	153,161 (12)	$5,098,738(12)
Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a qualifying termination of employment. Please see the Potential Payments Upon Termination or Change in Control table below for more details.
(1)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each Employee Matters Agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021 compared to the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either (i) the closing price per share of XPO common stock on October 31, 2022 compared to the closing price per share of XPO common stock on November 1, 2022 or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.

(2)
In accordance with the RXO spin-off distribution ratio, certain outstanding RSUs on November 1, 2022, received additional time-based RSUs covering shares of stock of RXO, Inc. The outstanding RXO RSUs are as follows: Mr. Jacobs received 1,174,495 RXO RSUs valued at $20,201,314; Mr. Harik received 221,923 RXO RSUs valued at $3,817,076; Mr. Tulsyan received 23,296 RXO RSUs valued at $400,691 calculated using $17.20, the closing price of RXO common stock on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022. The value of these RXO RSUs are not reflected in the table above.

(3)
The values reflected in this column were calculated using $33.29, the closing price of a company share on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022.

59	© 2023 XPO, Inc.

(4)
In accordance with the RXO spin-off distribution ratio, certain outstanding PSUs on November 1, 2022, received additional PSUs covering shares of stock of RXO, Inc. The outstanding RXO PSUs are as follows: Mr. Jacobs received 82,932 RXO PSUs valued at $1,426,430; Mr. Harik received 91,226 RXO PSUs valued at $1,569,087; Mr. Tulsyan received 145,350 RXO PSUs valued at $2,500,020 calculated using $17.20, the closing price of RXO common stock on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022. The value of these RXO PSUs are not reflected in the table above.

(5)
Consists of 1,174,495 RSUs which vest on December 31, 2024 and are restricted from sale until December 31, 2025.

(6)
Consists of 82,932 PSUs which vest on December 31, 2023, subject to achievement of the 2022 Performance Criteria (defined below). PSUs are reflected at the target level, which is also the threshold level. There is no threshold level of payment for below target performance and the maximum level that may be paid is 200% of target. The target award can be earned based on attainment of the LTL adjusted EBITDA goal of  $1 billion for the fiscal year 2022 (50% of award) or attainment of the LTL adjusted operating ratio goal of 100 basis points of improvement for the fiscal year 2022 (50% of award) (collectively, the “2022 Performance Criteria”). The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%. See the CD&A 2022 Performance-Based LTI Outcomes – LTL Performance Stock Units for a description of the 2022 Performance Criteria.

(7)
Consists of 221,923 RSUs which vest on December 31, 2024 and are restricted from sale until December 31, 2025.

(8)
Consists of 37,320 PSUs which are eligible to vest on December 31, 2023, 53,906 PSUs which are eligible to vest on March 7, 2025 and 172,871 PSUs which are eligible to vest on August 5, 2026, subject to the TSR Performance Goal (defined below) with a relative TSR Multiplier (defined below). The PSUs which vest on August 5, 2026 are restricted from sale until one-year after the settlement date except in death or change-in-control termination. PSUs are reflected at the target level, which is also the threshold level. There is no threshold level of payment for below target performance and the maximum level that may be paid is 200%. The target award can be earned based on individual or aggregate attainment of the performance goals as further detailed below. The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200% of target.

a.
The PSUs noted as vesting on December 31, 2023 and March 7, 2025, subject to achievement of the 2022 Performance Criteria. See footnote 6 above for additional terms of these PSUs.

b.
The PSUs noted as vesting on August 5, 2026, subject to achievement of a relative TSR goal with a relative TSR multiplier, and cannot be earned until after the four-year performance period ending August 5, 2026. The goals underlying these PSUs are: (i) company TSR ranking at the completion of the Performance Period relative to each company in the S&P Midcap 400 Index TSR at the completion of the Performance Period (in the order of lowest to highest TSR) at a minimum of the 67th percentile (the “TSR Performance Goal”), and (ii) a multiplier of company TSR over the Performance Period exceeds the aggregate weighted TSR of certain pre-selected transportation peers over the Performance Period by a minimum of 200 basis points (the “TSR Multiplier”).

(9)
Consists of 14,112 RSUs which vest on November 8, 2024.

(10)
Consists of 14,112 PSUs which vest on November 8, 2026, subject to achievement of the TSR Performance Goal with a relative TSR Multiplier. PSUs are reflected at the target level, which is also the threshold level. There is no threshold level of payment for below target performance and the maximum level that may be paid is 200% of target. The target award can be earned based on individual or aggregate attainment of the performance goals as further detailed below. The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%.

(11)
Consists of 1,867 RSUs which vest on January 15, 2023, 6,653 RSUs which vest on March 15, 2023; 6,864 RSUs which vest on December 8, 2023; 3,526 RSUs which vest ratably on March 10, 2023, 2024 and 2025; and 4,386 RSUs which vest on September 8, 2023.

(12)
Consists of 20,470 PSUs which remain eligible to vest on December 31, 2024, and 132,691 PSUs which remain eligible to vest on March 7, 2025, subject to achievement of the performance criteria set forth below. Both goals must be attained for the award to be earned; there is no threshold level of payment for below-target performance and no upside leverage for exceeding the targets, generally reflecting the same features included in previously awarded performance-based equity grants.

a.
2,244 PSUs noted as vesting on December 31, 2024 which were certified as achieved at 175% performance, respective of the 2021 performance period.

b.
18,226 PSUs noted as vesting on December 31, 2024, subject to achievement of certain performance criteria. PSUs are reflected at 175% estimated performance achievement. There is no threshold level of payment for below target performance and the maximum level that may be paid is 200%. The target award can be earned based on attainment of the absolute adjusted cash flow per share goal of  $5.95 for the full year 2023 (50% of award); the relative growth in adjusted cash flow per share goal at the 55th percentile (25% of award); or achievement against goals related to ESG as outlined in a comprehensive scorecard (25% of award). The award is earned based on a sliding scale with a minimum payout of 0% and a maximum payout of 200%.

c.
82,932 PSUs noted as vesting on March 7, 2025, subject to achievement of the completion of the RXO spin-off, which was completed in November 2022. PSUs are reflected at the target level, which is also the threshold and maximum level.

d.
49,759 PSUs noted as vesting on March 7, 2025, subject to achievement of the 2022 Performance Criteria. See footnote 6 above for additional terms of these PSUs.

Option Exercises and Stock Vested
The following table sets forth the options exercised and stock vested for our NEOs during 2022.
Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Brad Jacobs	—	—
Mario Harik	—	—
Carl Anderson	—	—
Ravi Tulsyan	20,949	$1,163,477

(1)
In accordance with the RXO spin-off distribution ratio, certain outstanding RSUs on November 1, 2022, received additional time-based RSUs covering shares of stock of RXO, Inc. These RXO RSUs vested as follows: Mr. Tulsyan vested in 6,865 RXO RSUs valued at $122,815 calculated using $17.89, the closing price of RXO common stock on the NYSE on each applicable vesting date. The values of these RXO RSUs are not reflected in the table above.

(2)
The values reflected in this column were calculated by multiplying the number of shares that vested in 2022 by the closing price of one share of XPO common stock on the NYSE on each applicable vesting date.

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Potential Payments Upon Termination or Change of Control
The following table sets forth the amounts of compensation that would be due to Messrs. Jacob and Harik pursuant to their respective employment agreements (or in the cases of Messrs. Anderson and Tulsyan, pursuant to their Change in Control and Severance Agreement), as applicable, upon the termination events as summarized below, as if each such event had occurred on December 31, 2022. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event. For Mr. Tulsyan, the following table sets forth the amount of compensation that was due in connection with his actual separation of employment.
	Brad Jacobs	Mario Harik	Carl Anderson	Ravi Tulsyan(1)
Termination without Cause:
Continuation of cash compensation(2)(3)(4)(5)	$4,500,000	$3,400,000	$1,875,000	$1,745,892(6)
Acceleration of equity-based awards(7)(8)(9)	$41,859,745(14)	$8,420,006	$52,066	$4,914,722(10)
Outstanding performance-based equity awards(11)	—	—	—	$92,926
Acceleration of 2020 LTI(12)	$8,833,702	—	—	—
Continuation of medical / dental benefits(13)	$16,632	$23,220	$9,684	$9,684
Total	$55,210,079	$11,843,226	$1,936,750	$6,763,225
Voluntary Termination with Good Reason:
Continuation of cash compensation(2)(5)	$4,500,000	—	—	—
Acceleration of equity-based awards(7)(8)(9)	$41,859,745	—	—	—
Acceleration of 2020 LTI(12)	$8,833,702	—	—	—
Continuation of medical / dental benefits(13)	$16,632	—	—	—
Total	$55,210,079	—	—	—
Termination for Cause or Voluntary Termination without Good Reason:
Continuation of cash compensation	—	—	—	—
Acceleration of equity-based awards	—	—	—	—
Acceleration of 2020 LTI	—	—	—	—
Continuation of medical / dental benefits	—	—	—	—
Total	—	—	—	—
Disability:
Continuation of cash compensation(2)(5)	—	—	—	—
Acceleration of equity-based awards(8)	$39,098,939	—	—	—
Acceleration of 2020 LTI	—	—	—	—
Continuation of medical / dental benefits	—	—	—	—
Total	$39,098,939	—	—	—
Death:
Continuation of cash compensation	—	—	—	—
Acceleration of equity-based awards(7)(8)(9)	$41,859,745	$16,179,606	$939,577	—
Acceleration of 2020 LTI(12)	$8,833,702	—	—	—
Continuation of medical / dental benefits	—	—	—	—
Total	$50,693,447	$16,179,606	$939,577	—
Change of Control and No Termination:
Continuation of cash compensation	—	—	—	—
Acceleration of equity-based awards	—	—	—	—
Acceleration of 2020 LTI(12)	$8,833,702	—	—	—
Continuation of medical / dental benefits	—	—	—	—
Total	$8,833,702	—	—	—
Change of Control and Termination without Cause or for Good Reason:
Continuation of cash compensation(2)(3)(4)(5)	$5,400,000	$9,324,500	$3,125,000	—
Acceleration of equity-based awards(7)(8)(9)	$41,859,745	$16,179,606	$939,577	—
Acceleration of 2020 LTI(12)	$8,833,702	—	—	—
Continuation of medical / dental benefits(13)	$33,264	$46,440	$38,736	—
Total	$56,126,711	$25,550,546	$4,103,313	—

(1)
On November 8, 2022, Mr. Tulsyan transitioned from the company’s CFO to senior advisor, finance. On January 23, 2023, the company entered into a separation agreement and general release with Mr. Tulsyan in connection with his termination as senior advisor, finance, effective January 6, 2023. The values reflected in this column are the actual payments made in connection with his separation; the value reflected for the acceleration of equity-based awards is calculated using $35.99, the closing price of a company share on the NYSE on January 6, 2023.

(2)
Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.

(3)
In the event of a termination by our company without cause, continuation of cash compensation payable to each of Mr. Harik, Mr. Anderson and Mr. Tulsyan will be reduced, dollar for dollar, by other income earned by such NEO in accordance with the terms of their employment agreement. The calculations of continuation of cash compensation pay for each of Mr. Harik and Mr. Anderson in the above table use the applicable NEO’s base salary and target bonus amounts effective as of December 31, 2022.

(4)
In the event of a termination for any reason, our company has the right to extend the period during which each of Mr. Harik, Mr. Anderson and Mr. Tulsyan is bound by the non-competition covenant in their employment agreement for up to 12 additional months for Mr. Harik and Mr. Tulsyan, and up to 18 additional months for Mr. Anderson. This would extend the non-compete period from three years to four years following termination for Mr. Harik and Mr. Tulsyan, and from 18 months to three years following termination for Mr. Anderson. During the period the non-compete is extended, the NEO would be entitled to receive cash compensation consisting of a portion of his monthly base salary as in effect on the date employment is terminated, reduced dollar for dollar by any other income earned at the time by the NEO. Fully extending the non-compete period would increase the amounts shown as continuation of cash compensation by up to $850,000 for Mr. Harik, $937,500 for Mr. Anderson and $500,000 for Mr. Tulsyan.

61	© 2023 XPO, Inc.

(5)
The values reflected in this row for Mr. Jacobs consist of non-compete payments in accordance with the terms of his employment agreement, including upon termination due to mutual agreement by our company and Mr. Jacobs. In the event of a termination for any reason, our company has the right to extend the period during which Mr. Jacobs is bound by the non-competition covenant in his employment agreement for up to 12 additional months. This would extend the non-compete period from three years to four years following termination. During the period the non-compete is extended, Mr. Jacobs would be entitled to receive cash compensation consisting of a portion of his monthly base salary and 1/12th of his target bonus as in effect on the date employment is terminated, reduced dollar for dollar by any other income earned at the time by Mr. Jacobs. Fully extending the non-compete period would increase the amount shown as continuation of cash compensation by up to $1,500,000 for Mr. Jacobs.

(6)
Pursuant to the separation agreement, the severance agreement, and the transition agreement, Mr. Tulsyan received the following payments and benefits from the company in exchange for agreeing to a general release of claims in favor of the company and other promises by Mr. Tulsyan in the separation agreement: (i) cash severance payments equal to 12 months of Mr. Tulsyan’s base salary in effect on the separation date, totaling a gross amount of  $500,000, less applicable taxes and withholdings, payable in equal installments over a 12-month period on the Ccompany’s normal payroll dates with the first installment to be paid within 65 days after the separation date, (ii) a lump sum payment of  $8,200, less applicable taxes and withholdings, equal to the estimated prorated target bonus for the 2023 performance year, (iii) a lump sum payment, less applicable taxes and withholdings, equivalent to any unused carryover paid time off for 2022 that Mr. Tulsyan would have otherwise forfeited upon separation, (iv) a lump sum payment of  $700,000, less applicable taxes and withholdings, equivalent to what Mr. Tulsyan would have received as the funded bonus amount for the company’s 2022 annual incentive plan year if Mr. Tulsyan had remained employed through the payout date, calculated based on Mr. Tulsyan’s base salary as of the separation date multiplied by his bonus target percentage multiplied by the bonus funding percentage for his incentive plan, and (v) nine (9) months of outplacement services. In connection with (iv) above, Mr. Tulsyan received a payment of  $700,000 in March 2023. Pursuant to the transition agreement, Mr. Tulsyan will receive a lump sum transition payment of  $480,000, less applicable taxes and withholdings, to be paid on July 7, 2023.

(7)
In order to preserve the value of the awards held by employees continuing with XPO following each of the GXO and RXO spin-offs, as applicable, including our NEOs, the number of outstanding shares underlying outstanding awards were adjusted using the ratios and methodologies outlined in each Employee Matters Agreement, as applicable. The GXO ratio was based on the closing price per share of XPO common stock on July 30, 2021 compared to the closing price per share of XPO common stock on August 2, 2021. The RXO ratio was based on either (i) the closing price per share of XPO common stock on October 31, 2022 compared to the closing price per share of XPO common stock on November 1, 2022 or (ii) a distribution ratio of one share of RXO common stock for every share of XPO common stock. The modification of these awards in connection with either spin-off did not result in incremental compensation cost.

(8)
The values reflected in this row for Mr. Jacobs, Mr. Harik and Mr. Anderson, as applicable, were calculated using $33.29, the closing price of a company share on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022. The values reflected in this row for Mr. Tulsyan were calculated using $35.99, the closing price of a company share on the NYSE on January 6, 2023. Except for Mr. Tulsyan, the amounts shown for PSUs have been estimated assuming that the applicable performance goals are met at target levels. Although the PSUs would no longer be subject to a continued service requirement upon the occurrence of a termination by our company without cause, payment of such award would remain subject to the actual achievement of the applicable performance goals. As of December 31, 2022, none of the NEOs had any unvested stock options. Values applicable to all individuals include standard pro-rata vesting upon termination pursuant to the applicable award agreement.

(9)
In accordance with the RXO spin-off distribution ratio, certain outstanding RSUs and PSUs on November 1, 2022, received additional time-based RSUs and PSUs, as applicable, covering shares of stock of RXO, Inc. These outstanding RXO RSUs and PSUs would accelerate upon termination as follows: Mr. Jacobs would accelerate in 1,174,495 RXO RSUs valued at $20,201,314 and 82,932 RXO PSUs valued at $1,426,430; and Mr. Harik (except in the case of a termination without cause or a voluntary termination for good reason not in connection with a change of control) would accelerate in 221,923 RXO RSUs valued at $3,817,076 and 91,226 RXO PSUs valued at $1,569,087, calculated using $17.20, the closing price of RXO common stock on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022. In the event of a termination without cause for Mr. Harik, these outstanding RXO RSUs and PSUs would accelerate as follows: 144,073 RXO RSUs valued at $2,478,056 and 91,226 RXO PSUs valued at $1,569,087 calculated using $17.20, the closing price of RXO common stock on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022. Mr. Tulsyan accelerated in (i) 10,430 RXO RSUs valued at $175,954, (ii) 5,876 RXO RSUs valued at $99,128, pursuant to the terms of Mr. Tulsyan’s separation agreement and transition agreement, and (iii) 120,252 RXO PSUs valued at $2,028,651 calculated using $16.87, the closing price of RXO common stock on the NYSE on January 6, 2023. The value of these RXO RSUs and PSUs are not reflected in the table above. The amounts shown for Mr. Jacobs’ and Mr. Harik’s PSUs have been estimated assuming that the applicable performance goals are met at target levels.

(10)
Pursuant to the terms of the separation agreement, the transition agreement, and the equity award agreements, Mr. Tulsyan is entitled to pro-rata vesting as if his employment was terminated on June 30, 2023. Amount shown includes standard pro-rata vesting upon termination pursuant to the applicable award agreements and additionally includes 5,876 time-based restricted stock units subject to accelerated vesting, pursuant to the terms of Mr. Tulsyan’s separation agreement and transition agreement.

(11)
Amount shown for Mr. Tulsyan consists of  (i) 86 PSUs subject to standard pro-rata vesting upon termination pursuant to the applicable award agreement, and (ii) 2,496 PSUs subject to accelerated vesting, pursuant to the terms of Mr. Tulsyan’s separation agreement and transition agreement. All PSUs remain eligible to vest on December 31, 2024, subject to achievement of certain performance criteria (for further details related to the performance criteria see footnote 12 in the Outstanding Equity Awards Table at Fiscal Year-end table). The amounts shown assume that all performance criteria are actually met or are deemed met upon a change of control pursuant to the terms of the PSUs. In accordance with the RXO spin-off distribution ratio, certain outstanding PSUs on November 1, 2022, received additional PSUs covering shares of stock of RXO, Inc. Mr. Tulsyan remains eligible to vest in 2,582 RXO PSUs that are valued at $43,558, calculated using $16.87, the closing price of RXO common stock on the NYSE on January 6, 2023. The value of these RXO PSUs are not reflected in the table above.

(12)
The amount shown for the 2020 LTI Award, applicable to Mr. Jacobs, reflects the earned amount that is eligible to vest on January 15, 2024 and would no longer be subject to a continued service requirement upon the occurrence of a termination by our company without cause. Please see Note 4 to the Summary Compensation Table for additional details of the cancellation and replacement of 100% of the target amount of the 2023 tranche of the 2020 LTI award for Mr. Jacobs and Mr. Harik.

(13)
The amounts of continued medical and dental benefits shown in the table (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without cause, continued medical and dental benefits would cease for Mr. Jacobs when he receives medical or dental coverage, as applicable, in connection with other employment, for Mr. Harik when he commences employment with a new employer, for Messrs. Anderson and Tulsyan when they become eligible for any medical and dental benefits through a new employer.

(14)
The values reflected in this column for Mr. Jacobs include acceleration of equity-based awards upon termination without cause and termination due to mutual agreement between our company and Mr. Jacobs.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this Proxy Statement under the heading Employment Agreements with NEOs.
CEO PAY RATIO DISCLOSURE
As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.
62	© 2023 XPO, Inc.

Identifying the Median Employee
Due to material changes to XPO’s employee population following the RXO spin-off in 2022, we newly identified our median employee. In accordance with the SEC executive compensation disclosure rules, we elected to run a full analysis to identify a new median employee and selected December 31, 2022 as the measurement date for the median. The median employee was identified based on the same compensation parameters used to select the 2021 median employee, as follows:
■
As of December 31, 2022, we had 37,636 employees globally, including 22,705 US employees and 14,931 non-US employees. We determined the identity of our median employee using this employee group, including full-time, part-time and seasonal employees.

■
The median employee was identified by calculating the 2022 cash compensation for the population of 37,636 employees excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into US dollars using currency conversion rates as of December 31, 2022.

Annual Compensation of Median Employee using Summary Compensation Table Methodology
After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we use for our CEO in the 2022 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards, 401(k) company match and company-paid life insurance premiums, as applicable. The compensation for our median employee was $48,416 and the compensation for our company’s CEO was $9,027,723. We note for informational purposes that the compensation for our median employee in North American LTL was approximately $70,000.
2022 Pay Ratio
Based on the above information, the ratio of the annual total compensation of our CEO to the median employee is 186:1. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies. XPO operates globally with approximately 40% of our population located outside of the United States. We seek to attract, incentivize and retain our employees through a combination of competitive base pay, bonus opportunities, 401(k) matching employer contributions and other benefits.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the company’s financial performance. For further information on the company’s executive compensation, please see the CD&A beginning on page 30.
63	© 2023 XPO, Inc.

Required Tabular Disclosure of Compensation Actually Paid versus Performance
The following table discloses information on “compensation actually paid” (CAP) to our principal executive officers (PEOs) and (on average) to our other NEOs (non-PEO NEOs) during the specified years alongside TSR and net income metrics, as well as a company-selected measure of adjusted EBITDA. The company selected this measure as the most important in linking compensation actually paid to our NEOs for 2022 to company performance, as adjusted EBITDA represents a 50% weighting in the March 7, 2022 PSU awards as well as our 2022 annual incentive plan.
Fiscal Year	Summary Compensation Table Total for PEO 1(1)	Compensation Actually Paid to PEO 1(2)	Summary Compensation Table Total for PEO 2(1)	Compensation Actually Paid to PEO 2(2)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in millions)	Company- Selected Measure: Adjusted EBITDA ($ in millions)(4)
							Total Shareholder Return	Peer Group(3) Total Shareholder Return
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$46,990,957	$66,874,224	$9,027,723	$19,687,049	$1,310,474	$3,184,179	$116.26	$122.85	$666	$997
2021	$22,043,280	$22,043,280	$—	$—	$3,990,800	$3,600,679	$164.27	$151.16	$341	$812
2020	$21,812,660	$25,043,462	$—	$—	$4,638,287	$4,255,500	$149.56	$114.73	$117	$609
(1)
Reflects the total compensation of our executive chairman and former CEO, Mr. Jacobs, who served as our PEO (PEO 1) from January 1, 2022 until November 1, 2022, and the total compensation of our CEO and former president, North American Less-Than-Truckload and CIO, Mario Harik, who is serving as our PEO (PEO 2), effective on November 1, 2022, and is therefore included in this table as an additional PEO in accordance with SEC rules. Amounts shown are as calculated in the Summary Compensation Table for each of the years shown (and for Mr. Harik, solely reflect compensation for the year of his service as our CEO).

(2)
The dollar amounts shown in these columns reflect “compensation actually paid” to Mr. Jacobs and Mr. Harik, respectively, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realizable in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to either individual during the applicable years. The adjustments made to each officer’s total compensation for each year to determine CAP are shown in the tables below. For Mr. Harik, information is only included with respect to 2022.

(3)
Our peer group is represented by the Dow Jones Transportation Average.

(4)
Our company-selected measure is adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which we define as income from continuing operations before debt extinguishment loss, interest expense, income tax, depreciation and amortization expense, goodwill impairment charges, transaction and integration costs, restructuring costs and other adjustments. Adjusted EBITDA is a non-GAAP financial measure. See Annex A for reconciliations of non-GAAP measures.

	PEO 1
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020	12/31/2020 12/31/2021 2021	12/31/2021 12/31/2022 2022(a)
Summary Compensation Table Total	$21,812,660	$22,043,280	$46,990,957
- Grant Date Fair Value of Modified Awards Disclosed in Fiscal Year (FASB ASC 718)			(54,298,870)
+ Previously Reported Grant Date Fair Value of Modified Awards			19,697,878
- Grant Date Fair Value of Modified Awards over Previously Reported Grant Date Fair Value of Modified Awards	$0	$0	$(34,600,992)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	$54,484,259
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$0	$0	$0
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$3,230,802	$0	$0
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$25,043,462	$22,043,280	$66,874,224

(a)
For a description of the modifications and valuations of awards held by PEO 1, see footnote 7 of the Summary Compensation Table above.

64	© 2023 XPO, Inc.

	PEO 2
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020	12/31/2020 12/31/2021 2021	12/31/2021 12/31/2022 2022(a)
Summary Compensation Table Total	$0	$0	$9,027,723
- Grant Date Fair Value of Modified Awards Disclosed in Fiscal Year (FASB ASC 718)			(10,259,872)
+ Previously Reported Grant Date Fair Value of Modified Awards			2,878,803
- Grant Date Fair Value of Modified Awards over Previously Reported Grant Date Fair Value of Modified Awards	$0	$0	$(7,381,069)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	$18,040,395
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$0	$0	$0
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$0	$0
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0
Compensation Actually Paid	$0	$0	$19,687,049

(a)
For a description of the modifications and valuations of awards held by PEO 2, see footnote 7 of the Summary Compensation Table above.

	NEO
Prior FYE Current FYE Fiscal Year	12/31/2019 12/31/2020 2020	12/31/2020 12/31/2021 2021	12/31/2021 12/31/2022 2022
Summary Compensation Table Total	$4,638,287	$3,990,800	$1,310,474
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(1,317,067)	$(521,238)	$(545,923)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$627,445	$1,199,280	$4,175,040
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$124,838	$0	$0
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$61,561	$0	$184,257
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$180,900	$9,732	$(86,372)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$(60,464)	$(1,077,895)	$(1,853,297)
Compensation Actually Paid	$4,255,500	$3,600,679	$3,184,179
Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2022 to Company Performance
As required, we disclose below the most important measures used by the company to link compensation actually paid to our NEOs for 2022 to company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see the CD&A beginning on page 30.
2022 Most Important Measures (Unranked)
■ Adjusted EBITDA	■ Relative TSR
■ Adjusted Operating Ratio LTL	■ ESG Scorecard
■ Adjusted Cash Flow per Share	■ Relative Adjusted Cash Flow per Share
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between company TSR and that of the Dow Jones Transportation Average Index. As noted above, “compensation actually paid” for purposes of the tabular
65	© 2023 XPO, Inc.

disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

XPO & Peer TSR vs. Compensation Actually Paid
$80
$70
$60
$50
$40
$30
$20
$10
$0
Compensation Actually Paid ($M)
$180
$160
$140
$120
$100
$80
Value of $100 Investment From 12/31/2019
$66.87
$25.04
$22.04
$19.69
$4.26
$3.60
$3.18
Dow Jones Transportation Average
XPO
12/31/2019
12/31/2020
12/31/2021
12/30/2022
PEO CAP($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
XPO
Dow Jones Transportation Average

XPO & Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$80
$70
$60
$50
$40
$30
$20
$10
$0
$700
$600
$500
$400
$300
$200
$100
$0
Net Income
$25.04
$4.26
$22.04
$3.60
$66.87
$19.69
$3.18
12/31/2020
12/31/2021
12/30/2022
PEO CAP($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
Net Income

66	© 2023 XPO, Inc.

XPO & Adjusted EBITDA(1) vs. Compensation Actually Paid
$80
$70
$60
$50
$40
$30
$20
$10
$0
Compensation Actually Paid ($M)
$1,200
$1,000
$800
$600
$400
$200
$0
Adjusted EBITDA ($M)
Adjusted EBITDA
$66.87
$25.04
$22.04
$19.69
$4.26
$3.60
$3.18
12/31/2020
12/31/2021
12/30/2022
PEO CAP($M)
PEO 2 CAP($M)
Average NEO CAP ($M)
Adjusted EBITDA

(1)
Adjusted EBITDA is a non-GAAP financial measure. See Annex A for reconciliations of non-GAAP measures.

EMPLOYMENT AGREEMENTS WITH NEOS
On September 13, 2022, in connection with the transition of Mr. Jacobs’ role to executive chairman, we entered into an employment agreement with Mr. Jacobs, which, effective November 1, 2022, replaced his prior employment agreement with XPO dated July 31, 2020. Effective November 1, 2022, we entered into an amendment to the employment agreement with Mr. Jacobs, amending the non-solicitation covenant in the employment agreement.
On August 11, 2022, in connection with the transition of Mr. Harik’s role to CEO, we entered into an employment agreement with Mr. Harik, which, effective November 1, 2022, replaced his prior employment agreement with XPO dated July 31, 2020.
On October 9, 2022, in connection with hiring Mr. Anderson as CFO, effective November 8, 2022, we entered into an offer letter, Change in Control and Severance Agreement (“Severance Agreement”), and Confidential Information Protection Agreement with Mr. Anderson (collectively, “Mr. Anderson’s NEO Agreement”). Mr. Anderson’s NEO Agreement together with the employment agreement with Mr. Jacobs, as amended, and the employment agreement with Mr. Harik are referred to in this section as the “NEO Agreements.”
Term
The NEO Agreements with Messrs. Jacobs and Harik have five-year and four-year terms, respectively, commencing on November 1, 2022. The NEO Agreement with Mr. Anderson provides no term, as he is employed on an at-will basis.
Severance Payments and Benefits
The severance payments pursuant to the NEO Agreements are generally subject to and conditioned upon the applicable NEO signing and not revoking a waiver and general release agreement (which, for Mr. Jacobs, such agreement shall exclude certain claims from Mr. Jacobs’ general release and include a general release by the company with certain exclusions), and also complying with the restrictive covenants contained in the applicable NEO Agreement. The material terms of the severance payments and benefits under the NEO Agreements are described below.
In the event that any amounts payable to the applicable NEO in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if such reduction would be more favorable to the NEO on a net after-tax basis. No NEO is entitled to a gross-up payment for excise taxes imposed by Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code.
Mr. Jacobs’ NEO Agreement
Non-Change of Control. In the event (i) of termination of Mr. Jacobs’ employment by reason of his death, (ii) we terminate Mr. Jacobs’ employment without cause (as defined in Mr. Jacobs’ NEO Agreement) either prior to a change of control of the company (as defined in the company’s 2016 Omnibus Incentive Compensation Plan) or more than two years after a change of
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control of the company occurs, or (iii) Mr. Jacobs resigns due to certain events of good reason (as defined in Mr. Jacobs’ NEO Agreement), Mr. Jacobs will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
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Any annual bonus that the company has notified Mr. Jacobs in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

■
Except in the event of termination by reason of Mr. Jacobs’ death, medical and dental coverage for a period of up to 12 months from the date of termination, or, if earlier, until Mr. Jacobs begins to receive medical or dental coverage, as applicable, in connection with other employment; and

■
Accelerated vesting of all equity-based or other LTI compensation awards then outstanding.

Change of Control. In the event that upon or within the two-year period following a change of control of the company, Mr. Jacobs’ employment is terminated by the company without cause or he resigns due to good reason, Mr. Jacobs will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code): ·
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A cash payment equal to the pro rata target bonus for the year of termination; ·

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A cash payment equal to any annual bonus that the company has notified Mr. Jacobs in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

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Medical and dental coverage for a period of 24 months from the date of termination; and

■
Accelerated vesting of all equity-based or other lLTI compensation awards then outstanding.

Disability. In the event that Mr. Jacobs’ employment is terminated due to disability (as defined in Mr. Jacobs’ NEO Agreement), Mr. Jacobs shall become vested in a pro-rata portion of all outstanding equity-based or other LTI compensation awards granted to him on or after the effective date of the NEO Agreement, subject to Mr. Jacobs’ continued compliance with the terms and conditions of the NEO Agreement.
Mutual Agreement. In the event that Mr. Jacobs’ employment is terminated by mutual agreement between us and Mr. Jacobs, Mr. Jacobs shall become fully vested in all of his outstanding equity-based or other LTI compensation awards, subject to Mr. Jacobs’ continued compliance with the terms and conditions of his NEO Agreement.
Mr. Harik’s NEO Agreement
Non-Change of Control. If we terminate Mr. Harik’s employment without cause (as defined in Mr. Harik’s NEO Agreement) or Mr. Harik’s employment is terminated by reason of his death, in either event either prior to a change in control of the company or more than two years after a change of control of the company, Mr. Harik will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
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Except in the event of termination by reason of Mr. Harik’s death, a cash payment, payable in equal installments over the twelve-month period following the date of termination, equal to the sum of (i) 24 months of Mr. Harik’s base salary in effect on the date of termination, (ii) the pro rata target bonus for the year of termination, and (iii) any annual bonus that we have notified Mr. Harik in writing that he earned prior to the date of termination but is unpaid as of the date of termination; provided, however, any monies Mr. Harik earns from any other work while he is receiving any such payments shall reduce, on a dollar-for-dollar basis, the amount that we are obligated to pay Mr. Harik;

■
Except in the event of termination by reason of Mr. Harik’s death, medical and dental coverage for a period of up to 12 months from the date of termination, or, if earlier, until Mr. Harik secures other employment; and

■
Vesting of equity based or other LTI compensation awards solely to the extent set forth in the applicable award agreement.

Change of Control. If we terminate Mr. Harik’s employment without cause or he resigns for good reason (as defined in Mr. Harik’s NEO Agreement), in either event, upon or within the two-year period following a change of control of the company, Mr. Harik will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash lump-sum payment equal to 2.99 times the sum of (i) Mr. Harik’s base salary in effect on the date of termination and (ii) the target bonus in effect on the date of termination;

■
A cash lump-sum payment equal to the pro rata target bonus for the year of termination;

■
Any annual bonus that we have notified Mr. Harik in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

■
Medical and dental coverage for a period of 24 months from the date of termination; and

■
Vesting of equity based or other LTI compensation awards solely to the extent set forth in the applicable award agreement.

Mr. Anderson’s NEO Agreement
Non-Change of Control. If we terminate Mr. Anderson’s employment without cause (as defined in the Severance Agreement) either prior to a change of control of the company or more than two years following a change of control of the company, Mr. Anderson will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
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■
A cash payment, payable in equal installments over the twelve-month period following the date of termination, equal to the sum of (i) 12 months of Mr. Anderson’s base salary in effect on the date of termination and (ii) the target bonus in effect on the date of termination; provided, however, that certain monies earned by Mr. Anderson while he is receiving such payments shall reduce, on a dollar-for-dollar basis, the amount we are obligated to pay him.

■
A cash payment equal to the pro rata target bonus for the year of termination; and

■
Medical and dental coverage for a period of six months from the date of termination, or, if earlier, until Mr. Anderson becomes eligible for medical and dental benefits through another employer.

Change of Control. If we terminate Mr. Anderson’s employment without cause or he resigns for good reason (as defined in the Severance Agreement), in either event, upon or within the two-year period following a change of control of the company, Mr. Anderson will be entitled to the following severance payments and benefits (subject to any delay required by Section 409A of the Code):
■
A cash lump-sum payment equal to two (2) times the sum of his base salary and the target bonus;

■
A cash lump-sum payment equal to the pro rata target bonus for the year of termination;

■
A cash lump-sum payment equal to any annual bonus that we have notified Mr. Anderson in writing that he earned prior to the date of termination but is unpaid as of the date of termination;

■
Medical and dental coverage for a period of 24 months from the date of termination.

Clawbacks
Under the NEO Agreements for Messrs. Jacobs and Harik, the applicable NEO is subject to certain LTI compensation forfeiture and clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his employment by our company for cause, or (3) the applicable NEO’s engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates.
Furthermore, under the NEO Agreements for Messrs. Jacobs and Harik, the applicable NEO is subject to certain annual bonus forfeiture and clawback provisions in the event that the applicable NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company.
In addition, in the event that the applicable NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company the applicable NEO’s severance payments, extended non-compete payments, and, with respect to Mr. Jacobs, the Non-Compete Payment (as defined below).
In certain circumstances, the triggering event must have occurred within a certain period in order for us to be able to cause the forfeiture or clawback the equity-based awards, annual bonus, severance payments, extended non-compete payments, and the Non-Compete Payment, as applicable.
Each NEO shall also be subject to any other clawback or recoupment policy of the company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.
Restrictive Covenants
Under the NEO Agreements, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of two years thereafter; confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a period of three years thereafter (in the case of Messrs. Jacobs and Harik) or eighteen months thereafter (in the case of Mr. Anderson).
Non-Compete Payments. In the event Mr. Jacobs’ employment is terminated for any reason (including due to mutual agreement by our company and Mr. Jacobs) other than (x) due to his death, (y) by the company for cause, or (z) Mr. Jacobs’ voluntary resignation (A) prior to a change of control or more than two years following a change of control, other than due to certain events of good reason, or (B) upon or during the two years following a change of control, other than for good reason, then Mr. Jacobs will be entitled to receive payments for each year of the three year non-compete period in an amount equal to one times the sum of (i) Mr. Jacobs’ base salary in effect on the date of termination and (ii) the target bonus in effect on the date of termination (collectively, the “Non-Compete Payment”).
Extended Non-Compete Payments. In addition, the company has the option to extend the non-competition period in Messrs. Jacobs and Harik’s NEO Agreement for up to an additional 12 months and in Mr. Anderson’s NEO Agreement for up to an additional 18 months; provided, however, that, in the case of Messrs. Harik and Anderson, we continue to pay the applicable NEO’s base salary as in effect on the date of termination during each month of the extended non-competition period, and, in the case of Mr. Jacobs, we continue to pay him an amount equal to one-twelfth of the Non-Compete Payment during each month of the extended non-compete period. The extended non-compete payments for Messrs. Harik and Anderson will be offset by any monies the applicable NEO earns from any other work during such period. Our right to extend the non-compete for each NEO lapses upon a change of control.
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EQUITY COMPENSATION PLAN INFORMATION
The following table gives information as of December 31, 2022, with respect to the company’s compensation plans, under which equity securities are authorized for issuance.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,446,708(1)	—	6,628,280(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,446,708	—	6,628,280

(1)
Consists of 3,446,708 RSUs and PSUs granted under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan.

(2)
Includes 5,007,389 securities available for issuance under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan and 1,620,891 securities available for issuance under the XPO Logistics, Inc. Employee Stock Purchase Plan.

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DELINQUENT SECTION 16(a)
REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires that XPO’s directors, executive officers, chief accounting officer and persons who beneficially own 10% or more of XPO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To XPO’s knowledge, based solely on a review of the copies of such reports furnished to XPO and written representations that no other reports were required, during the year ended December 31, 2022, all such filing requirements applicable to XPO’s directors, executive officers, chief accounting officer and greater than 10% beneficial owners were complied with, except that each of Ravi Tulsyan and Christopher Brown filed one late report for one transaction.
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AUDIT-RELATED MATTERS
AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.
The Audit Committee (“we” in this Audit Committee Report) currently consists of Mr. Aiken (chair), Mr. Jesselson and Ms. Moshouris.
The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of NYSE, our Audit Committee charter, and the independence standards set forth in the XPO, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Aiken qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and XPO’s independent registered public accounting firm (“KPMG” or the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.xpo.com.
In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include, among others, oversight of: (i) XPO’s accounting and financial reporting processes, including the company’s systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of XPO’s financial statements, (iii) XPO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of XPO’s outside auditors, and (v) the performance of XPO’s outside auditors and internal audit function. Management is responsible for XPO’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of XPO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of XPO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services, and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and our outside auditor KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and reviewed a letter from KPMG disclosing such matters.
KPMG also provided us with the written disclosures and letter required by applicable requirements of the PCAOB regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to XPO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.
Based on our review and discussion of XPO’s audited consolidated financial statements with management and KPMG, and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above, and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in XPO’s 2022 Form 10-K, for filing with the SEC.
AUDIT COMMITTEE:
Jason Aiken, chair
Michael Jesselson, member
Irene Moshouris, member (since November 1, 2022)
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POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY THE OUTSIDE AUDITORS
The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chairman the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2022 and 2021, and the fees paid for such services.
SERVICES PROVIDED BY THE OUTSIDE AUDITORS
As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee appointed KPMG to serve as our independent registered public accounting firm for fiscal year 2023 on April 12, 2023.
The following table shows the fees for audit and other services provided by KPMG for fiscal years 2022 and 2021.
Fee Category	2022	2021
Audit Fees	$6,963,000	$5,306,000
Audit-Related Fees	3,386,200	4,815,197
Tax Fees	11,213	5,893
All Other Fees	—	—
Total Fees	$10,360,413	$10,127,090

Audit Fees. This category includes fees for professional services rendered by KPMG for 2022 and 2021, for the audits of our financial statements included in our 2022 Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include comfort letter fees for 2022.
Audit-Related Fees. The 2022 and 2021 fees include transaction-related carve-out audit and other audit-related services.
Tax Fees. This category includes fees billed for professional services rendered by KPMG in connection with general tax consulting services in 2022 and 2021.
All Other Fees. This category represents fees for all other services or products provided and not covered by the categories above. There were no such fees for 2022 and 2021.
73	© 2023 XPO, Inc.

QUESTIONS AND ANSWERS
ABOUT OUR ANNUAL MEETING
This Proxy Statement sets forth information relating to the solicitation of proxies by XPO’s Board of Directors in connection with our Annual Meeting or any adjournment or postponement thereof. This Proxy Statement is being furnished by our Board for use at the Annual Meeting to be held on May 17, 2023 at 10:00 a.m. Eastern Time. The meeting will be held exclusively as a live webcast. You can access the meeting at meetnow.global/MU5KPDC. You are required to have a control number to access the Annual Meeting. Please follow the instructions below to receive your control number.
This Proxy Statement and form of proxy are first being mailed on or about April 20, 2023, to our stockholders of record as of the close of business on March 31, 2023 (the “Record Date”).
The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.
What items of business will be voted on at the Annual Meeting?
We expect that the business put forth for a vote at the Annual Meeting will be as follows:
■
To elect nine (9) members of our Board of Directors for a term to expire at the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

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To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2023 (Proposal 2);

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To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (Proposal 3);

■
To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Senior management of XPO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.
Who can attend and vote at the Annual Meeting?
You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if, as of the close of business on March 31, 2023, the Record Date, you were a holder of record of our common stock.
We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. You can access the Annual Meeting at meetnow.global/MU5KPDC. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Thursday, May 11, 2023. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to meetnow.global/MU5KPDC and enter your control number.
Can I ask questions during the Annual Meeting?
The virtual Annual Meeting format allows stockholders to communicate with XPO during the Annual Meeting so they can ask questions of XPO’s management and Board of Directors, as appropriate. Stockholders (or their proxy holders) may submit questions for the Annual Meeting’s question and answer session in advance by logging on to the meeting website at meetnow.global/MU5KPDC. You will need the control number on your proxy card or confirmation email from Computershare in order to submit a question. Click on the “Q&A” icon in the top right corner of the screen and submit your question. You may provide your name, address and organization, and, if applicable, the specific proposal to which your question relates. Questions can be submitted in advance of the Annual Meeting beginning at 9:00 a.m. Eastern Time on May 15, 2023. Questions may also be submitted during the Annual Meeting through the meeting website. We will answer as many questions during the meeting as time will allow and will group questions together where appropriate. We reserve the right to exclude questions regarding topics that are not pertinent to the Annual Meeting matters or company business or are inappropriate.
74	© 2023 XPO, Inc.

What if I have trouble accessing the Annual Meeting virtually?
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting. We encourage you to access the meeting prior to the start time. Should you need further assistance prior to or during the meeting, you may call 1-888-724-2416.
How many shares of XPO common stock must be present to conduct business at the Annual Meeting?
As of the Record Date, there were 115,750,166 shares of common stock issued and outstanding, with each share entitled to one vote on each matter to come before the Annual Meeting. Therefore, 115,750,166 votes are eligible to be cast at the Annual Meeting.
A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding and entitled to vote is necessary for each of the proposals to be presented at the Annual Meeting. Accordingly, holders of shares of our common stock representing 57,875,084 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be counted toward the quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.
What are my voting choices?
With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more of such nominees. With respect to the other proposals to be considered at the Annual Meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal. If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.
What vote is required to approve the proposals being considered at the Annual Meeting?
■
Proposal 1: Election of nine (9) directors. The election of each of the nine (9) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board of Directors. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.
■
Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. Abstentions are not considered votes cast for purposes of tabulation and will have no effect on the proposed ratification of KPMG. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.

■
Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board of Directors. Although it is non-binding, our Board and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.

Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the advisory vote to approve executive compensation.
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In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock.
How does the Board of Directors recommend that I vote?
Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this Proxy Statement, “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023, and “FOR” the advisory approval of the resolution to approve executive compensation.
What do I need to do now?
We urge you to read this Proxy Statement carefully, then vote via internet or by telephone by following the instructions on the proxy card, or mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares of our common stock can be voted at the Annual Meeting.
How do I cast my vote?
Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare Trust Company, N.A., and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via internet or by telephone by following the instructions provided on the proxy card, or mail your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via internet or by telephone must be received by 1:00 a.m. Eastern Time on May 17, 2023. Please see the proxy card provided to you for instructions on how to submit your proxy via internet or by telephone. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.
Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.
What is the deadline to vote?
If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted prior to the Annual Meeting via internet or by telephone must be received by 1:00 a.m. Eastern Time on May 17, 2023.
If you are the beneficial owner of shares of our common stock, please follow the voting instructions provided by your broker, trustee or other nominee.
What happens if I do not respond, or if I respond and fail to indicate my voting preference, or if I abstain from voting?
If you fail to vote via internet or by telephone as indicated on your proxy card, or fail to properly sign, date and return your proxy card, your shares will not be counted towards establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy.
Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the nine nominees for director named in “Proposal 1 — Election of Directors,” “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023, and “FOR” the advisory approval of the resolution to approve executive compensation.
If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will my broker or other nominee vote my shares for me?
You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder’s shares on non-routine or contested matters). Shares not voted by a broker or other nominee, because they did not receive specific voting instructions from the stockholder on one or more proposals, are referred to as “broker non-votes.”
We expect that when the NYSE determines whether each of the three proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only “Proposal 2 — Ratification of the Appointment of KPMG LLP as Our Independent Registered Public
76	© 2023 XPO, Inc.

Accounting Firm for Fiscal Year 2023” will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” by following the instructions provided to you by your broker or other nominee.
What if I want to change my vote?
Whether you attend the Annual Meeting or not, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail, or by attending the Annual Meeting virtually and voting. Please note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy, unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to Corporate Secretary, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831 prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.
How will the persons named as proxies vote?
If you are a registered stockholder (i.e., if you hold your shares of our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., and not through a broker, bank or other nominee that holds shares for your account in “street name”) and you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.
Where can I find the results of the voting?
We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting. The Current Report on Form 8-K will also be available on our website, www.xpo.com.
Who will pay for the cost of soliciting proxies?
The company will pay for the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the Annual Meeting and have agreed to pay them approximately $15,000 plus their expenses for providing such services. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of shares of our common stock held through them as of the Record Date. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise.
What is “householding” and how does it affect me?
In cases where multiple company stockholders share the same address, and the shares are held through a bank, broker or other holder of record in a street-name account, only one copy of our proxy materials will be delivered to that address unless a stockholder at that address requests otherwise. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record, or by sending a written request to Investor Relations, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831, or by contacting Investor Relations by email at investors@xpo.com. The voting instruction form sent to a street-name stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference. Similarly, if you currently receive separate copies of our proxy materials but which to participate in householding, please contact us through the method described above.
Can I obtain an electronic copy of the company’s proxy materials?
Yes, this Proxy Statement and our 2022 Annual Report are available on the internet at www.edocumentview.com/XPO.
77	© 2023 XPO, Inc.

PROPOSALS TO BE PRESENTED
AT THE ANNUAL MEETING
Proposal 1: Election of Directors
Our Board of Directors has nominated for election at the Annual Meeting each of the following persons to serve until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified:
Brad Jacobs
Jason Aiken
Bella Allaire
Wes Frye
Mario Harik
Michael Jesselson
Allison Landry
Irene Moshouris
Johnny C. Taylor, Jr.
Mr. Jacobs, Mr. Aiken, Mr. Jesselson, Ms. Landry and Mr. Taylor were elected as directors by our stockholders at our 2022 Annual Meeting of Stockholders. As a result of the RXO spin-off, three of our directors resigned from the XPO Board and became directors of RXO. To fill the vacancies, the Board engaged an independent third party to conduct a search to find highly qualified candidates who bring relevant experience and diverse perspectives to the Board. Ms. Allaire and Mr. Moshouris were identified as such candidates and, upon the recommendation of the Nominating, Corporate Governance and Sustainability Committee, appointed directors by the Board on November 1, 2022. Also on November 1, 2022, Mr. Harik became a director and the CEO of the company. On March 8, 2023, upon the recommendation of the executive chairman and the Nominating, Corporate Governance and Sustainability Committee, the Board appointed Mr. Frye as a director of the company. Information about the nominees is set forth above under the heading Board of Directors and Corporate Governance — Directors.
In the event that any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.
REQUIRED VOTE
The election of each of the nine (9) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock. If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above to our Board of Directors.
78	© 2023 XPO, Inc.

Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2023
The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ending December 31, 2023. KPMG has served in this capacity since 2011.
We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.
Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.
REQUIRED VOTE
Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the annual meeting at which a quorum is present.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023.
79	© 2023 XPO, Inc.

Proposal 3: Advisory Vote to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders of XPO, Inc. (the “company”) hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company’s 2023 Annual Meeting of Stockholders.”
We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail under the heading Executive Compensation —  Compensation Discussion and Analysis, we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.
This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.
At the 2018 Annual Meeting of Stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. This frequency will continue until the next required non-binding, advisory vote is held on the frequency of advisory votes on executive compensation in 2024, as per the SEC rules.
REQUIRED VOTE
Approval of this advisory resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the annual meeting at which a quorum is present.
RECOMMENDATION
Our Board of Directors recommends a vote “FOR” approval of the advisory resolution to approve executive compensation set forth above.
OTHER MATTERS
We do not expect that any matter other than the foregoing proposals will be brought before the Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment.
80	© 2023 XPO, Inc.

ADDITIONAL INFORMATION
AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
If you would like to receive a copy of our 2022 Annual Report or this Proxy Statement, please contact us at Investor Relations, XPO, Inc., Five American Lane, Greenwich, Connecticut 06831 or by email at investors@xpo.com, and we will send a copy to you without charge.
A NOTE ABOUT OUR WEBSITE
Although we include references to our website, www.xpo.com, and certain additional third-party websites, throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.
We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.
81	© 2023 XPO, Inc.

ANNEX A—
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
Unaudited
$ in millions
	Years Ended December 31,
	2022	2021	2020
Income (loss) from continuing operations	$184	$96	$(110)
Debt extinguishment loss	39	54	—
Interest expense	135	211	308
Income tax provision (benefit)	74	11	(54)
Depreciation and amortization expense	392	385	378
Goodwill impairment(1)	64	—	—
Transaction and integration costs	58	36	67
Restructuring costs	50	19	22
Other	1	—	(2)
Adjusted EBITDA	$997	$812	$609

(1)
The goodwill impairment relates to the European Transportation reportable segment

CONSOLIDATED RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS AND ADJUSTED DILUTED EARNINGS FROM CONTINUING OPERATIONS PER SHARE (“ADJUSTED DILUTED EPS”)
Unaudited
$ in millions, except per share data
	Years Ended December 31,
	2022	2021
Net income from continuing operations attributable to common shareholders	$184	$96
Debt extinguishment loss	39	54
Unrealized loss on foreign currency option and forward contracts	—	1
Amortization of acquisition-related intangible assets	54	55
ABL amendment cost	—	1
Goodwill impairment(1)	64	—
Transaction and integration costs	58	36
Restructuring costs	50	19
Income tax associated with the adjustments above	(41)	(35)
Discrete and other tax-related adjustments	—	(5)
Adjusted net income from continuing operations attributable to common shareholders	$408	$222
Adjusted diluted earnings from continuing operations per share	$3.53	$1.94
Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	116	114

(1)
The goodwill impairment relates to the European Transportation reportable segment.

82	© 2023 XPO, Inc.

CONSOLIDATED RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS TO FREE CASH FLOW
Unaudited
$ in millions
	Years Ended December 31,
	2022	2021
Net cash provided by operating activities from continuing operations	$824	$490
Payment for purchases of property and equipment	(521)	(269)
Proceeds from sales of property and equipment	88	131
Free cash flow	$391	$352

CONSOLIDATED RECONCILIATION OF NET LEVERAGE AND NET DEBT
Unaudited
$ in millions
	December 31, 2022	March 31, 2022 As Reported(1)	December 31, 2021 As Reported(1)
Reconciliation of Net Debt
Total debt	$2,532	$3,559	$3,572
Less: Cash and cash equivalents	460	1,004	260
Net debt	$2,072	$2,555	$3,312

	Year Ended December 31, 2022	Three Months Ended March 31, 2022 As Reported(1)	Year Ended December 31, 2021 As Reported(1)
Reconciliation of Net Leverage
Net debt	$2,072	$2,555	$3,312
Trailing twelve months adjusted EBITDA	$997	$1,281	$1,239
Net leverage	2.1x	2.0x	2.7x
	Trailing Twelve Months Ended March 31,	Three Months Ended March 31,	Twelve Months Ended December 31,	Three Months Ended March 31,
	2022(1)	2022(1)	2021(1)	2021(1)
Reconciliation of Income from Continuing Operations to Adjusted EBITDA
Income from continuing operations	$749	$489	$323	$63
Debt extinguishment loss	46	—	54	8
Interest expense	183	37	211	65
Income tax provision	181	113	87	19
Depreciation and amortization expense	473	116	476	119
Unrealized (gain) loss on foreign currency option and forward contracts	2	—	1	(1)
Gain on sale of business	(450)	(450)	—	—
Litigation settlements	31	—	31	—
Transaction and integration costs	42	10	37	5
Restructuring costs	24	6	19	1
Adjusted EBITDA	$1,281	$321	$1,239	$279

(1)
Represents amounts previously reported for the periods presented, prior to RXO spin-off

83	© 2023 XPO, Inc.

RECONCILIATION OF CONSTANT CURRENCY REVENUE FOR EUROPEAN TRANSPORTATION SEGMENT
Unaudited
$ in millions
	Years Ended December 31,
	2022	2021
Revenue	$3,073	$3,077
Foreign exchange rates	379	—
Constant currency revenue	$3,452	$3,077
Constant currency revenue growth(1)	12.2%

(1)
Constant currency revenue growth is calculated as the relative change in year-over-year constant currency revenue, expressed as a percentage of 2021 constant currency revenue

RECONCILIATION OF NORTH AMERICAN LTL SEGMENT ADJUSTED OPERATING RATIO AND ADJUSTED EBITDA
Unaudited
$ in millions
	Years Ended December 31,
	2022	2021
Revenue (excluding fuel surcharge revenue)	$3,631	$3,493
Fuel surcharge revenue	1,014	632
Revenue	4,645	4,125
Salaries, wages and employee benefits	2,079	1,909
Purchased transportation	499	452
Fuel and fuel-related taxes	424	282
Other operating expenses	601	556
Depreciation and amortization	239	227
Rents and leases	92	79
Transaction and integration costs	3	1
Restructuring costs	5	—
Operating income	703	619
Operating ratio(1)	84.9%	85.0%
Other income(2)	60	58
Amortization expense	34	34
Transaction and integration costs	3	1
Restructuring costs	5	—
Adjusted operating income	$805	$712
Adjusted operating ratio(3)	82.7%	82.7%
Depreciation expense	205	193
Other	2	1
Adjusted EBITDA(4)	$1,012	$906
Gains on real estate transactions	(55)	(62)
Adjusted EBITDA, excluding gains on real estate transactions	$957	$844
Adjusted operating income, excluding gains on real estate transactions	$750	$650
Adjusted operating ratio, excluding gains on real estate transactions(3)	83.9%	84.3%

The above table reflects the results of our North American LTL segment as reported in our 2022 Form 10-K, we subsequently filed a Current Report on Form 8-K on April 11, 2023 that recast these amounts to reflect incremental Corporate costs. Please see the following table for further information
Effective in the fourth quarter 2022, the financial results of the company’s trailer manufacturing operations are reported in the North American LTL segment and prior period results have been recast to reflect the current presentation
(1)
Operating ratio is calculated as (1 – (operating income divided by revenue))

(2)
Other income primarily consists of pension income

(3)
Adjusted operating ratio is calculated as (1 – (adjusted operating income divided by revenue)); adjusted operating margin is the inverse of adjusted operating ratio

(4)
Adjusted EBITDA is used by the company’s chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280

84	© 2023 XPO, Inc.

RECONCILIATION OF NORTH AMERICAN LTL SEGMENT ADJUSTED OPERATING RATIO AND ADJUSTED EBITDA REFLECTING INCREMENTAL CORPORATE COSTS
Unaudited
$ in millions
	Years Ended December 31,
	2022	2021
Revenue (excluding fuel surcharge revenue)	$3,631	$3,493
Fuel surcharge revenue	1,014	632
Revenue	4,645	4,125
Salaries, wages and employee benefits	2,176	2,028
Purchased transportation	499	452
Fuel, operating expenses and supplies(1)	983	782
Operating taxes and licenses	48	44
Insurance and claims	123	113
Gains on sales of property and equipment	(54)	(61)
Depreciation and amortization	239	227
Transaction and integration costs	3	1
Restructuring costs	5	—
Operating income	623	539
Operating ratio(2)	86.6%	86.9%
Other income	1	—
Amortization expense	34	34
Transaction and integration costs	3	1
Restructuring costs	5	—
Gains on real estate transactions	(55)	(62)
Adjusted operating income	$611	$512
Adjusted operating ratio(3)	86.8%	87.6%
Depreciation expense	205	193
Pension income	59	58
Gains on real estate transactions	55	62
Other	2	1
Adjusted EBITDA(4)	$932	$826
Adjusted EBITDA Margin(5)	20.1%	20.0%

Effective in the first quarter of 2023, XPO began allocating incremental Corporate costs to its North American LTL segment. The above table reflects a recast of our previously reported results to reflect incremental allocations of approximately $80 million annually.
(1)
Fuel, operating expenses and supplies includes fuel-related taxes

(2)
Operating ratio is calculated as (1 – (operating income divided by revenue))

(3)
Adjusted operating ratio is calculated as (1 – (adjusted operating income divided by revenue)); adjusted operating margin is the inverse of adjusted operating ratio

(4)
Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280

(5)
Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue

85	© 2023 XPO, Inc.

NORTH AMERICAN LTL SEGMENT RETURN ON INVESTED CAPITAL
Unaudited
$ in millions
Year Ended
Select income statement items	December 31, 2022
Adjusted EBITDA	$1,012
(-) Corporate costs(1)	80
(-) Depreciation	205
(-) Pension income	59
(-) Real estate gains	55
(+) Operating lease interest(2)	12
(-) Cash taxes(3)	83
Net operating profit after tax (NOPAT)	$542

As of December 31,
Select balance sheet items	2022
Total assets (excluding intercompany and investment in affiliates)	$3,288
(-) Cash	(5)
(-) Goodwill and intangibles	1,024
Operating assets	2,269
Total liabilities (excluding intercompany)	1,119
(-) Short-term debt	18
(-) Operating lease liabilities	417
(-) Long-term debt	27
Non-debt liabilities	657
Invested capital	$1,612
Return on invested capital	34%

(1)
Effective in the first quarter of 2023, XPO began allocating incremental Corporate costs to its North American LTL segment. The return on invested capital calculation reflects these incremental allocations of approximately $80 million annually

(2)
Operating lease interest is calculated as period end operating lease assets multiplied by XPO’s incremental borrowing rate, net of tax

(3)
Cash taxes is calculated as the ratio of the North American LTL segment’s adjusted EBITDA, excluding real estate gains, to XPO adjusted EBITDA, multiplied by XPO’s cash paid for taxes

86	© 2023 XPO, Inc.

NON-GAAP FINANCIAL MEASURES
As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this Proxy Statement to the most directly comparable measure under GAAP, which are set forth in the financial tables above.
XPO’s non-GAAP financial measures used in this Proxy Statement include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); free cash flow; adjusted net income from continuing operations attributable to common shareholders and adjusted earnings per share from continuing operations (diluted) (“adjusted EPS”) on a consolidated basis.
We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs and restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.
We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American Less-Than-Truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration and restructuring costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables.
With respect to our full year 2021 financial target for adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.
FORWARD-LOOKING STATEMENTS
This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include our ability to achieve the expected benefits of RXO spin-off, the risks discussed in our filings with the SEC, and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers, and warehouses and other network facilities, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North
87	© 2023 XPO, Inc.

American LTL business; our ability to benefit from a sale or other divestiture of one or more business units; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks, wars or similar incidents, including the conflict between Russia and Ukraine and increased tensions between Taiwan and China; the impact of the prior spin-offs of GXO and RXO on the size and business diversity of our company; the ability of the spin-off of a business unit to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters; litigation; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; the impact of potential sales of common stock by our chairman; governmental regulation, including trade compliance laws, as well as changes in international trade policies, sanctions and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.
All forward-looking statements set forth in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this Proxy Statement speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.
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ANNEX B—
ESG SCORECARD—2022 DELIVERABLES
AND ACHIEVEMENTS

ESG INITIATIVE	2022 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
1	WORKFORCE / TALENT
1	Average Job Satisfaction Score: Aggregate of all XPO engagement surveys conducted within the year, measured on a 1-10 scale	≥ 7.0	2.3	Surpassed goal
2	Average Job Satisfaction Score: Annual Hourly LTL Engagement Survey (North America), measured on a 1-10 scale	Prior year +10 basis points or ≥ 7.0	2.3	Surpassed goal
3	Global Retention Rate of High Performers: Annualized rate based on performance management process, among the professional population	≥ 85%	2.3	Surpassed goal
4	Succession Planning: For designated levels globally	All vice presidents and above have a succession plan	2.3	Met goal
5	Annualized Voluntary Turnover Rate: North American LTL drivers, excluding retirees	Reduction of three percentage points versus prior year	0.0	Improved consecutively each quarter, but fell short of a 3% improvement year-over-year
6	Employee Training Hours: Number of hours completed by employees per year globally, tracked via time-keeping system and XPO University	600,000	2.3	Surpassed goal
7	Employee Training Courses: Number of courses completed by employees per year globally, tracked via XPO University	700,000	2.3	Surpassed goal
8	Performance Goals for Salaried Employees: As defined and tracked for eligible salaried employees	≥ 80% of eligible employees	2.3	Surpassed goal
89	© 2023 XPO, Inc.

ESG INITIATIVE	2022 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
2	EMPLOYEE AND COMMUNITY SAFETY
9	US DOT-Recordable Preventable Accident Frequency Rate: North American managed transportation (when holding number of miles driven constant to full-year 2020)	+ 3% improvement over prior year	2.3	Surpassed goal (measured through Q3, the pre-spin-off period)
10	Lost Workday Rate: North American transportation	< 62	2.3	Surpassed goal (measured through Q3, the pre-spin-off period)
11	US DOT-Recordable Accident Frequency Rate: North American LTL (when holding number of miles driven constant to full-year 2021)	+ 2% improvement over prior year	2.3	Surpassed goal
12	Total Recordable Incident Rate (TRIR): North American transportation	< 1.00	2.3	Surpassed goal (measured through Q3, the pre-spin-off period)
13	Million Mile Driver Achievement Awards: North American LTL	≥ 250 awards for achieving 1 million to 3 million miles driven without a preventable accident	2.3	Surpassed goal slightly
14	Lost Workday Rate: North American transportation	+ 2% improvement over prior year	0.0	Improved on a quarterly basis, but not enough to meet the full-year target (measured through Q3, the pre-spin-off period)
15	Driver Training School Graduates: North American LTL	≥ 500 employees graduate from our driver schools and earn their CDL	2.3	Surpassed goal
16	Lost Time Incident Rate in Europe: Number of workplace incidents resulting in employees losing time from work (excluding the day of the incident) / total hours worked x 200,000	Minimum 5% improvement from prior year	2.3	Met goal
17	Registered Additional Training Hours in Europe: Hours outside of mandatory and on-boarding trainings (i.e., qualifying training hours covering health, safety and security matters	Minimum of three hours or more per employee	2.3	Met goal
18	Safety Actions Completion Rate in Europe: Preventive or corrective actions completed, measured by number of actionable safety cards	Minimum of 60% of safety cards completed/closed	2.3	Surpassed goal
19	Crash Rate in Europe: Preventable accidents per 1,000,000 kilometers driven (includes all preventable incidents reported to insurance/third party claims)	Minimum of 5% improvement from prior year	2.3	Surpassed goal
20	Health Safety Audits in Europe: Audits to be conducted across all European sites over a span of two years	Minimum of 50% of sites audited	2.3	Surpassed goal
90	© 2023 XPO, Inc.

ESG INITIATIVE	2022 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
3	DIVERSITY, EQUITY AND INCLUSION
21	Diversity in Hiring: Overall annual percentage of diverse US employee hires	≥ 50%	2.3	Surpassed goal
22	Diversity in Management: Expansion of women pipeline for managerial positions	Cumulative growth of ≥10% from 2020	2.3	Surpassed goal
23	Diversity in Management: Expansion of ethnic and/or racial groups’ pipeline for managerial positions	Cumulative growth of ≥10% from 2020	2.3	Surpassed goal
24	Diversity in Graduate Programs: Percentage of diverse Graduate Program hires globally	≥ 50%	2.3	Surpassed goal
25	Female Representation in Graded Positions in Europe: Number of females in graded positions as a percentage of the total graded XPO population	Increase representation to minimum 42.2%	0.0	Missed goal by a narrow margin of 0.1%
26	European Diversity Recruitment Strategy and Process: Director level and above	Diversity/sensitivity training attended by entire European leadership team	2.3	European leadership team training was completed on November 29, 2022
27	HRC Corporate Equality Index	Score of at least 80 to 85 out of 100	2.3	Met goal Scored 85, at high end of range
4	INFORMATION SECURITY
28	Information Security Compliance and Training: Compliance with information security policy and related training mandates for eligible employees with access to email	75% to 85% compliance	2.3	Surpassed goal range
29	Information Security Benchmark Assessment: Annual independent third-party information security health check/benchmark assessment	Score within the top two quartiles and supersede the average for the industry	2.3	Met goal Compared to transportation peers, XPO is comfortably in the upper quartile
30	Efficacy in Blocking Email Threats: Percent blocked containing malicious attachments	≥ 95%	2.3	Met goal Maintained over 99% throughout year
31	Target Mean Time to Resolve (MTTR): Industry average 1.85 days	Maintain MTTR below industry average	2.3	Met goal MTTR was usually less than one day
32	Impact of Security Breaches on Customers	No security breaches that could impact at least 25% of customers	2.3	Surpassed goal
91	© 2023 XPO, Inc.

ESG INITIATIVE	2022 TARGET	ACHIEVED?	# POINTS EARNED	COMMENTS
5	ENVIRONMENT AND SUSTAINABILITY
33	Fuel Efficiency Improvement: North American managed transportation	Maintain 7.1 miles per gallon or higher by year-end	2.3	Surpassed goal (measured through Q3, the pre-spin-off period)
34	Registration as a Smartway* Approved Carrier Partner: Helps to maintain “gold standard” in fuel efficiency and emissions	Maintain partnership	2.3	Met goal (measured through Q3, the pre-spin-off period)
35	LTL Fuel Efficiency: Annual average improvement in miles per gallon (mpg) for drivers in North America	Maintain flat efficiency relative to the same quarter of prior year	0.0	Narrowly missed by 0.02 mpg due to fuel additive, which accounts for an average mpg loss of 0.5
36	Annual Tractor Replacement Rate: North American LTL	Replace at least 450 tractors with newer units, emitting less nitrogen oxide	2.3	Surpassed goal
37	Average Tractors Age: North American managed transportation	2.5 years	0.0	Missed due to ongoing supply chain constraints that cause delays in getting new tractor orders filled (measured through Q3, the pre-spin-off period)
38	Carbon Emissions Reduction by Equipment Usage: Percentage of fleet supplied with carbon reducing equipment (i.e., trailer side skirts, engine and transmission upgrades)	At least 3% increase in tractors with carbon-reducing equipment versus prior year	2.3	Surpassed goal
39	Load Factor Change Rate: North American LTL	At minimum, maintain prior year achievement level	0.0
Missed due to: (i) some internal
initiatives that improved service but decreased load factor; (ii) a strategic decision to reduce reliance on high-cost third-party linehaul providers and instead utilize XPO equipment; and (iii) lower tonnage levels in 2H 2022 resulting from macroeconomic pressure on industrywide shipping demand

40	CO2 Emissions Control in Europe: Includes machinery equipment, installations, and road truck emissions	Minimum 5% improvement from prior year	2.3	Surpassed goal
41	LTL Trailer Recycle Rate: Percentage of retired LTL trailers that are recycled in North America	Pre-2016 trailers: ≥ 95% 2016+trailers: ≥ 85%	2.3	Met goal
6	CORPORATE GOVERNANCE
42	Compliance Course Completion Rate: Completion of mandatory compliance training courses on an annual basis (e.g., diversity and inclusion, sexual harassment, anti-discrimination, etc.)	≥ 85%	2.3	Surpassed goal
43	Board of Directors’ oversight of ESG matters	Review, calibration and approval of annual ESG goals and/or ESG goal revisions	2.3	Met goal
92	© 2023 XPO, Inc.

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2023 Annual Meeting of Stockholders Proxy Card

A Proposals

The Board of Directors recommends a vote FOR all director nominees listed below.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Brad Jacobs	☐	☐	☐	02 - Jason Aiken	☐	☐	☐	03 - Bella Allaire	☐	☐	☐
04 - Wes Frye	☐	☐	☐	05 - Mario Harik	☐	☐	☐	06 - Michael Jesselson	☐	☐	☐
07 - Allison Landry	☐	☐	☐	08 - Irene Moshouris	☐	☐	☐	09 - Johnny C. Taylor, Jr.	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023.	☐	☐	☐	3. Advisory vote to approve executive compensation.	☐	☐	☐

1 U P X

03S97D

–You may vote online or by phone instead of mailing this card.OnlineGo to www.envisionreports.com/XPO or scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+ 1.Election of Directors:01 - Brad Jacobs 04 - Wes Frye07 - Allison Landry For AbstainFor02 - Jason Aiken 05 - Mario Harik08 - Irene Moshouris Abstain 03 - Bella Allaire06 - Michael Jesselson 09 - Johnny C. Taylor, Jr. For Abstain 2.Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023. For Abstain 3.Advisory vote to approve executive compensation. For Abstain

03S97D 1 U P X+ YOUR VOTE IS IMPORTANTRegardless of whether you plan to attend the Annual Meeting of Stockholders,you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.The 2023 Annual Meeting of Stockholders of XPO, Inc. will be held onMay 17, 2023 at 10:00 a.m. Eastern Time, virtually via the internet at meetnow.global/MU5KPDC.To access the virtual meeting, you must have the control number that is printed in the shaded bar located on the reverse side of this form.Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2023:The Proxy Statement and our Annual Report on Form 10-K for theYear Ended on December 31, 2022 are available at www.edocumentview.com/XPOq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qPROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2023This Proxy is solicited on behalf of the Board of Directors of XPO, Inc.The undersigned hereby acknowledges receipt of the XPO, Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Brad Jacobs and Wendy Cassity, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of XPO, Inc. on Wednesday, May 17, 2023 held as a virtual meeting via webcast, and any postponement or adjournment thereof, and to vote on the matters indicated all shares of Common Stock, par value $0.001, that the undersigned would be entitled to vote if personally present. You can access the meeting at meetnow.global/MU5KPDC. You will need to enter your control number to access the meeting. The control number is located in the shaded area on the opposite side of this proxy card.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.PLEASE PROMPTLY COMPLETE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. Change of Address — Please print new address below.Comments — Please print your comments below.+